     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 1999

                                                      REGISTRATION NO. 333-59909
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                      CONLEY, CANITANO & ASSOCIATES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              OHIO                           34-1375019                           7373
(State or Other Jurisdiction of           (I.R.S. Employer            (Primary Standard Industrial
 Incorporation or Organization)        Identification Number)         Classification Code Number)

                            CCAI RENAISSANCE CENTRE
                             5800 LANDERBROOK DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
                           TELEPHONE: (440) 684-6600
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                 PAUL A. FARMER
                            CHIEF FINANCIAL OFFICER
                            CCAI RENAISSANCE CENTRE
                             5800 LANDERBROOK DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
                           TELEPHONE: (440) 684-6600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                               ------------------

                                   Copies to:

               DAVID P. PORTER, ESQ.                             ELLEN B. CORENSWET, ESQ.
            JONES, DAY, REAVIS & POGUE                             BABAK YAGHMAIE, ESQ.
         NORTH POINT, 901 LAKESIDE AVENUE                     BROBECK, PHLEGER & HARRISON LLP
               CLEVELAND, OHIO 44114                             1633 BROADWAY, 47TH FLOOR
                                                                 NEW YORK, NEW YORK 10019

                               ------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION DATED MARCH 1, 1999

PROSPECTUS
               , 1999

                                5,000,000 SHARES

                                   CCAI LOGO

                                  COMMON STOCK

     Of the 5,000,000 shares (the "Shares") of common stock, no par value (the "Common Stock"), being offered hereby (the "Offering"), 4,000,000 shares are being sold by Conley, Canitano & Associates, Inc. ("CCAi" or the "Company") and 1,000,000 shares are being sold by certain shareholders (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

     Prior to the Offering, there has been no public market for the Shares. It is currently anticipated that the initial offering price will be between $10.00 and $12.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.

     The Company's Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "CCAI."

      SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


-----------------------------------------------------------------------------------------------------------------
                                          PRICE            UNDERWRITING          PROCEEDS          PROCEEDS TO
                                            TO            DISCOUNTS AND           TO THE           THE SELLING
                                          PUBLIC          COMMISSIONS(1)      COMPANY(2)(3)      SHAREHOLDERS(3)
-----------------------------------------------------------------------------------------------------------------
Per Share..........................         $                   $                   $                   $
Total (3)..........................         $                   $                   $                   $
-----------------------------------------------------------------------------------------------------------------


(1) See "Underwriting" for indemnification arrangements with the Underwriters.

(2) Before deducting expenses estimated at $1,500,000, payable by the Company.

(3) The Company and certain Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to an aggregate of 750,000 additional shares at the Price to Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to the Selling
    Shareholders will be $       , $       , $       and $       , respectively.
    See "Principal and Selling Shareholders" and "Underwriting."

     The Shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the Shares will be made in New York, New York, on or
about        , 1999.

DONALDSON, LUFKIN & JENRETTE

                 BANCBOSTON ROBERTSON STEPHENS

                                           LEHMAN BROTHERS

                                                       MCDONALD INVESTMENTS INC.
             The undersigned is facilitating Internet distribution.

                                 DLJDIRECT INC.

                              [INSIDE FRONT COVER]

[Description of graphics: In the top left corner appears the Company's logo. In the top right corner appears a picture of the Company's headquarters with a description labeled "Conley-Canitano High Technology Headquarters."]

[STYLIZED TEXT]: "Harnessing the Power of Information Technology"

[TEXT]: "Empowered by a seasoned crew of IT consultants with a blend of functional and technical experience, Conley-Canitano provides rapid Enterprise Resource Planning implementation services and a comprehensive range of related services demanded by middle market organizations."

[STYLIZED TEXT]: "Company of Employees"

[STYLIZED TEXT]: "Extensive Experience"

[STYLIZED TEXT]: "Rapid ERP Implementations"

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     This Prospectus includes forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. The words "believe," "expect," "anticipate," "project" and similar expressions identify forward-looking statements. These forward-looking statements speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
                            ------------------------

     CCAi and FIRM are trademarks of the Company. This Prospectus also includes names, trademarks, service marks and registered trademarks and service marks of companies other than the Company.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the financial statements and Notes thereto included elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 8. Unless otherwise indicated, all information contained in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option and (ii) reflects the conversion of all of the outstanding shares of the Company's Convertible Preferred Stock, $0.01 par value per share (the "Convertible Preferred Stock") into 2,504,000 shares of Common Stock and 250,400 shares of Series A Redeemable Preferred Stock, $0.01 par value per share (the "Redeemable Preferred Stock"), all to be effected immediately prior to the consummation of the Offering. Unless otherwise indicated, the terms "Company" and "CCAi" refer to Conley, Canitano & Associates, Inc.

                                  THE COMPANY

     CCAi is a leading provider of rapid implementations of Enterprise Resource Planning ("ERP") applications. CCAi also offers its clients a comprehensive range of related services, including post-implementation and platform independent services, such as network and Windows NT support, custom application development, mainframe and legacy application support, Year 2000 compliance and remote support. The Company's services are primarily targeted at middle market organizations, or divisions of larger organizations, with annual revenues between $50 million and $2.5 billion. The Company's rapid ERP implementation services enable its clients to reduce the length and risks of implementations, lower overall costs and achieve early realization of ERP-related benefits. The Company provides its services to clients across a broad spectrum of industries, including aerospace, automotive, chemical process, communications, consumer products, energy, financial and professional services, industrial, pharmaceutical and health care, publishing, retail, semiconductor and technology. CCAi's clients include Aluminum Company of America, BP America Inc., Brush Wellman Inc., Dow Chemical Co., Eaton Corporation, General Motors Corporation ("GM"), Goodyear Tire & Rubber Co., KeyCorp, Master Builders, Inc., OfficeMax, Inc. and Rockwell Semiconductor Systems, Inc.

     CCAi has established strategic relationships with leading software application vendors, hardware vendors and other information technology ("IT") service providers, including multinational consulting firms. For example, the Company has a relationship with SAP America, Inc. ("SAP") dating from 1989 and has been an SAP National Implementation Partner since 1994. In addition, the Company is a member of SAP's National Advisory Board and was involved in the development of SAP's Accelerated SAP methodology ("ASAP"), which has become an industry standard for rapid SAP implementations. In 1997, the Company became one of SAP's first ASAP Partners and has since become one of the first organizations to certify 100 consultants in the ASAP methodology. CCAi recently received the 1998 Partner Award of Excellence from SAP. Also, CCAi has been an Oracle Corporation ("Oracle") Alliance Member since 1997 and has recently been selected to become one of 26 Oracle Service Providers in the United States. The Company utilizes its own rapid implementation methodology, known as Fast Implementation Roadmap Methodology ("FIRM"), for Oracle ERP applications. In 1998, CCAi was named by Compaq Computer Corporation ("Compaq") as one of its first regional configuration support centers to provide rapid implementation and related services in connection with R/3PAQ, a preconfigured ERP solution jointly developed by Compaq and SAP. In addition, the Company has been an integral member of implementation teams managed by Andersen Consulting LLP ("Andersen Consulting"), Ernst & Young LLP ("Ernst & Young") and SAP.

     The successful implementation of ERP applications requires extensive resources, specific software expertise, end-user training and significant ongoing modifications to support an organization's evolving business processes. Organizations are increasingly using third-party service providers to implement ERP applications in order to reduce the length and risks of implementations, lower overall costs and achieve early realization of ERP-related benefits. According to AMR Research, Inc., a market research company, the worldwide market for ERP applications and services totaled approximately $15 billion in 1998 and is projected to grow to approximately $52 billion by 2002, representing a compound annual growth rate of approximately 37%. In addition, according to industry sources, for every dollar spent on ERP applications, four to six dollars are spent on ERP implementation and related services. The Company believes that a large portion of this market is represented by middle market organizations and that the need for third-party ERP implementation and related services is particularly acute among these organizations. Middle market organizations expect timely and substantial economic returns from their ERP investments and are particularly sensitive to the risk of cost overruns and delays associated with poorly managed ERP implementations. In addition, these organizations are under growing pressure from their Fortune 500 customers to rapidly implement compatible ERP applications.

     CCAi is a "company of employees" and has adopted a business model focused on establishing and maintaining long-term relationships with its employees. The Company believes, that in a resource constrained industry, it distinguishes itself from its competitors by recruiting and retaining consultants with both practical business and relevant IT experience, thereby enhancing the Company's ability to identify industry-specific business issues and develop practical IT solutions to address such issues. CCAi's consultants who perform ERP implementations generally have 10 to 15 years of business or IT experience, including three to five years of ERP implementation experience.

     The Company's objective is to be a leading provider of IT solutions to the middle market by continuing to deliver rapid ERP implementations and related services. CCAi intends to achieve this objective by (i) expanding its base of highly skilled employees and promoting an entrepreneurial culture; (ii) leveraging its existing strategic relationships and seeking new relationships with leading developers of complementary enterprise-wide applications; (iii) broadening its presence in targeted geographic regions; (iv) expanding its service offerings; and (v) pursuing strategic acquisitions. In April 1998, the Company completed the acquisition of Kelly-Levey & Associates, Inc. ("KLA"). In January 1999, the Company completed the acquisition of Bureau van Dijk Computer Services, Inc. ("BVD"). These acquisitions enabled the Company to acquire highly skilled ERP consultants, obtain additional recruiting and sales and marketing opportunities, gain ERP implementation expertise in the automotive, semiconductor and financial services industries and enhance its presence in the Atlanta, Cincinnati and San Diego markets. For a description of the consideration paid in these acquisitions, see "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Overview."

     The Company is an Ohio corporation formed in 1983 and maintains its principal executive office at the CCAi Renaissance Centre, 5800 Landerbrook Drive, Mayfield Heights, Ohio 44124. The Company's telephone number is (440) 684-6600.

                                  THE OFFERING

Common Stock offered by the Company.........................    4,000,000 shares
Common Stock offered by the Selling Shareholders............    1,000,000 shares
Common Stock to be outstanding after the Offering...........    13,626,950 shares (1)
Use of Proceeds.............................................    To repay indebtedness of
                                                                approximately $23.3 million, to
                                                                redeem all outstanding shares of
                                                                Redeemable Preferred Stock for
                                                                approximately $15.8 million and
                                                                for general corporate purposes,
                                                                including working capital. See
                                                                "Use of Proceeds."
Nasdaq National Market symbol...............................    CCAI

---------------


(1) Excludes (i) 64,734 shares of Common Stock subject to outstanding compensatory options as of December 31, 1998 issued in connection with the KLA acquisition (the "KLA Options"); (ii) 195,266 shares of Common Stock subject to outstanding warrants as of December 31, 1998 issued in connection with the KLA acquisition (the "KLA Warrants"); (iii) 360,600 shares of Common Stock subject to options outstanding under the Company's 1997 Equity and Performance Incentive Plan (the "1997 Equity and Performance Plan");
    (iv) 2,062,450 additional shares of Common Stock reserved for issuance under the 1997 Equity and Performance Plan; and (v) 500,000 additional shares of Common Stock reserved for issuance pursuant to the Company's Employee Stock Purchase Plan (the "Purchase Plan"). See "Management -- Employee Benefits Plans" and Notes 11 and 12 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA

                                                                     YEARS ENDED DECEMBER 31,
                                                 ----------------------------------------------------------------
                                                                                                       PRO FORMA
                                                    1995         1996         1997         1998         1998(1)
                                                                                                      (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME DATA:
  Revenues.....................................  $   11,107   $   17,994   $   32,218   $   50,505    $   67,500
  Cost of revenues.............................       6,985       10,978       19,222       30,462        41,548
  Gross profit.................................       4,122        7,016       12,996       20,043        25,952
  Income from operations.......................         380        1,135        3,706        4,491         4,779
  Net income (loss) per share (prior to
    accretion):
    Basic......................................  $     0.01   $     0.04   $     0.16   $     0.18    $     0.07
    Diluted....................................  $     0.01   $     0.04   $     0.15   $     0.18    $     0.07
  Net income (loss) per share:
    Basic......................................  $     0.01   $     0.04   $     0.15   $     0.14    $     0.03
    Diluted....................................  $     0.01   $     0.04   $     0.15   $     0.14    $     0.03
  Weighted average shares outstanding:
    Basic......................................  13,836,080   13,836,080   13,579,423   13,326,950    13,626,950
    Diluted....................................  14,098,649   14,098,649   13,841,992   13,589,519    13,889,519

                                                                          AS OF DECEMBER 31, 1998
                                                               ----------------------------------------------
                                                                 ACTUAL       PRO FORMA(2)       PRO FORMA
                                                                                                AS ADJUSTED
                                                                                               (UNAUDITED)(3)
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents................................     $    863         $ 1,210          $ 1,605
  Working capital..........................................        2,859           2,692            3,087
  Total assets.............................................       19,572          42,795           42,878
  Line of credit...........................................        5,500          23,275               --
  Redeemable securities....................................       18,427          18,427               --
  Total shareholders' equity (deficit).....................      (11,364)         (8,559)          33,226

---------------

(1) The pro forma statement of summary income data for the year ended December 31, 1998 is presented as if the acquisitions of KLA and BVD had been consummated as of January 1, 1998. See "Unaudited Pro Forma Statements of Operations Data" and Notes thereto.

(2) The pro forma balance sheet data as of December 31, 1998 is presented as if the acquisition of BVD had been completed on December 31, 1998.

(3) Pro forma as adjusted to give effect to (i) the acquisition of BVD as if it had been completed on December 31, 1998; (ii) the conversion of all outstanding shares of Convertible Preferred Stock into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock immediately prior to the consummation of the Offering; (iii) the sale of 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and Offering expenses payable by the Company; and (iv) the application of the estimated net proceeds of the Offering, including the redemption of the 250,400 shares of Redeemable Preferred Stock. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

     Dependence on SAP and Other Relationships. The Company has historically derived, and expects to continue to derive, a significant portion of its revenues from implementations of SAP's ERP applications and related services. For the years ended December 31, 1996, 1997 and 1998, approximately 69%, 75% and 80%, respectively, of CCAi's revenues were derived from engagements in which the Company implemented SAP applications. CCAi's future success depends largely on its continued relationship with SAP, including its continued status as an SAP National Implementation Partner and as an ASAP Partner. CCAi's status as an SAP National Implementation Partner is awarded by SAP on an annual basis pursuant to contract. To achieve such status, CCAi was required to demonstrate: (i) customer satisfaction with the Company's SAP-related services; (ii) expertise with SAP software; and (iii) an employee base containing an appropriate number of SAP-experienced consultants. Annual renewal of CCAi's contract and its National Implementation Partner status is subject to SAP's review of the Company's performance according to certain criteria, including: (i) customer satisfaction;
(ii) number and scope of engagements completed; and (iii) thoroughness of consultant training. There can be no assurance that the Company's contract and its National Implementation Partner status will be renewed or amended by SAP on terms acceptable to the Company, if at all.

     The Company has a strategic relationship with Oracle and has been an Oracle Alliance Member since 1997. The Company has recently been selected to become one of 26 Oracle Service Providers in the United States. CCAi's future success in its Oracle-related services depends on its continued relationship with Oracle and its continued status as an Oracle Alliance Member. This status is awarded by Oracle pursuant to contract and may be terminated by Oracle upon 30 days' notice to the Company. The Company also maintains relationships with software and hardware vendors and other IT service providers, such as multinational consulting firms. These relationships, whether contractual or otherwise, may be terminated by either party with little or no notice. There can be no assurance that CCAi's relationship with Oracle or with these other vendors and IT service providers will continue under terms acceptable to the Company, if at all.

     If CCAi's relationship with SAP, Oracle or the other organizations with which the Company maintains strategic relationships deteriorates, or if SAP, Oracle or one of the other organizations with which the Company maintains strategic relationships elects to compete directly with the Company, the Company's business, operating results and financial condition could be materially adversely affected. Moreover, in the event that the demand for such organizations' products and services lessens or fails to grow, the Company's business, operating results and financial condition could be materially adversely affected. The Company also intends to pursue other strategic relationships with leading client/server software solution providers. There can be no assurance that CCAi will be successful in establishing relationships with the vendors of such software or that such relationships will be successful once established. The Company's failure to establish or maintain any such relationships could materially adversely affect the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- The CCAi Solution" and " -- Competition."

     Dependence on Recruiting and Retaining Consultants. CCAi's business entails the delivery of professional IT services, and its success depends in large part upon its ability to recruit, motivate and retain highly skilled consultants with the functional and technical skills and experience necessary to deliver the Company's services. Because there is a limited pool of such qualified employee candidates, competition for such consultants is intense and is likely to remain so. There can be no assurance that the Company will be able to recruit, motivate and retain sufficient numbers of highly skilled consultants in the future. A failure to do so could materially adversely affect the Company's business, operating results and financial condition, including its ability to secure and complete engagements. See "Business -- Human Resources" and "-- Competition."

     Management of Growth. CCAi has experienced, and expects to continue to experience, rapid growth that has challenged, and may continue to challenge, the Company's managerial and other resources. As of December 31, 1998, the number of consultants employed by the Company increased to 279 from 191 as of December 31, 1997, and further significant increases are anticipated. In addition, the Company's revenues increased 56.8% to $50.5 million for the year ended December 31, 1998 from $32.2 million for the year ended December 31, 1997. The Company has recently opened offices in Cincinnati, Dallas and San Francisco and plans to open additional offices over the next 12 months. As a result of the acquisition of BVD, the Company now has an office in Atlanta and an established presence in San Diego. The Company's inability to generate sufficient additional revenues to offset the costs associated with such expansion, or to successfully integrate these offices into the Company's operations, could materially adversely affect the Company's business, operating results and financial condition. CCAi's success in managing its growth will depend on its ability to continue to enhance its operating, financial and managerial resources and to recruit, motivate and retain its expanding work force. If CCAi is unable to manage growth effectively, the quality of the Company's services, its ability to retain key employees and its business, operating results and financial condition could be materially adversely affected. Moreover, there can be no assurance that CCAi's business will continue to grow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Growth Strategy" and "-- Human Resources."


     Variability and Seasonality of Quarterly Operating Results. CCAi's revenues and operating results are subject to significant variation from quarter-to-quarter as a result of a number of factors, including employee hiring, consultant billing and utilization rates, the mix, size and timing of client engagements commenced and completed during a quarter, the number of billable days in a quarter, the timing of office and service expansion and the timing of expenditures. Because a high percentage of CCAi's expenses are relatively fixed, a variation in the number of engagements or the timing of the initiation or the completion of such engagements, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter-to-quarter and could result in losses to the Company. In addition, CCAi's engagements are generally terminable by the client without penalty. Unanticipated termination of an engagement, a client's decision not to proceed to the next phase of an engagement as anticipated by the Company, completion during a quarter of several engagements without the deployment of consultants to new engagements or expansion of existing engagements could result in the Company's underutilization of employees and could, therefore, materially adversely affect the Company's business, operating results and financial condition. To the extent that increases in the number of employees do not result in corresponding increases in revenues, the Company's business, operating results and financial condition could be materially adversely affected. Further, it is difficult for the Company to forecast the timing of revenues because engagement cycles depend on factors such as the size and scope of engagements and circumstances specific to particular clients. Because the Company derives revenues only when its consultants are billing on engagements, its business, operating results and financial condition are materially adversely affected due to vacations, training schedules, sick days, holidays, inclement weather or other similar events. For example, the Company has historically generated lower margins during the second and fourth quarters of the year due to a lower number of billable days resulting from training schedules and the number of vacations and holidays in those quarters. Given all of the foregoing, the Company believes that quarter-to-quarter comparisons of its operating results are not necessarily meaningful, and that such results for one quarter should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Demand for IT consulting services is also significantly affected by the general level of economic activity. When economic activity slows, clients may delay or cancel plans that involve the hiring of IT consultants. The Company is unable to predict the level of economic activity at any particular time, and fluctuations in the general economy could materially adversely affect the Company's business, operating results and financial condition.

     Risks Associated With Acquisition of KLA and BVD. The Company acquired KLA in April 1998 and BVD in January 1999. The success of these acquisitions will depend on a number of factors, including the Company's ability to integrate their businesses and operations with those of the Company, to retain certain key employees formerly employed by KLA and BVD and to preserve and expand their businesses and operations. There can be no assurance that the Company will be able to successfully integrate and operate their businesses or that it will not experience losses as a result of the acquisitions. Failure to achieve the anticipated benefits of the acquisitions or to successfully integrate the operations of KLA and BVD could materially adversely affect the business, operating results and financial condition of the Company. Moreover, goodwill as a result of the acquisitions is being amortized by the Company on a straight-line basis over 20 years. In accordance with Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the Company will continually evaluate whether later events and circumstances have occurred that indicate the remaining goodwill may warrant revision. There can be no assurance that the Company will not be required to undertake such revisions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Risks of Acquisition Strategy. The Company intends to further expand its business and operations by pursuing acquisitions of complementary ERP implementation and IT consulting businesses. The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be predicted. CCAi expects to face competition for acquisition candidates, which may limit the number of acquisition opportunities available to the Company and may lead to higher purchase prices or transaction costs. There can be no assurance that CCAi will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses without substantial costs, including costs in pursuing and negotiating with acquisition candidates, delays in consummating such acquisitions or other operational or financial difficulties. In addition, such a strategy involves a number of other risks, including failure of the acquired businesses to achieve expected results, diversion of management's attention and resources to acquisitions, failure to retain key clients or personnel of the acquired businesses and risks associated with unanticipated events, liabilities or contingencies. Client dissatisfaction or performance problems relating to an acquired business could negatively affect the reputation of CCAi as a whole. Acquisitions accounted for under the purchase method of accounting may result in substantial annual noncash amortization charges for goodwill and other intangible assets in the Company's statements of operations. In addition, the Company could be obligated to make substantial cash payments related to any such acquisition. There can be no assurance that the Company will derive any value or benefit from any such payments. If CCAi is unable to acquire complementary ERP implementation and IT consulting businesses on reasonable terms or successfully integrate and manage acquired companies, or if performance problems occur at acquired companies, CCAi's business, operating results and financial condition may be materially adversely affected. See "Use of Proceeds" and "Business -- Growth Strategy."

     Rapid Technological Change; Dependence on New Solutions. The IT industry is characterized by rapid technological change, evolving industry standards, changing client preferences and new and frequent product and service introductions. CCAi's continued success is dependent in part on its ability to stay abreast of such continuing changes. There can be no assurance that CCAi will be successful in identifying and addressing these developments on a timely basis or that, if CCAi does identify and address such developments, CCAi will be successful in the marketplace. In addition, there can be no assurance that products, technologies or services developed or offered by others will not render the Company's services noncompetitive. CCAi's failure to identify and address these developments could materially adversely affect the Company's business, operating results and financial condition.

     Highly Competitive Information Technology Services Industry. The market for CCAi's services is highly competitive. CCAi believes that its principal competitors include the internal information systems groups of its prospective clients, IT consulting companies, systems integration firms and the consulting divisions of software applications vendors, some of which are also clients of the Company. Many of CCAi's competitors have longer operating histories, possess greater industry and name recognition and have significantly greater financial, technical and marketing resources than the Company. In addition, there are relatively low barriers to entry into CCAi's market, and the Company has faced, and expects to continue to face, additional competition from new entrants into its market, including new entrants operating offshore who may have lower fixed operating costs than the Company and new entrants who may develop new or innovative means of delivering IT services.

     CCAi believes that the principal competitive factors in its market include quality of service, speed of development and implementation, price, engagement management capability, technical and business expertise and reputation. The Company believes it competes favorably with respect to such factors. The Company believes its ability to compete also depends in part on a number of competitive factors outside its control. These include the ability of its competitors to recruit, motivate and retain project managers and other senior professionals, develop services that are competitive with the Company's services and respond to customer needs. There can be no assurance that the Company will be able to compete successfully with its competitors. See "Business -- The CCAi Solution" and "-- Competition."

     Engagement Risks. Many of CCAi's engagements are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. The Company's inability to meet a client's expectations in any engagement, especially in performing mission and time critical projects such as Year 2000 compliance services, could have a material adverse effect on the client and, therefore, could give rise to claims against the Company or damage the Company's reputation, which could in turn materially adversely affect the Company's business, operating results and financial condition. In addition, most of the Company's contracts are terminable by its clients with little or no notice to the Company and without penalty. The cancellation or a significant change in the scope of engagements could materially adversely affect the Company's business, operating results and financial condition.

     The Company faces increased pressure to undertake engagements on a fixed-fee basis, instead of on a time and materials basis. The failure of the Company to complete a fixed-fee engagement within budget could expose the Company to risks associated with cost overruns, which could materially adversely affect the Company's business, operating results and financial condition. These risks may be heightened if the Company acts as a subcontractor on a fixed-fee engagement because of its limited ability to control engagement variables and to negotiate directly with the client.

     Concentration of Revenues. Since its inception, the Company has derived a significant portion of its revenues from a relatively limited number of clients. For example, for the years ended December 31, 1996, 1997 and 1998, the Company's 10 largest clients accounted for approximately 43%, 39% and 43% of its revenues, respectively. There can be no assurance that these clients will continue to hire the Company for additional engagements or do so at the same revenue levels. Clients engage the Company on an engagement-by-engagement basis, and a client can generally terminate a contract with little or no notice to the Company and without penalty. The loss of any such client, or a reduction in the scope of engagements undertaken for such a client, could materially adversely affect the Company's business, operating results and financial condition. In addition, there can be no assurance that the portion of the Company's revenues attributable to a relatively limited number of clients will not increase in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Clients and Representative Engagements."

     Reliance on Key Executives. The success of CCAi has been highly dependent upon certain key executives and senior managers, particularly the Company's founders, Nicholas A. Canitano, Kenneth L. Conley, Karen M. Conley and Annette
M. Canitano (collectively, the "Founders"). None of these individuals has entered into an employment agreement with CCAi, and there is no guarantee that any of these individuals will continue his or her employment with the Company. The loss of the services of any of these persons for any reason could materially adversely affect the Company's business, operating results and financial condition. The Company maintains, and is the beneficiary of, key person life insurance on the lives of Nicholas A. Canitano and Kenneth L. Conley, each in the face amount of $2,000,000, and on the lives of Karen M. Conley and Annette
M. Canitano, each in the face amount of $1,000,000. In the event of the death of any of the Founders, the applicable sum would be paid to the Company to offset the financial effect of such death. No assurance can be given, however, that such amount of insurance would be adequate for that purpose. The Company does not maintain key life insurance on any of its other executive officers or employees. See "Management."

     Government Regulation of Immigration. The Company recruits certain of its IT professionals from countries outside the United States to avail itself of the best available consulting talent and, therefore, must comply with the immigration laws in the countries in which it operates, particularly in the United States and Canada. There is a limit on the number of new H-1B permits that may be approved in any year. In years in which this limit is reached, the Company may be unable to obtain enough H-1B permits to meet its requirements. If the Company were unable to obtain H-1B permits for its employees in sufficient quantities or at a sufficient rate, the Company's business, operating results and financial condition could be materially adversely affected. Furthermore, Congress and administrative agencies with jurisdiction over immigration matters have periodically expressed concerns over the levels of legal and illegal immigration into the U.S. These concerns have often resulted in proposed legislation, rules and regulations aimed at reducing the number of work permits that may be issued. Any changes in such laws and regulations that make it more difficult to hire foreign nationals or that limit the ability of the Company to retain employees who are foreign nationals could require the Company to incur additional unexpected labor costs and other expenses and limit the Company's ability to implement its expansion strategy. Any such restrictions or limitations on the Company's ability to hire professionals from countries outside the United States could materially adversely affect the Company's business, operating results and financial condition. See "Business -- Human Resources."

     Significant Influence of Principal Shareholders. Upon consummation of the Offering, the Founders will beneficially own approximately 39% of the outstanding shares of Common Stock. The Founders anticipate that they will enter into a shareholders agreement prior to the consummation of the Offering. Under the proposed shareholders agreement, the Founders would agree to vote all of their shares of Common Stock as determined by any three of the Founders. In addition, the Founders would agree to restrictions on the transfer of their shares. As a result of the shareholders agreement, the Founders could effectively control the outcome of any matters requiring shareholder approval, including the election of the members of the Board of Directors. Further, as a result of the 70% approval requirement for certain transactions contained in the Company's Second Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), the Founders, voting together, can block the approval of any such transactions. This could materially adversely affect the market price of the Common Stock or delay or prevent a change in control of the Company. See "Principal and Selling Shareholders."

     Dependence on Intellectual Property Rights. CCAi's success is dependent upon certain methodologies and other proprietary intellectual property rights. Software developed by the Company for a client is typically assigned to the client. CCAi also independently develops certain foundation and application software products, or software "tools" that remain the property of the Company. CCAi relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. CCAi enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by CCAi in this regard will be adequate to deter misappropriation of the Company's proprietary information, that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights or that such steps will prevent the Company's employees from using intellectual property belonging to others. Although CCAi believes its services do not infringe on the intellectual property rights of others and it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of claims alleging infringement of third-party intellectual property rights, including the rights of its clients. Any such claims could require CCAi to expend significant resources in litigation, pay damages, cease using infringing intellectual property, develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of asserted infringement. See "Business -- Intellectual Property Rights."

     Risks Associated With Year 2000 Compliance. Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date code field, and were not designed to account for the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process dates in the Year 2000 and beyond. The Company and its clients rely on their systems, applications and devices in operating and monitoring all major aspects of their businesses, including financial systems (such as general ledger, accounts payable and accounts receivable modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and end products. The Company and its clients also rely directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, both domestic and international, for accurate exchange of data.

     The Company's Year 2000 assessment is conducted by the Company's IT department and executive management. The Company's assessment of the Year 2000 issue has been broadly divided among hardware systems, software systems, telecommunications, data communications, facilities, internal business applications, external business applications and services offered by CCAi. All hardware systems are being inventoried, audited and tested for Year 2000 compliance. All personal computer systems are in material compliance or will be replaced in 1999. Software systems include operating systems, applications and utilities. All business critical software systems have been assessed and are in material compliance. The telecommunications systems in use at CCAi are comprised of voice, facsimile, voice mail and video teleconferencing. All telecommunications systems have been assessed and are in material compliance. The data communications systems employed by CCAi include local area as well as wide area networking. The Company's data communications systems are in material compliance.


     CCAi employs two major internal business applications, which are significant in its business operations. These applications are its financial and payroll systems, which are commercial off-the-shelf items and include ongoing support. Both the systems have been assessed for Year 2000 compliance and are in material compliance. CCAI has implemented a training program and has created an environment in which issues and solutions relating to Year 2000 problems are exchanged and implemented. The Year 2000 issues with regard to CCAi's facilities have also been assessed and found to be in material compliance. There is a combination of hardware, software and communications elements involved with CCAI's headquarters and other offices. These are broadly grouped into physical security systems, fire alarm and fire control systems, heating and cooling systems, elevator systems, irrigation systems, lighting and emergency services.


     Based on the information currently available, the Company does not anticipate any significant investments and therefore, believes that the costs associated with the Year 2000 issue, and the consequences of incomplete or untimely resolution of the Year 2000 issue, will not have a material adverse effect on its business, operating results and financial condition. However, there can be no assurance that the Company, or its clients, will not encounter unexpected costs or disruption in their businesses as a result of the Year 2000 issue. In addition, even if the internal system of the Company are not materially affected by the Year 2000 issue, the Company's business, operating results and financial condition could be materially adversely affected through disruption in the operation of the enterprises with which the Company interacts.

     No Prior Public Market; Possible Volatility of Stock Price. Prior to the Offering, there has been no public market for the Common Stock, and there is no assurance an active trading market will develop or be sustained after the Offering. The initial public offering price will be determined through negotiations among the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. The trading price of the Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the IT consulting industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the public equity markets from time to time have experienced significant price and volume fluctuations that particularly have affected the stock prices of technology companies. These broad market fluctuations, as well as shortfalls in sales or earnings as compared with securities analysts' expectations, changes in such analysts' recommendations or projections and general economic and market conditions, may materially adversely affect the market price of the Common Stock. See "Underwriting."


     Certain Anti-Takeover Effects. Certain provisions of the Articles of Incorporation and Amended and Restated Code of Regulations (the "Code of Regulations"), as well as Ohio statutes, may be deemed to have certain anti-takeover effects. Such provisions, including those providing for the possible issuance of preferred stock, the 70% majority approval requirement for certain transactions, and the division of the Company's Board of Directors into two classes of directors, may make it more difficult for other persons, without the approval of the Company's Board of Directors, to make a tender offer or acquisitions of substantial amounts of the Common Stock or to launch other takeover attempts that a shareholder might consider to be in such shareholder's best interest. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. See "Description of Capital Stock -- Certain Articles of Incorporation and Code of Regulations Provisions and Ohio Law; Anti-Takeover Effects."

     Shares Eligible for Future Sale; Registration Rights Agreements. Sales of significant amounts of Common Stock in the public market after the Offering or the perception that such sales will occur could materially adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. Of the 13,626,950 shares of Common Stock to be outstanding upon completion of the Offering, the 5,000,000 shares offered hereby will be eligible for immediate sale in the public market without restriction unless such Shares are purchased by "affiliates" of the Company within the meaning of Rule 144 ("Rule 144") under the Securities Act of 1933, as amended (the "Securities Act").

     The remaining 8,626,950 shares of Common Stock held by existing shareholders upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Of the restricted securities, 10,000 shares of Common Stock will be available for sale in the public market on the date of this Prospectus. Directors, officers and certain shareholders of the Company holding the remaining 8,616,950 shares of Common Stock that are restricted securities have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation for a period of 180 days from the date of this Prospectus (the "Lock-up Agreements"). Subject to these Lock-up Agreements, additional shares of Common Stock will be available for sale in the public market (subject in the case of shares held by affiliates in compliance with certain volume restrictions) as follows: (i) 8,316,950 shares will be eligible for sale upon the expiration of the Lock-Up Agreements 180 days after the date of this Prospectus; (ii) 150,000 shares will be eligible for sale after January 2000; and (iii) 150,000 shares will be eligible for sale after January 2001.


     Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 up to 3,000,000 shares of Common Stock issuable under the 1997 Equity and Performance Plan and the Purchase Plan (collectively, the "Stock Plans"). Of the 3,000,000 shares of Common Stock issuable under the Stock Plans, 360,600 shares are subject to outstanding options as of December 31, 1998, none of which will be exercisable at the time of the Offering. The Company also has reserved 195,266 shares of Common Stock for issuance upon exercise of the KLA Warrants and 64,734 shares of Common Stock for issuance upon exercise of the KLA Options.


     Upon completion of the Offering, the holders of 2,873,860 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares of Common Stock to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Common Stock. In addition, if the Company is required, pursuant to such registration rights, to include shares held by such persons in a registration statement, which the Company files to raise additional capital, the inclusion of such shares could adversely affect the Company's ability to raise needed capital. See "Certain Transactions," "Management -- Employee Benefit Plans," "Shares Eligible for Future Sale," and "Principal and Selling Shareholders."

     Significant Unallocated Net Proceeds. The principal purposes of the Offering are to obtain additional working capital, create a public market for the Common Stock, provide liquidity to the Company's shareholders, enhance the Company's ability to use its Common Stock as a means of recruiting, motivating and retaining key employees and facilitate the Company's future access to public equity markets. A substantial portion of the anticipated net proceeds of the Offering has not been designated for specific uses. CCAi expects to use the net proceeds from the Offering for: (i) repayment in full of estimated indebtedness of approximately $23.3 million; (ii) redemption of all outstanding shares of Redeemable Preferred Stock for approximately $15.8 million; and (iii) general corporate purposes, including working capital. Although the Company has no plans, commitments or agreements with respect to any material acquisitions as of the date of this Prospectus, the Company may seek acquisitions of businesses or service offerings that are complementary to those of the Company, and a portion of the net proceeds may be used for such acquisitions. Accordingly, the Company will have significant flexibility in applying the net proceeds of the Offering. See "Use of Proceeds."

     Benefits Of Offering To Current Shareholders. In addition to the Selling Shareholders receiving an estimated $10.2 million in net proceeds from the Offering, the Offering will benefit the current shareholders by establishing a public market for the Common Stock and providing significantly increased liquidity to current shareholders for the shares of Common Stock they will own after the Offering. The shares of Common Stock that will be owned by the Selling Shareholders after this Offering will have a value of approximately $31.6 million, assuming a market price equal to the initial public offering price (assumed to be $11.00 per share and assuming no exercise of the Underwriters' over-allotment option). The shares of Common Stock that will be owned by all executive officers and directors as a group after this Offering will have a value of approximately $60.0 million, assuming a market price equal to the initial public offering price (assumed to be $11.00 per share and assuming no exercise of the Underwriters' over-allotment option). The existing shareholders acquired their shares of Common Stock for approximately $19.0 million. See "Dilution" and "Principal and Selling Shareholders."

     Dilution. Investors participating in the Offering will incur immediate and substantial dilution of net tangible book value per share of $10.61 from an assumed initial public offering price of $11.00 per share. To the extent outstanding options to purchase shares of Common Stock are exercised, there will be further dilution to investors participating in the Offering. There can be no assurance that the Company will not require additional funds to support its working capital requirements or for other purposes, in which case the Company may seek to raise such additional funds through public or private equity financing or from other sources. There can be no assurance that such additional financing will be available or that, if available, such financing will be obtained on terms favorable to the Company and would not result in additional dilution of the Company's shareholders. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to CCAi from the sale of the 4,000,000 shares offered by the Company pursuant to the Offering are estimated to be approximately $39.4 million ($45.6 million if the Underwriters' over-allotment option is exercised in full), at an assumed offering price of $11.00 per share after deducting the estimated underwriting discounts and commissions and Offering expenses payable by the Company. The principal purposes of the Offering are to obtain additional working capital, create a public market for the Common Stock, provide liquidity to the Company's shareholders, enhance the Company's ability to use its Common Stock as a means of attracting, motivating and retaining key employees and facilitate the Company's future access to public equity markets. CCAi expects to use the net proceeds from the Offering: (i) to repay in full existing indebtedness of approximately $23.3 million (of which approximately $17.8 million was incurred in connection with the acquisition of BVD in January 1999) under the Company's revolving line of credit with Fleet National Bank ("Fleet Bank") with an interest rate equal to LIBOR (5.544% at December 31, 1998) plus up to 3.25% or the bank's prime rate (7.75% at December 31, 1998) plus up to 1.50%; (ii) to redeem all outstanding shares of Redeemable Preferred Stock for approximately $15.8 million; and (iii) for general corporate purposes, including working capital. The Company may also use a portion of the net proceeds to fund acquisitions of complementary businesses or service offerings. Although the Company may periodically review potential acquisition opportunities, there are no current agreements with respect to any such transactions. Pending such uses, the Company intends to invest the net proceeds from the Offering in short-term, investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

     The Company has never declared or paid any dividends. The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business. The payment of dividends in the future, if any, will be at the discretion of the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth as of December 31, 1998 the capitalization of the Company, the pro forma capitalization of the Company after giving effect for the BVD acquisition as if the acquisition had been completed on December 31, 1998 and pro forma as adjusted to give effect to (i) the conversion of all outstanding shares of Convertible Preferred Stock into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock immediately prior to the consummation of the Offering, (ii) the redemption of the 250,400 outstanding shares of Redeemable Preferred Stock to be effected immediately upon consummation of the Offering, (iii) the acquisition of BVD as if the acquisition had been completed on December 31, 1998, (iv) the amendment to the Articles of Incorporation adopted by the Company's Board of Directors and shareholders increasing the number of authorized shares of preferred stock and Common Stock,
(v) the sale of 4,000,000 shares offered hereby at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and Offering expenses payable by the Company and (vi) the application of the estimated net proceeds of the Offering. See "Use of Proceeds." The information set forth below should be read in conjunction with the Financial Statements and related Notes thereto included elsewhere in this
Prospectus:

                                                                  AS OF DECEMBER 31, 1998
                                                            ------------------------------------
                                                             ACTUAL     PRO FORMA     PRO FORMA
                                                                                     AS ADJUSTED
                                                                                     (UNAUDITED)
                                                                       (IN THOUSANDS)
Line of credit............................................  $  5,500    $ 23,275       $    --
Redeemable securities.....................................    18,427      18,427            --
Shareholders' equity (deficit):
     Preferred Stock, voting, $.01 par value, authorized
       500,800 shares, 250,400 shares issued and
       outstanding, 250,400 shares issued and outstanding         --          --
       pro forma and no shares outstanding pro forma as
       adjusted...........................................                                  --
     Preferred Stock, non-voting no par value, authorized
       5,000,000 shares, none issued......................        --          --            --
     Preferred Stock, voting, no par value, authorized
       5,000,000 shares, none issued......................        --          --            --
     Common Stock, no par value, authorized 45,000,000
       shares, 6,822,950 shares issued and outstanding,
       7,122,950 shares issued and outstanding pro forma           8           8
       and 13,626,950 shares issued and outstanding pro
       forma as adjusted (1)..............................                                  15
     Additional paid-in capital...........................       359       3,164        42,580
     Retained earnings (accumulated deficit)..............   (11,372)    (11,372)       (9,010)
     Less: note receivable from shareholder...............      (359)       (359)         (359)
                                                            --------    --------       -------
       Total shareholders' equity (deficit)...............   (11,364)     (8,559)       33,226
                                                            --------    --------       -------
          Total capitalization............................  $ 12,563    $ 33,143       $33,226
                                                            ========    ========       =======

---------------

(1) Excludes (i) 64,734 shares of Common Stock subject to the KLA Options, (ii) 195,266 shares subject to the KLA Warrants, (iii) 360,600 shares of Common Stock subject to options outstanding under the 1997 Equity and Performance Plan; (iv) 2,062,450 additional shares of Common Stock reserved for issuance pursuant to the 1997 Equity and Performance Plan; and (v) 500,000 additional shares of Common Stock reserved for issuance pursuant to the Purchase Plan. See "Management -- Employee Benefits Plans" and Notes 11 and 12 of Notes to Financial Statements.

                                    DILUTION

     As of December 31, 1998, the pro forma net tangible deficit of the Company was ($18.0 million) or ($1.87) per share of Common Stock. Pro forma net tangible book value per share is equal to the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding after giving effect for the BVD acquisition as if it had been completed on December 31, 1998 and after the conversion of all outstanding shares of Convertible Preferred Stock into 2,504,000 shares of Common Stock. After giving effect to the sale by the Company of the 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discounts and commissions and estimated Offering expenses payable by the Company, after the conversion of all outstanding shares of Convertible Preferred Stock into 2,504,000 shares of Common Stock and the redemption of the Redeemable Preferred Stock and after giving effect for the BVD acquisition, the pro forma as adjusted net tangible book value of the Company as of December 31, 1998 would have been $5.4 million, or $0.39 per share of Common Stock. This represents an immediate increase in net tangible book value of $2.26 per share of Common Stock to existing shareholders and an immediate dilution of $10.61 per share to new shareholders. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............            $11.00
  Pro forma net tangible deficit per share before the
     Offering...............................................  ($1.87)
  Increase per share attributable to new investors..........    2.26
                                                              ------
Pro forma as adjusted net tangible book value per share
  after the Offering........................................              0.39
                                                                        ------
Dilution per share to new investors.........................            $10.61
                                                                        ======

     The following table summarizes, on a pro forma basis as of December 31, 1998, the difference between the existing shareholders (including shares issued in the BVD transaction and the conversion of the Convertible Preferred Stock) and new shareholders with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing shareholders and by new shareholders:

                                           SHARES PURCHASED       TOTAL CONSIDERATION
                                         --------------------    ---------------------    AVERAGE PRICE
                                           NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
Existing shareholders..................   9,626,950     70.6%    $19,049,235     30.2%       $ 1.98
New shareholders.......................   4,000,000     29.4      44,000,000     69.8         11.00
                                         ----------    -----     -----------    -----
          Total........................  13,626,950    100.0%    $63,049,235    100.0%
                                         ==========    =====     ===========    =====

     The foregoing tables and calculations assume no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants. As of December 31, 1998, there were 64,734 shares of Common Stock subject to the KLA Options; 195,266 shares of Common Stock subject to the KLA Warrants; 360,600 shares of Common Stock subject to options outstanding under the 1997 Equity and Performance Plan; 2,062,450 additional shares of Common Stock reserved for issuance pursuant to such plan; and 500,000 additional shares of Common Stock reserved for issuance pursuant to the Purchase Plan. See "Management -- Employee Benefit Plans," and "Shares Eligible for Future Sale."

                            SELECTED FINANCIAL DATA

     The following selected financial data is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the Company's financial statements and Notes thereto included elsewhere in this Prospectus. The Statements of Income Data presented below for each of the years in the three year period ended December 31, 1998 and the Balance Sheet Data, as of December 31, 1996, 1997 and 1998, have been derived from the Company's financial statements included elsewhere in this Prospectus, which have been audited by PricewaterhouseCoopers LLP, whose report with respect thereto is included elsewhere in this Prospectus. The Balance Sheet Data as of December 31, 1995 and 1994 has been derived from audited financial statements not included herein. The Statements of Income Data for the year ended December 31, 1994 have been derived from the unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements include all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of its financial position and operating results for such periods. See the financial statements and the related Notes thereto included elsewhere in the Prospectus.

                                                                    YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------
                                                    1994           1995         1996         1997         1998
                                                 (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME DATA:
  Revenues.................................        $6,149         $11,107      $17,994      $32,218      $50,505
  Cost of revenues.........................         3,977           6,985       10,978       19,222       30,462
                                                   ------         -------      -------      -------      -------
  Gross profit.............................         2,172           4,122        7,016       12,996       20,043
  Selling, general and administrative
     expenses..............................         2,066           3,038        4,204        6,555       10,423
  Incentive compensation...................           216             678        1,647        2,700        3,430
  Acquisition compensation.................            --              --           --           --        1,179
  Depreciation and amortization............            22              26           30           35          520
                                                   ------         -------      -------      -------      -------
  (Loss) income from operations............          (132)            380        1,135        3,706        4,491
  Net interest expense.....................            40              35           83           87          316
                                                   ------         -------      -------      -------      -------
  (Loss) income before provision for income
     taxes.................................          (172)            345        1,052        3,619        4,175
  (Benefit from) provision for income
     taxes.................................           (80)            180          461        1,495        1,789
                                                   ------         -------      -------      -------      -------
  Net (loss) income........................        $  (92)        $   165      $   591      $ 2,124      $ 2,386
                                                   ======         =======      =======      =======      =======
  Accretion to redemption value of
     redeemable securities.................            --              --           --          (92)        (457)
                                                   ------         -------      -------      -------      -------
  Net (loss) income available to common
     shareholders..........................        $  (92)        $   165      $   591      $ 2,032      $ 1,929
                                                   ======         =======      =======      =======      =======
  Net (loss) income per share:
     Basic.................................        $(0.01)        $  0.01      $  0.04      $  0.15      $  0.14
     Diluted...............................        $(0.01)        $  0.01      $  0.04      $  0.15      $  0.14
  Weighted average shares outstanding:
     Basic.................................    13,836,080      13,836,080   13,836,080   13,579,423   13,326,950
     Diluted...............................    14,098,649      14,098,649   14,098,649   13,841,992   13,589,519

                                                             AS OF DECEMBER 31,
                                             --------------------------------------------------
                                              1994      1995      1996       1997        1998
                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents..............    $  109    $  100    $  362    $  2,174    $    863
  Working capital (deficit)..............      (142)     (170)      429       2,119       2,859
  Total assets...........................     1,164     2,054     3,697       7,712      19,572
  Line of credit.........................        --        --       704         698       5,500
  Redeemable securities..................        --        --        --      15,970      18,427
  Total shareholders' equity (deficit)...       (33)      (25)      723     (13,264)    (11,364)

               UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS DATA

     The following Unaudited Pro Forma Statements of Operations Data gives pro forma effect to the acquisitions of KLA on April 8, 1998 and BVD on January 12, 1999. The Unaudited Pro Forma Statements of Operations Data for the year ended December 31, 1998 combine the historical statements of income of CCAi and the historical statements of operations of KLA and BVD as if the acquisitions had been completed on January 1, 1998. The Unaudited Pro Forma Statement of Operations Data for the year ended December 31, 1998 reflects the last full quarter of KLA operations prior to being acquired by CCAi on April 8, 1998 and the historical statements of operations of BVD for the year ended December 31, 1998. This pro forma data should be read in conjunction with the respective historical financial statements (including Notes thereto) of CCAi, KLA and BVD, Management's Discussion and Analysis of Financial Condition and Results of Operations, the Notes to Unaudited Pro Forma Statements of Operations Data presented below and other financial information of CCAi, KLA and BVD appearing elsewhere herein.

     The pro forma adjustments reflecting the consummation of the acquisitions are based on the purchase method of accounting, available financial information and certain estimates and assumptions set forth in the Notes to the Unaudited Pro Forma Statements of Operations Data. The Unaudited Pro Forma Statements of Operations Data reflects CCAi's best estimates; however, the actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to various factors, including, without limitation, access to additional information and changes in value. The pro forma adjustments do not reflect any operating efficiencies or cost savings that may be achievable with respect to the combined businesses of CCAi, KLA and BVD.

     The following data is not necessarily indicative of the future financial position or operating results of the combined businesses or the financial position or operating results of the combined businesses had the acquisition occurred at the beginning of 1998.


                                                                  YEAR ENDED DECEMBER 31, 1998
                               --------------------------------------------------------------------------------------------------
                                                KLA                           BVD            BVD
                                            THREE MONTHS                  NINE MONTHS    THREE MONTHS
                                               ENDED                         ENDED          ENDED
                                             MARCH 31,      PRO FORMA    SEPTEMBER 30,   DECEMBER 31,    PRO FORMA
                                  CCAi          1998           KLA           1998            1998           BVD        PRO FORMA
                               HISTORICAL    HISTORICAL    ADJUSTMENTS    HISTORICAL      HISTORICAL    ADJUSTMENTS    COMBINED
                                            (UNAUDITED)    (UNAUDITED)                   (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.....................   $50,505        $2,570         $(157)(1)     $11,408         $3,174             --     $   67,500
Cost of revenues.............    30,462         1,542          (157)(1)       7,550          2,151             --         41,548
                                -------        ------         -----         -------         ------        -------     ----------
Gross profit.................    20,043         1,028            --           3,858          1,023             --         25,952
Selling, general and
  administrative expenses....    10,423           925          (250)(2)       2,814            608        $  (319)(9)     14,201
Incentive compensation.......     3,430            --            --              --             --             --          3,430
Acquisition compensation.....     1,179            --           646(3,4)         --             --             --          1,825
Depreciation and
  amortization...............       520            19            93(5)           36             19          1,030(10)      1,717
                                -------        ------         -----         -------         ------        -------     ----------
Income (loss) from
  operations.................     4,491            84          (489)          1,008            396           (711)         4,779
Transaction costs............        --           302          (302)(6)          --            344           (344)(6)         --
Net interest expense
  (income)...................       316             4           120(7)           (2)            --          1,777(11)      2,215
                                -------        ------         -----         -------         ------        -------     ----------
Income (loss) before
  provision for (benefit
  from) income taxes.........     4,175          (222)         (307)          1,010             52         (2,144)         2,564
Provision for (benefit from)
  income taxes...............     1,789           (83)          (89)(8)         454             28           (460)(12)      1,639
                                -------        ------         -----         -------         ------        -------     ----------
Net income (loss)............   $ 2,386        $ (139)        $(218)        $   556         $   24        $(1,684)    $      925
                                =======        ======         =====         =======         ======        =======     ==========
Accretion to redemption value
  of redeemable securities...      (457)           --            --              --             --             --           (457)
                                -------        ------         -----         -------         ------        -------     ----------
Net income (loss) available
  to common shareholders.....   $ 1,929        $ (139)        $(218)        $   556         $   24        $(1,684)    $      468
                                =======        ======         =====         =======         ======        =======     ==========
Net income per share:
  Basic......................                                                                                         $     0.03
  Diluted....................                                                                                               0.03
Weighted average shares
  outstanding:
  Basic......................                                                                                         13,626,950
  Diluted....................                                                                                         13,889,519

NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS DATA


 (1) Reflects the elimination of contractual sales and cost of sales that had been transacted between CCAi and KLA before the acquisition date.

 (2) Reflects the elimination of KLA expenses, which consist of the salary related to an officer of KLA who was not retained by CCAi and certain nonrecurring travel expenses incurred by KLA officers and employees, that will no longer be incurred as a result of the KLA acquisition.

 (3) Reflects pro forma adjustment to acquisition compensation in the amount of $0.1 million for the year ended December 31, 1998 for the amortization of $0.5 million of compensation expense resulting from the issuance of the KLA Options. The expense associated with the KLA Options is amortized on a straight-line basis over the 24 month vesting period for such options. In connection with the Offering, the KLA Options will fully vest and the unamortized balance will be included in acquisition compensation. See Note 12 of Notes to Financial Statements.


 (4) Reflects pro forma adjustment to acquisition compensation in the amount of $0.6 million for the year ended December 31, 1998 for bonus retention pool payments to an escrow account for KLA employees retained by CCAi. See Note 12 of Notes to Financial Statements.


 (5) Reflects the pro forma increase in amortization expenses associated with the amortization of goodwill of $7.5 million resulting from the KLA acquisition, on a straight-line basis over 20 years. (See Note (13) below).

 (6) Reflects transaction costs, which consist of professional services expenses, incurred by KLA or BVD resulting from the acquisitions. Transaction costs incurred by CCAi are included in goodwill. Amortization of goodwill is included in depreciation and amortization.

 (7) Reflects the pro forma increase in interest expense associated with the $5.9 million of borrowings by CCAi in connection with the KLA acquisition. The borrowings are assumed to have an interest rate of 8.5%, which is the Company's pro forma cost of borrowing in connection with the KLA acquisition.

 (8) Reflects pro forma adjustments to provision for (benefit from) income taxes after adjusting taxable income for nondeductible goodwill and assuming CCAi's effective income tax rate of 41.3%. The remaining difference between the statutory rate and the effective rate is primarily the result of state taxes.

 (9) Reflects pro forma adjustments attributed to royalty expenses, which will no longer be paid after the acquisition. These royalties were paid to a company which is partially owned by some of the former shareholders of BVD.

(10) Reflects the pro forma increase in amortization expense associated with the estimated amortization of goodwill of approximately $20.6 million resulting from the BVD acquisition, on a straight-line basis over 20 years. (See Note
     (13) below).

(11) Reflects the pro forma increase in interest expense associated with the $17.8 million of borrowings by CCAi in connection with the BVD acquisition. The borrowings are assumed to have an interest rate of 10.0%, which is the Company's pro forma cost of borrowing in connection with the BVD acquisition as if the KLA and BVD transactions had been completed on January 1, 1998.

(12) Reflects pro forma adjustments to provision for (benefit from) income taxes after adjusting taxable income for nondeductible goodwill and assuming CCAi's effective income tax rate of 41.3%. The remaining difference between the statutory rate and the effective rate is primarily the result of state taxes.

(13) The purchase price allocations for BVD and KLA are as follows:

                                                                BVD      KLA
                                                              -------   ------
                                                               (IN THOUSANDS)
Assets acquired.............................................  $ 2,620   $2,378
Liabilities assumed.........................................   (2,643)  (3,374)
Goodwill....................................................   20,603    7,524
Compensatory options........................................       --      500
Earn-out liability..........................................       --   (1,123)
                                                              -------   ------
                                                               20,580    5,905
Less: equity instruments....................................    2,805    2,000
                                                              -------   ------
Cash paid for acquisition...................................  $17,775   $3,905
                                                              =======   ======

    The allocation for BVD is preliminary; however, adjustments to these amounts are not expected to be material.

                       UNAUDITED PRO FORMA BALANCE SHEET

     The following Unaudited Pro Forma Balance Sheet as of December 31, 1998 gives effect to (i) the acquisition of BVD and (ii) the related pro forma adjustments described in the notes below. This pro forma balance sheet is presented as if the acquisition had been completed on December 31, 1998.

                                                                               AS OF DECEMBER 31, 1998
                                                             ------------------------------------------------------------
                                                                 CCAi             BVD         PRO FORMA
                                                             HISTORICAL(1)    HISTORICAL     ADJUSTMENTS      PRO FORMA
                                                                              (UNAUDITED)    (UNAUDITED)     (UNAUDITED)
                                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents................................    $    863         $  347         $    --         $  1,210
  Accounts receivable, net.................................       7,226          1,879             (45)(4)        9,060
  Deferred taxes...........................................         723             28              --              751
  Other....................................................         246            228              --              474
                                                               --------         ------         -------         --------
        Total current assets...............................       9,058          2,482             (45)          11,495
Goodwill, net..............................................       7,251             --          20,603(2)        27,854
Property and equipment, net................................       1,912            153              --            2,065
Other......................................................       1,351             30              --            1,381
                                                               --------         ------         -------         --------
        Total assets.......................................    $ 19,572         $2,665         $20,558         $ 42,795
                                                               ========         ======         =======         ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term obligations.................    $    374         $   --         $    --         $    374
  Accounts payable.........................................       1,124            383              --            1,507
  Accrued payroll, taxes and benefits......................       3,877          1,091             889(4)         5,857
  Income taxes payable.....................................         434             71             100(4)           605
  Other....................................................         390             70              --              460
                                                               --------         ------         -------         --------
        Total current liabilities..........................       6,199          1,615             989            8,803
Line of credit.............................................       5,500             --          17,775(3)        23,275
Deferred taxes.............................................          61             39              --              100
Long-term obligations, less current portion................         749             --              --              749
                                                               --------         ------         -------         --------
        Total liabilities..................................      12,509          1,654          18,764           32,927
Commitments and contingencies..............................          --             --              --               --
Redeemable securities......................................      18,427             --              --           18,427
Shareholders' equity (deficit):
  Preferred stock, voting, $.01 par value, authorized
    500,800, shares, 250,400 shares issued and outstanding
    as of December 31, 1998................................          --             --              --               --
  Preferred stock, non-voting, no par value, authorized
    5,000,000 shares, none issued..........................          --             --              --               --
  Preferred stock, voting, no par value, authorized
    5,000,000 shares, none issued..........................          --             --              --               --
  Common stock, no par value, authorized 45,000,000 shares,
    6,822,950 shares issued and outstanding at December 31,
    1998 and 7,122,950 shares issued and outstanding pro
    forma..................................................           8             --              --                8
  Common stock, no par value, authorized and issued 1,000
    shares.................................................          --            300            (300)(5)           --
  Additional paid-in capital...............................         359             --           2,805(5)         3,164
  Retained earnings (accumulated deficit)..................     (11,372)           711            (711)(5)      (11,372)
                                                               --------         ------         -------         --------
                                                                (11,005)         1,011           1,794           (8,200)
  Less: note receivable from shareholder...................        (359)            --              --             (359)
                                                               --------         ------         -------         --------
        Total shareholders' equity (deficit)...............     (11,364)         1,011           1,794           (8,559)
                                                               --------         ------         -------         --------
        Total liabilities and shareholders' equity
          (deficit)........................................    $ 19,572         $2,665         $20,558         $ 42,795
                                                               ========         ======         =======         ========

---------------

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

(1) Includes the KLA acquisition, which was consummated in April 1998.

(2) Reflects the estimated goodwill resulting from the BVD acquisition.

(3) Reflects the estimated bank borrowings needed to acquire BVD including certain costs associated with the acquisition in the amount of $0.3 million.

(4) Reflects adjustments to reconcile accounting policies of BVD and CCAi.

(5) Reflects the required adjustments to eliminate BVD's equity and to record the 300,000 shares of CCAi's Common Stock issued as part of the purchase price of BVD at their fair value of $9.35 per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following section of this Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this section, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results, performance or achievements expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

     CCAi is a leading provider of rapid implementations of ERP applications. CCAi also offers its clients a comprehensive range of related services, including post-implementation and platform independent services, such as network and Windows NT support, custom application development, mainframe and legacy application support, Year 2000 compliance and remote support. The Company's services are primarily targeted at middle market organizations, or divisions of larger organizations, with annual revenues between $50 million and $2.5 billion. The Company's rapid ERP implementation services enable its clients to reduce the length and risks of implementations, lower overall costs and achieve early realization of ERP-related benefits. The Company provides its services to clients across a broad spectrum of industries, including aerospace, automotive, chemical process, communications, consumer products, energy, financial and professional services, pharmaceutical and health care, publishing, retail, semiconductor and technology.

     From its inception through 1989, CCAi was engaged in the implementation of mainframe and minicomputer software applications, as well as the development of custom applications and software products for mainframe and minicomputer systems. In 1989, the Company participated in one of the first mainframe SAP implementations in the U.S. and thereafter continued to provide its clients with mainframe ERP implementations and related services for SAP applications throughout the early 1990s. With the advent of network-centric solutions and the availability of affordable personal computers, the Company began to develop custom applications for network-centric environments and subsequently began to participate in SAP client/server ERP implementations undertaken by larger IT service providers at Fortune 500 companies.

     Since 1994, when the Company became an SAP National Implementation Partner, CCAi has differentiated itself by developing expertise as a provider of rapid ERP implementation services and developing its own rapid implementation methodology. The Company was involved in the development of SAP's ASAP methodology, which has become an industry standard for rapid SAP implementations. In 1997, CCAi became one of SAP's first ASAP Partners and has since become one of the first organizations to certify 100 consultants in the ASAP methodology. Also during 1997, the Company expanded its ERP implementation capabilities by becoming an Oracle Alliance Member and has since developed its own proprietary rapid implementation methodology, known as FIRM, for Oracle ERP applications. The Company has recently been selected to become one of 26 Oracle Service Providers in the United States. Since 1997, the Company has increasingly undertaken the management of engagements for middle market clients. With the continuing growth in demand for ERP solutions among middle market organizations, the Company has focused on providing rapid ERP implementations and related services for such organizations. In 1998, the Company was one of the first organizations named by Compaq as a regional configuration support center to provide rapid implementation and related services in connection with R/3PAQ, a preconfigured ERP solution jointly developed by Compaq and SAP.

     In April 1998, the Company, in an arms-length transaction with parties not affiliated with the Company, purchased all of the capital stock of KLA by paying $3.9 million in cash, by issuing the KLA Warrants and by agreeing to make additional cash payments of (i) $3.4 million, subject to certain revenue targets and contribution margins during the two-year period following the acquisition and (ii) $1.1 million in three equal annual installments beginning April 1999. In addition, the Company agreed to grant the KLA Options and to pay $3.5 million in retention bonuses at certain intervals to an escrow account which benefits former KLA employees who remain employees of the Company at such intervals. Goodwill of $7.5 million from the KLA acquisition is being amortized on a straight-line basis over 20 years. In January 1999, the Company, in an arms-length transaction with parties not affiliated with the Company, purchased all of the capital stock of BVD by paying $17.5 million in cash and issuing 300,000 shares of restricted Common Stock, which vest in two equal annual installments. Goodwill of $20.6 million from the BVD acquisition will be amortized on a straight-line basis over 20 years. In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the Company will continually evaluate whether later events and circumstances have occurred that indicate the acquired goodwill may warrant revision. See Note 12 of Notes to Financial Statements.

     The Company generates revenues by providing professional services for ERP implementations and platform independent services. Revenues are recognized as services are performed. The Company's ERP implementation services are typically billed at a higher rate than its other services. The Company undertakes engagements in a variety of roles, including: (i) as the lead consulting firm on its own engagements; (ii) as a lead consulting firm on a part of larger engagements undertaken by multinational IT consulting firms or other large service providers or (iii) as an integral member of a joint engagement team on such engagements. The Company provides services to its clients predominantly on a time and materials basis pursuant to written contracts, which can be terminated with little or no notice, typically not more than 30 days, and without penalty. The Company typically bills on a bi-weekly basis to monitor client satisfaction and manage its outstanding accounts receivable balances. Substantially all of the Company's revenues are derived from clients located in the U.S. and Canada. Revenues generated in connection with SAP implementations and related services for the years ended December 31, 1996, 1997 and 1998 accounted for approximately 69%, 75% and 80%, of revenues, respectively. Revenues derived from services provided to the Company's 10 largest clients for the years ended December 31, 1996, 1997 and 1998, were approximately 43%, 39% and 43% of revenues, respectively. During each of the years ended December 31, 1996, 1997 and 1998 none of the Company's clients individually accounted for 10% or more of the Company's revenues. See "Risk Factors -- Dependence on SAP and Other Relationships" and "-- Concentration of Revenues."

     Gross profit is derived from revenues less the cost of revenues, which includes salaries, bonuses and benefits paid to consultants. The Company's financial performance is primarily based upon billing margin (billable hourly rate less the consultant's hourly cost) and personnel utilization rates (billable hours divided by paid hours). Generally, clients are billed for expenses incurred by the Company on the clients' behalf. To date, the Company has been able to maintain its billing margins by offsetting increases in salaries with increases in its hourly rates. Because most of the Company's engagements are billed on a time and materials basis, increases in its cost of revenues are generally passed along to the Company's clients. In addition, the Company closely monitors and attempts to control expenses that are not passed through to its clients.

     The Company continuously monitors its engagements in order to effectively manage billing and utilization rates. Actual billing rates are established on an engagement-by-engagement basis. Over the last three years, the Company's average hourly billing rate has steadily increased. The growth in average hourly billing rates reflects both an increase in billing rates and a shift towards a higher percentage of billable hours related to ERP implementations, which command higher billing rates. The Company assigns consultants to engagements according to the size, duration, status and degree of complexity of each engagement.

     Selling, general and administrative expenses consists of salaries, benefits, training and travel expenses and other promotional costs. These expenses are associated with the Company's development of new business and with the Company's management, finance, marketing and administrative activities.

     Incentive compensation consists of amounts paid for non-consultant discretionary bonuses, sales commissions and company-wide profit sharing to employees who provide exceptional service to clients or the Company. Incentive compensation expenses have a large variable component relating to revenue and profit and, therefore vary based upon the Company's ability to achieve its operating objectives.

     Acquisition compensation consists of bonus retention pool payments to be made by the Company in connection with the KLA acquisition. In addition, amortization of the $0.5 million of compensation attributed to the KLA Options is included in acquisition compensation and is being amortized over the 24 month vesting period of the options. As a result of the Offering, the KLA Options will fully vest and, accordingly, the unamortized balance of the compensation will be charged to acquisition compensation in the quarter in which the Offering is consummated.

RESULTS OF OPERATIONS

     The following table sets forth the Statements of Income Data of the Company, expressed as a percentage of revenues for the periods indicated:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                              1996      1997       1998
STATEMENTS OF INCOME DATA:
  Revenues..................................................  100.0%    100.0%     100.0%
  Cost of revenues..........................................   61.0      59.7       60.3
                                                              -----     -----      -----
       Gross profit.........................................   39.0      40.3       39.7
  Selling, general and administrative expenses..............   23.4      20.3       20.6
  Incentive compensation....................................    9.2       8.4        6.8
  Acquisition compensation..................................     --        --        2.4
  Depreciation and amortization.............................    0.1       0.1        1.0
                                                              -----     -----      -----
       Income from operations...............................    6.3      11.5        8.9
  Net interest expense......................................    0.5       0.3        0.6
                                                              -----     -----      -----
       Income before provision for income taxes.............    5.8      11.2        8.3
  Provision for income taxes................................    2.6       4.6        3.6
                                                              -----     -----      -----
       Net income...........................................    3.2%      6.6%       4.7%
                                                              =====     =====      =====

COMPARISON OF YEARS ENDED DECEMBER 31, 1998 AND 1997

     Revenues. Revenues increased 56.8% to $50.5 million for the year ended December 31, 1998 from $32.2 million for the year ended December 31, 1997. This increase was predominantly due to the increase in ERP implementation services provided to clients. The increase in services was made possible through the increase in the number of consultants to 279 at December 31, 1998 from 191 at December 31, 1997.

     Gross Profit. Gross profit increased 54.2% to $20.0 million for the year ended December 31, 1998 from $13.0 million for the year ended December 31, 1997. Gross margin decreased to 39.7% for the year ended December 31, 1998 from 40.3% for the year ended December 31, 1997. The dollar increase was the result of increased revenues, partially offset by increased cost of revenues. The decrease in gross margin was primarily due to lower consultant utilization in the year ended December 31, 1998 resulting from the time devoted to the KLA acquisition.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 59.0% to $10.4 million for the year ended December 31, 1998 from $6.6 million for the year ended December 31, 1997. As a percentage of revenues, such expenses increased to 20.6% for the year ended December 31, 1998 from 20.3% for the year ended December 31, 1997. The dollar increase was predominantly due to the increased personnel costs needed to support the increase in revenues. The increase in selling, general and administrative expenses as a percentage of revenues was primarily due to increased recruiting and training costs associated with the increase in personnel during the year ended December 31, 1998.

     Incentive Compensation. Incentive compensation increased 27.0% to $3.4 million for the year ended December 31, 1998 from $2.7 million for the year ended December 31, 1997. As a percentage of revenues, such expenses decreased to 6.8% for the year ended December 31, 1998 from 8.4% for the year ended December 31, 1997. The dollar increase in incentive compensation was due to the increase in revenues. The decrease in incentive compensation as a percent of revenues was primarily related to reduced incentive compensation payable to the Founders since October 1997.

     Acquisition Compensation. Acquisition compensation in the year ended December 31, 1998 includes $1.0 million related to the KLA retention pool and $0.2 million for compensation amortization related to the KLA Options. The KLA acquisition was completed in April 1998.

     Depreciation and Amortization. Depreciation and amortization increased to $0.5 million for the year ended December 31, 1998 from $35,000 for the year ended December 31, 1997. The increase was primarily due to goodwill amortization related to the KLA acquisition. The remaining increase was the result of depreciation associated with furniture, equipment and leasehold improvements acquired in conjunction with the Company's relocation to new corporate facilities in January 1998.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

     Revenues. Revenues increased 79.1% to $32.2 million for the year ended December 31, 1997 from $18.0 million for the year ended December 31, 1996. This increase was predominantly due to the increase in ERP implementation services provided to clients. The increase in services was made possible through the increase of consultants to 191 at December 31, 1997 from 122 at December 31, 1996.

     Gross Profit. Gross profit increased 85.3% to $13.0 million for the year ended December 31, 1997 from $7.0 million for the year ended December 31, 1996. Gross margin increased to 40.3% for the year ended December 31, 1997 from 39.0% for the year ended December 31, 1996. Both the dollar and percentage increases were the result of increased revenues, partially offset by increased cost of revenues.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 55.9% to $6.6 million for the year ended December 31, 1997 from $4.2 million for the year ended December 31, 1996. As a percentage of revenues, such expenses decreased to 20.3% for the year ended December 31, 1997 from 23.4% for the year ended December 31, 1996. The dollar increase was predominantly due to the increased personnel costs needed to support the increase in revenues. The decrease in selling, general and administrative expenses as a percentage of revenues was primarily due to an increase in revenues.

     Incentive Compensation. Incentive compensation increased 63.9% to $2.7 million for the year ended December 31, 1997 from $1.6 million for the year ended December 31, 1996. As a percentage of revenues, such expenses decreased to 8.4% for the year ended December 31, 1997 from 9.2% for the year ended December 31, 1996. The dollar increase in incentive compensation was due to the increase in revenues. The decrease in incentive compensation as a percentage of revenues was primarily due to the increase in revenues.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly operating results for each of the quarters for the years ended December 31, 1996, 1997 and 1998. In management's opinion, this unaudited information has been prepared on the same basis as the audited financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented when read in conjunction with the financial statements and Notes thereto included elsewhere in this Prospectus. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                                 QUARTERS ENDED
                       --------------------------------------------------------------------------------------------------
                       MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                         1996       1996       1996        1996       1997       1997       1997        1997       1998
                       --------   --------   ---------   --------   --------   --------   ---------   --------   --------
                                                                 (IN THOUSANDS)
                                                                  (UNAUDITED)
Revenues.............   $3,926     $3,943     $4,822      $5,302     $6,535     $7,799     $8,871      $9,013     $9,902
Cost of revenues.....    2,255      2,550      2,826       3,347      3,548      4,643      5,181       5,850      5,762
                        ------     ------     ------      ------     ------     ------     ------      ------     ------
Gross profit.........    1,671      1,393      1,996       1,955      2,987      3,156      3,690       3,163      4,140
Selling, general and
  administrative
  expenses...........      838        936      1,194       1,236      1,380      1,600      1,949       1,626      2,017
Incentive
  compensation.......      433        286        337         591        601        658        932         509        984
Acquisition
  compensation.......       --         --         --          --         --         --         --          --         --
Depreciation and
  amortization.......        7          7          7           9          8          8          9          10         24
                        ------     ------     ------      ------     ------     ------     ------      ------     ------
Income from
  operations.........      393        164        458         119        998        890        800       1,018      1,115
Net interest
  expense............       17         25         21          19         31         17         26          13          5
                        ------     ------     ------      ------     ------     ------     ------      ------     ------
Income before
  provisions for
  income taxes.......      376        139        437         100        967        873        774       1,005      1,110
Provision for income
  taxes..............      165         61        192          43        399        361        320         415        471
                        ------     ------     ------      ------     ------     ------     ------      ------     ------
Net income...........   $  211     $   78     $  245      $   57     $  568     $  512     $  454      $  590     $  639
                        ======     ======     ======      ======     ======     ======     ======      ======     ======

                               QUARTERS ENDED
                       -------------------------------
                       JUNE 30,   SEPT. 30,   DEC. 31,
                         1998       1998        1998
                       --------   ---------   --------
                               (IN THOUSANDS)
                                 (UNAUDITED)
Revenues.............  $12,122     $13,964    $14,517
Cost of revenues.....    7,565       8,166      8,969
                       -------     -------    -------
Gross profit.........    4,557       5,798      5,548
Selling, general and
  administrative
  expenses...........    2,340       3,097      2,969
Incentive
  compensation.......      607         995        844
Acquisition
  compensation.......      362         363        454
Depreciation and
  amortization.......      151         153        192
                       -------     -------    -------
Income from
  operations.........    1,097       1,190      1,089
Net interest
  expense............      112          92        107
                       -------     -------    -------
Income before
  provisions for
  income taxes.......      985       1,098        982
Provision for income
  taxes..............      434         488        396
                       -------     -------    -------
Net income...........  $   551     $   610    $   586
                       =======     =======    =======

     The following table sets forth certain unaudited quarterly operating results as a percentage of revenues, as applicable, for each of the quarters for the years ended December 31, 1996, 1997 and 1998:

                                                                 QUARTERS ENDED
                       --------------------------------------------------------------------------------------------------
                       MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                         1996       1996       1996        1996       1997       1997       1997        1997       1998
                       --------   --------   ---------   --------   --------   --------   ---------   --------   --------
                                                                  (UNAUDITED)
Revenues.............   100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%     100.0%
Cost of revenues.....    57.4       64.7        58.6       63.1       54.3       59.5        58.4       64.9       58.2
                        -----      -----       -----      -----      -----      -----       -----      -----      -----
Gross profit.........    42.6       35.3        41.4       36.9       45.7       40.5        41.6       35.1       41.8
Selling, general and
  administrative
  expenses...........    21.4       23.7        24.8       23.3       21.1       20.5        22.0       18.0       20.4
Incentive
  compensation.......    11.0        7.3         7.0       11.1        9.2        8.4        10.5        5.7        9.9
Acquisition
  compensation.......      --         --          --         --         --         --          --         --         --
Depreciation and
  amortization.......     0.2        0.1         0.1        0.2        0.1        0.2         0.1        0.1        0.2
                        -----      -----       -----      -----      -----      -----       -----      -----      -----
Income from
  operations.........    10.0        4.2         9.5        2.3       15.3       11.4         9.0       11.3       11.3
Net interest
  expense............     0.4        0.7         0.4        0.4        0.5        0.2         0.2        0.2        0.1
                        -----      -----       -----      -----      -----      -----       -----      -----      -----
Income before
  provisions for
  income taxes.......     9.6        3.5         9.1        1.9       14.8       11.2         8.8       11.1       11.2
Provision for income
  taxes..............     4.2        1.5         4.0        0.8        6.1        4.6         3.7        4.6        4.8
                        -----      -----       -----      -----      -----      -----       -----      -----      -----
Net income...........     5.4%       2.0%        5.1%       1.1%       8.7%       6.6%        5.1%       6.5%       6.4%
                        =====      =====       =====      =====      =====      =====       =====      =====      =====

                               QUARTERS ENDED
                       -------------------------------
                       JUNE 30,   SEPT. 30,   DEC. 31,
                         1998       1998        1998
                       --------   ---------   --------
                                 (UNAUDITED)
Revenues.............   100.0%      100.0%     100.0%
Cost of revenues.....    62.4        58.5       61.8
                        -----       -----      -----
Gross profit.........    37.6        41.5       38.2
Selling, general and
  administrative
  expenses...........    19.3        22.2       20.5
Incentive
  compensation.......     5.0         7.1        5.8
Acquisition
  compensation.......     3.0         2.6        3.1
Depreciation and
  amortization.......     1.3         1.1        1.3
                        -----       -----      -----
Income from
  operations.........     9.0         8.5        7.5
Net interest
  expense............     0.9         0.6        0.7
                        -----       -----      -----
Income before
  provisions for
  income taxes.......     8.1         7.9        6.8
Provision for income
  taxes..............     3.6         3.5        2.8
                        -----       -----      -----
Net income...........     4.5%        4.4%       4.0%
                        =====       =====      =====

     The Company's quarter-to-quarter increase in revenues was primarily due to increased business activity. This increase was predominantly due to the increase in ERP implementation services provided to clients. Cost of revenues increased due to the growing number of consultants needed to support the growing demand for the Company's services.

     Variable utilization rates and average billing rates cause quarterly fluctuations in cost of revenues as a percent of revenues. For the quarters ended June 30, 1996, December 31, 1996, June 30, 1997, December 31, 1997, June 30, 1998 and December 31, 1998, gross margins were adversely affected by lower utilization rates. Lower utilization rates during the second and fourth quarters are primarily due to a lower number of billable days resulting from training schedules and the number of vacations and holidays in those quarters. Utilization rates may continue to cause gross margins to vary in the future based on factors such as training schedules, vacations, sick days, holiday schedules, recruiting requirements, start-up of new engagements and administrative requirements of the Company's employees.

     Selling, general and administrative expenses have increased in absolute dollars over the quarters presented due to increased salaries, benefits, training and travel expenses and other promotional costs. Selling, general and administrative expenses have varied from quarter-to-quarter as a percent of revenues primarily due to the timing of training or promotional conferences attended by Company personnel.

     CCAi's revenues and operating results are subject to significant variation from quarter-to-quarter as a result of a number of factors, including employee hiring, consultant billing and utilization rates, the mix, size and timing of engagements commenced and completed during a quarter, the number of billable days in a quarter, the timing of office and service expansion, training schedules and the timing of expenditures. Because a high percentage of CCAi's expenses are relatively fixed, a variation in the number of engagements or the timing of the initiation or the completion of engagements, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter-to-quarter and could result in losses to the Company. In addition, CCAi's engagements are generally terminable by the client without penalty.

     Unanticipated termination of an engagement, a client's decision not to proceed to the next phase of an engagement as anticipated by the Company, completion during a quarter of several client engagements without the deployment of consultants to new engagements or expansion of existing engagements could result in the Company's underutilization of employees and could, therefore, materially adversely affect the Company's business, operating results and financial condition. To the extent that increases in the number of consultants do not result in corresponding increases in revenues, the Company's business, operating results and financial condition could be materially adversely affected. Further, it is difficult for the Company to forecast the timing of revenues because engagement cycles depend on factors such as the size and scope of assignments and circumstances specific to particular clients. Because the Company derives revenues only when its consultants are billing on engagements, its business, operating results and financial condition are materially adversely affected due to vacations, training schedules, holidays, inclement weather or other similar events. For example, the Company has generated lower operating margins during the second and fourth quarters of the year due to a lower number of billable days resulting from training schedules and the number of vacations and holidays in those quarters. Given all of the foregoing, the Company believes that quarter-to-quarter comparisons of its operating results of preceding quarters are not necessarily meaningful, and that such results for one quarter should not be relied upon as an indication of future performance.

     Demand for IT consulting services is also significantly affected by the general level of economic activity. When economic activity slows, clients may delay or cancel plans that involve the hiring of IT consultants. The Company is unable to predict the level of economic activity at any particular time, and fluctuations in the general economy could materially adversely affect the Company's business, operating results and financial condition.

LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has funded its operations primarily through internally generated funds. Working capital needs have been periodically supplemented by borrowings under the Company's revolving credit facilities. Working capital was $0.4 million, $2.1 million and $2.9 million at December 31, 1996, 1997 and 1998, respectively.

     Net cash provided by operating activities was $0.2 million, $2.1 million and $1.4 million for the years ended December 31, 1996, 1997 and 1998, respectively. The increase in cash provided by operating activities in the years ended December 31, 1997 and 1998 compared to the year ended December 31, 1996 was primarily the result of the increased net income and due to increases in accruals and other current liabilities, partially offset by increases in accounts receivable. Accounts receivable increased from December 31, 1997 to December 31, 1998 primarily as a result of increased revenue and the timing of billings.

     Net cash used in investing activities was $51,700, $0.4 million and $5.2 million for the years ended December 31, 1996, 1997 and 1998, respectively. During 1998, the KLA acquisition required a net cash outlay of $3.9 million. See
Note 12 of Notes to Financial Statements. During the years ended December 31, 1997 and 1998, net cash used in investing activities reflected the Company's use of $0.4 million and $1.3 million, respectively, of funds for furniture, equipment and leasehold improvements primarily in a new corporate facility.

     In January 1999, in order to finance the BVD acquisition, the Company refinanced its then existing revolving credit facility with Fleet Bank. The Fleet Bank line of credit permits the Company to borrow up to $27.5 million and is collateralized by substantially all of CCAi's assets. Borrowings under the line of credit are limited to 80% of qualified receivables plus $20.0 million and to multiples of the Company's latest aggregated four quarters' earnings before interest, taxes, depreciation, amortization and other non-cash expenses. The interest rate is LIBOR (5.544% at December 31, 1998) plus up to 3.25% to the extent the Company borrows funds for a certain period of time, and the bank's prime rate (7.75% at December 31, 1998) plus up to 1.50%, on the remaining outstanding balance. The line of credit contains various financial and operating covenants and restricts, among other things, the Company's ability to incur additional indebtedness, sell or transfer assets or make investments and pay dividends. At December 31, 1998, $5.5 million was outstanding under the Fleet Bank line of credit. In January 1999, the Company borrowed $17.8 million for the BVD acquisition. The Company intends to use a portion of the net proceeds of the Offering to repay amounts outstanding under the line of credit. See "Use of Proceeds" and Note 4 of Notes to Financial Statements.

     Net cash provided by financing activities totaled $0.1 million, $0.1 million and $2.5 million for the years ended December 31, 1996, 1997 and 1998, respectively. In October 1997, the Company sold certain shares of Common Stock and Convertible Preferred Stock for an aggregate purchase price of $17.5 million ($15.9 million, net of $1.6 million of transaction expenses). Contemporaneously with such sale, the Company paid $15.9 million to purchase shares of Common Stock from affiliates of the Founders. See "Certain Transactions" and Note 9 of Notes to Financial Statements.

     The Company believes that the proceeds from the sale of the Shares offered hereby together with the cash provided from the operations will be sufficient, based on the Company's current operating plans, to meet the Company's working capital and capital expenditure requirements for the next 24 months. At December 31, 1998, the Company had no material commitments for capital expenditures. To the extent the Company is unable to fund its operations from cash flows, the Company may need to obtain financing from external sources in the form of either additional equity or indebtedness. There can be no assurance that additional financing will be available at all, or that, if available, such financing will be obtainable on terms favorable to the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128 ("SFAS 128") Earnings per Share, which changes the method of calculating earnings per share. SFAS 128 requires the presentation of "basic" earnings per share and "diluted" earnings per share on the face of the income statement. Basic earnings per share is computed by dividing the net income available to common shareholders by the weighted average shares of outstanding common stock. The calculation of diluted earnings per share is similar to basic earnings per share except that the denominator includes dilutive common stock equivalents such as stock options and warrants. The statement is effective for financial statements for periods ending after December 15, 1997 and has been adopted by the Company in the quarter ended December 31, 1997. The Company adopted SFAS No. 128 for all periods reported herein.

     In June 1997, the FASB issued Statement No. 130 ("SFAS 130"), Reporting Comprehensive Income, and No. 131 ("SFAS 131"), Disclosures about Segments of an Enterprise and Related Information. SFAS 130
establishes standards for reporting comprehensive income and SFAS 131 establishes standards for reporting information about operating segments. In February 1998, the FASB issued Statement No. 132 ("SFAS 132"), Employers' Disclosures about Pension and Other Postretirement Benefits. SFAS 132 establishes standards for reporting information regarding disclosures about pensions and other postretirement benefits. The Company is required to adopt these statements in 1998. In June 1998, the FASB issued Statement No. 133 ("SFAS 133"), Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes standards for reporting derivative instruments and hedging activities. The Company does not believe the adoption of the above SFAS statements will have a significant impact on the Company's financial statements or related disclosures.

YEAR 2000 COMPLIANCE

     Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date code field, and were not designed to account for the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process dates in the Year 2000 and beyond. The Company and its clients rely on their systems, applications and devices in operating and monitoring all major aspects of their businesses, including financial systems (such as general ledger, accounts payable and accounts receivable modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and end products. The Company and its clients also rely directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and of governmental entities, both domestic and international, for accurate exchange of data.

     The Company's Year 2000 assessment is conducted by the Company's IT department and executive management. The Company's assessment of the Year 2000 issue has been broadly divided among hardware systems, software systems, telecommunications, data communications, facilities, internal business applications, external business applications and services offered by CCAi. All hardware systems are being inventoried, audited and tested for Year 2000 compliance. All personal computer systems are in material compliance or will be replaced in 1999. Software systems include operating systems, applications and utilities. All business critical software systems have been assessed and are in material compliance. The telecommunications systems in use at CCAi are comprised of voice, facsimile, voice mail and video teleconferencing. All telecommunications systems have been assessed and are in material compliance. The data communications systems employed by CCAi include local area as well as wide area networking. The Company's data communications systems are in material compliance.


     CCAi employs two major internal business applications, which are significant in its business operations. These applications are its financial and payroll systems, which are commercial off-the-shelf items and include ongoing support. Both the systems have been assessed for Year 2000 compliance and are in material compliance. CCAI has implemented a training program and has created an environment in which issues and solutions relating to Year 2000 problems are exchanged and implemented. The Year 2000 issues with regard to CCAi's facilities have also been assessed and found to be in material compliance. There is a combination of hardware, software and communications elements involved with CCAi's headquarters and other offices. These are broadly grouped into physical security systems, fire alarm and fire control systems, heating and cooling systems, elevator systems, irrigation systems, lighting and emergency services.


     Based on the information currently available, the Company does not anticipate any significant investments and therefore, believes that the costs associated with the Year 2000 issue, and the consequences of incomplete or untimely resolution of the Year 2000 issue, will not have a material adverse effect on its business, operating results and financial condition. However, there can be no assurance that the Company, or its clients, will not encounter unexpected costs or disruption in their businesses as a result of the Year 2000 issue. In addition, even if the internal system of the Company are not materially affected by the Year 2000 issue, the Company's business, operating results and financial condition could be materially adversely affected through disruption in the operation of the enterprises with which the Company interacts.

                                    BUSINESS

     CCAi is a leading provider of rapid implementations of ERP applications. CCAi also offers its clients a comprehensive range of related services, including post-implementation and platform independent services, such as network and Windows NT support, custom application development, mainframe and legacy application support, Year 2000 compliance and remote support. The Company's services are primarily targeted at middle market organizations, or divisions of larger organizations, with annual revenues between $50 million and $2.5 billion. The Company's rapid ERP implementation services enable its clients to reduce the length and risks of implementations, lower overall costs and achieve early realization of ERP-related benefits.

     CCAi has established numerous strategic relationships with leading software application vendors, hardware vendors and other IT service providers, including multinational consulting firms. The Company has a relationship with SAP dating from 1989 and has been an SAP National Implementation Partner since 1994. In addition, the Company is a member of SAP's National Advisory Board and was involved in the development of ASAP, which has become an industry standard for rapid SAP implementations. In 1997, the Company became one of SAP's first ASAP Partners and has since become one of the first organizations to certify 100 consultants in SAP's ASAP methodology. CCAi recently received the 1998 Partner Award of Excellence from SAP. Also, CCAi has been an Oracle Alliance Member since 1997 and utilizes its own rapid implementation methodology, known as FIRM, for Oracle ERP applications. The Company has recently been selected to become one of 26 Oracle Service Providers in the United States. In addition, the Company has been an integral member of implementation teams managed by Andersen Consulting, Ernst & Young and SAP. In 1998, the Company was one of the first organizations named by Compaq as a regional configuration support center to provide rapid implementation and related services in connection with R/3PAQ, a preconfigured ERP solution jointly developed by Compaq and SAP.

     CCAi is a "company of employees" and has adopted a business model focused on establishing and maintaining long-term relationships with its employees. The Company believes, in a resource constrained industry, it distinguishes itself from its competitors by recruiting and retaining consultants with practical business and relevant IT experience, which enhance the Company's ability to identify industry-specific business issues and develop practical IT solutions to address such issues. CCAi's consultants who perform ERP implementations generally have 10 to 15 years of business or IT experience, including three to five years of ERP implementation experience.

INDUSTRY BACKGROUND

     Today's global business environment is rapidly changing due to increased competition, deregulation and technological advances. In this environment, organizations are constantly assessing the need for fundamental improvements in such core business functions as product development, service delivery, manufacturing, human resources, finance and accounting. To meet this need and succeed in the marketplace, organizations are increasingly turning to IT solutions that can be easily adapted to changing business requirements in order to improve the quality of products and services, shorten time to market and reduce costs. As a result, IT-related decisions have become mission critical within an organization's overall strategy.

     Recent technological advancements have caused many organizations to migrate from legacy mainframe systems running proprietary software to open systems and scalable client/server architectures based on personal computers using local and wide area networks, running shared databases and packaged software applications. For many organizations, an integral part of this migration is the implementation of complementary, fully-integrated, enterprise-wide applications developed and marketed by leading vendors such as SAP and Oracle. ERP applications address enterprise-wide management needs, including product development, distribution and logistics, finance and accounting, human resources and electronic data interchange. ERP applications greatly enhance operational efficiencies by enabling an organization to access and utilize information across the enterprise. Moreover, when implemented successfully, ERP applications enable the cost-effective redesign of critical business processes.

     According to International Data Corp., a market research company, the worldwide market for IT services is estimated to be $250 billion in 1997 and is projected to increase to over $370 billion by 2000. According to industry sources, the demand for ERP applications and services represent two of the fastest growing segments of this market. According to AMR Research, Inc., a market research company, the worldwide market for ERP applications and services totaled approximately $15 billion in 1998 and is projected to grow to approximately $52 billion by 2002, representing a compound annual growth rate of approximately 37%. In addition, according to industry sources, for every dollar spent on ERP applications, four to six dollars are spent on ERP implementation and related services. The Company believes that a large portion of this growth is represented by middle market companies.

     The successful implementation of ERP applications requires extensive resources, specific software expertise, end-user training and significant ongoing modifications to support an organization's evolving business processes. In addition, ERP implementations and related services typically require a large number of highly specialized consultants with industry and ERP application knowledge necessary to successfully configure the application to the organization's needs. Implementations also require ongoing modifications to continuously support an organization's evolving business processes. Generally, internal IT departments do not have the resources required to successfully manage the complex task of implementing and supporting such industry specific IT solutions. Moreover, external competitive pressures are driving many organizations to focus on their critical business processes and to control expenses, including those associated with IT. As a result, organizations are increasingly using third-party service providers to implement ERP applications in order to reduce the length and risks of implementations, lower overall costs and achieve early realization of ERP-related benefits.

     The Company believes the need for third-party ERP implementation and related services is particularly acute among middle market organizations. Such organizations are directing substantial resources to their ERP implementations and are particularly sensitive to the risk of cost overruns and delays associated with poorly managed ERP implementations. Such organizations expect timely and substantial economic returns from their ERP investments in the form of lower costs and early realization of ERP-related benefits. In addition, these organizations are under growing pressure from their Fortune 500 customers to rapidly implement compatible ERP solutions. As a result, middle market organizations are selective in identifying third-party ERP implementation partners. Large IT service providers, such as multinational consulting firms, however, typically do not target middle market organizations, but instead focus on system implementations and related consulting engagements with Fortune 500 companies and other large organizations. Conversely, most small IT service providers lack sufficient breadth of services, ERP implementation expertise, financial resources or industry knowledge to adequately address the needs of middle market organizations.

THE CCAi SOLUTION

     CCAi provides its clients with a broad range of highly specialized IT solutions that enable the rapid and cost-effective implementation of ERP applications and facilitate the early realization of ERP-related benefits. Key elements of the CCAi solution include the following:

     Rapid, Cost-Effective Implementations. The Company uses rapid SAP implementation methodologies and experienced consultants to deliver on-time and on-budget implementations. The Company's consultants combine both ERP implementation expertise and industry knowledge to deliver rapid configurations and implementations that address each client's particular needs. The Company has focused on providing ERP implementation services since 1994 when it developed its own rapid implementation methodology. More recently, CCAi was involved in the development of SAP's ASAP methodology, which has become an industry standard for rapid SAP implementations. CCAi utilizes the ASAP methodology for predominantly all of the SAP implementations it manages, and the Company believes, among SAP's National Implementation Partners, it has one of the largest groups of certified ASAP implementation consultants. In addition, in 1997, the Company became an Oracle Alliance Member and now utilizes its own rapid implementation methodology, known as FIRM, for Oracle ERP implementations.

     Highly Skilled Functional and Technical Consultants. The Company provides value-added ERP implementation and related services through a combination of highly skilled functional and technical consultants. CCAi's functional consultants typically have 10 to 15 years of business experience in areas such as finance, accounting, logistics, manufacturing, operations and engineering, including three to five years of ERP implementation experience. CCAi's technical consultants typically have 10 to 15 years of IT experience, including IT management, programming, systems analysis, application development and ERP implementation. The Company assigns its consultants to engagements that leverage their industry, implementation and technical experience to reduce ERP implementation times, lower overall engagement costs and increase returns on ERP investments.

     Strong Strategic Relationships. CCAi has strong strategic relationships with some of the world's leading developers of software applications, hardware vendors, and other IT service providers, such as multinational consulting firms. The Company's relationships with organizations such as SAP, Oracle, Microsoft Corporation ("Microsoft"), Compaq, Data General Corp. ("Data General") and Sterling Software, Inc. provide it with early exposure to new products, services and enhancements in implementation methodologies and enable the Company to offer its clients a greater variety of services. For example, the Company was named by Compaq as one of its first regional configuration support centers to provide rapid implementation services in connection with R/3PAQ, a preconfigured ERP solution jointly developed by Compaq and SAP. In addition, the Company's relationships with other IT service providers offer the Company early exposure to evolving business processes as tested and adopted in the Fortune 500 marketplace, which in turn allows the Company to offer such services on a more cost-effective basis to its middle market clients.

     Employee Focused, Scalable Business Model. CCAi is a "company of employees" and has adopted a scalable business model focused on supporting long-term relationships with its employees. The Company has developed a flat, flexible and scalable management organization designed to provide each CCAi consultant with access to substantial administrative and practice support resources and training and career development guidance. The Company believes it has a lower consultant turnover rate than the industry average and accordingly is able to offer its clients a stable team of consultants that provide superior services and greatly enhance client satisfaction. As a result, the Company rarely utilizes independent contractors.

     Broad Range of Complementary Services. CCAi provides a broad range of complementary services. The Company's consultants have expertise in IT services ranging from the implementations of SAP and Oracle applications, including interface design and development and process re-engineering, to an array of post-implementation and platform independent services, such as network and Windows NT support, custom application development, mainframe and legacy application support, Year 2000 compliance, on-site knowledge transfer, systems level technical support, network level technical and installation support and remote support.

GROWTH STRATEGY

     CCAi's objective is to be a leading provider of IT solutions to the middle market by continuing to deliver rapid ERP implementations and related services. CCAi's growth strategy emphasizes the following key elements:

     Expand Base of Highly Skilled Employees. The Company believes significant demand exists for its ERP implementation and related services. In order to meet such demand, CCAi intends to continue to invest significant financial and management resources to expand its base of highly skilled employees. By continuing to promote and enhance a corporate culture that rewards creativity and an entrepreneurial spirit, the Company believes it can recruit and retain the employees required to meet its clients' growing demands. Key elements of the Company's recruiting and retention package include competitive base salary and incentive compensation. In addition, the Company's flexible and scalable management organization is designed to provide consultants with administrative and practice support resources as well as training and career development guidance.

     Leverage Strategic Relationships. The Company intends to leverage its strategic relationships with its clients and leading software and hardware vendors to maximize marketing and sales opportunities, refine rapid implementation and pre-configured ERP methodologies and enhance its consultants' relevant technical knowledge. For example, CCAi often participates with software vendors such as SAP and Oracle in pre-sale activities and in the design of appropriate ERP solutions. The Company intends to form similar relationships with other software developers of complementary enterprise-wide applications, including supply chain management, sales force automation and process control automation. In addition, the Company intends to continue to leverage its relationships with other IT service providers to pursue opportunities within market segments that may not otherwise be available to the Company on its own.

     Broaden Geographic Presence. The Company intends to establish offices in targeted geographic regions where CCAi has established a significant local presence in terms of consultants, clients, or both. The Company has recently opened offices in Cincinnati, Dallas and San Francisco and plans to open additional offices over the next 12 months. As a result of the acquisition of BVD, the Company now has an office in Atlanta and has also established a presence in San Diego. CCAi believes that establishing and maintaining local offices will help the Company recruit and retain consultants with strong ties to local markets, as well as attracting clients who prefer to engage a services firm with a local presence. The Company also believes a local presence in these markets will enable it to strengthen relationships with local representatives of SAP, Oracle and other software application vendors, as well as hardware vendors. The Company's new offices will be organized to provide sales, marketing and recruiting support services for its consultants in the targeted regions.


     Expand Service Offerings. The Company believes it can increase revenues from existing clients and attract new clients by selectively expanding its service offerings. In order to capitalize on the full advantages of enterprise-wide capabilities, organizations are seeking complementary applications such as supply chain management, sales force automation, customer resource management, process control automation and e-commerce. The Company intends to offer additional value-added services to assist its clients in adopting such applications. The Company also believes it can leverage its relationships with industry-leading companies in the automotive, aerospace and financial services industries to provide implementation and related services to such companies' supply chain. For example, CCAi believes that its experience in assisting in the implementation of SAP at GM provides CCAi with a competitive advantage in obtaining implementations for GM's direct and indirect vendors. The Company intends to offer prospective clients in such industries, particularly suppliers of its clients, the latest in pre-configured ERP applications and standardized implementation services for such industries.

     Pursue Strategic Acquisitions. The Company intends to continue to pursue strategic acquisitions that will provide additional well-trained, high-quality professionals, new service offerings, additional industry expertise, a broader client base and an expanded geographic presence. The Company recently completed the acquisitions of KLA and BVD, which enabled the Company to acquire highly skilled ERP consultants, obtain additional recruiting and sales and marketing opportunities, gain SAP implementation expertise in the automotive, semiconductor and financial services industries, and enhance its presence in the Atlanta, Cincinnati and San Diego markets.

SERVICES

     CCAi's services are focused on reducing the time and cost associated with implementing and integrating IT solutions. CCAi undertakes engagements in a variety of roles including: (i) as the lead consulting firm on its own engagements, (ii) as the lead consulting firm on a part of larger engagements undertaken by multinational IT consulting firms or other large service providers or (iii) as an integral member of a joint engagement team on such engagements. In almost all cases, the Company provides its services on a time and materials basis. The Company's services include:


                CCAi SERVICES                                       DESCRIPTION
  Engagement Management                      -    Develop engagement scope and budget
                                             -    Manage implementation engagements and budgets
  Process Re-engineering                     -    Analyze and prioritize current business
                                                  processes
                                             -    Focus clients on processes yielding greatest
                                                  business benefits
                                             -    Map to proven solutions and best business
                                                  practices
                                             -    Provide functional consulting expertise
  Interface Design and Development           -    Analyze existing legacy applications
                                             -    Design database conversion interfaces
  On-site Knowledge Transfer and Training    -    Create knowledge transfer programs for clients'
                                                  employees
                                             -    Develop customized training programs
                                             -    Provide product training
  Systems Level Technical Support            -    Coordinate hardware and operating system
                                                  installations
                                             -    Provide system upgrades and configurations
                                             -    Integrate back-office products with ERP
                                                  solutions
  Network Level Technical Support            -    Install and configure networks
                                             -    Manage installed networks
  Programming Services                       -    Provide services for full range of programming
                                                  languages, including Visual Basic, C, C++ and
                                                  COBOL
                                             -    Provide experts in use of various tools and
                                                  database products, including Access,
                                                  PowerBuilder, Developer 2000 and COOL:Gen
                                             -    Develop Internet-based applications utilizing
                                                  HTML, ActiveX and Java
                                             -    Support legacy applications
  Outsourced/Remote Support                  -    Offer support center based implementation teams
                                             -    Offer help-desk and upgrade support
                                             -    Provide platform outsourcing

     CCAi offers its clients ERP implementation and platform independent services. The following is a description of such services:

     ERP Implementation Services. The Company provides a full range of ERP implementation services in both rapid and traditional ERP engagements. The Company has a relationship with SAP dating from 1989 and has been an SAP National Implementation Partner since 1994. In addition, the Company is a member of SAP's National Advisory Board and was involved in the development of SAP's ASAP methodology, which has become an industry standard for rapid SAP implementations. In 1997, the Company became one of SAP's first ASAP Partners and has since become one of the first organizations to certify 100 consultants in the ASAP methodology.

In addition to rapid implementations, the Company also performs traditional ERP implementation engagements, which typically are conducted over a more extended period of time, with larger teams of consultants and greater customization.

     Rapid ERP implementation has become a central focus of CCAi's service offerings and has been a growing part of its business since 1994. Because of the importance of rapid ERP implementations to the Company's middle market clients, CCAi has consultants with expertise in Oracle's FastForward methodology and SAP's ASAP methodology. The Company utilizes its own rapid implementation methodology, known as FIRM, for Oracle ERP applications. CCAi utilizes the ASAP methodology for predominantly all the SAP implementations it manages and believes that, among SAP's National Implementation Partners, it has one of the largest groups of certified ASAP consultants.

     CCAi's ASAP implementations utilize SAP's five-phased ASAP approach. The first phase, Project Preparation, provides initial planning and preparation for SAP's R/3 implementation. The second phase, Business Blueprint, involves the detailed documentation of the business process requirements of the client. In the third phase, Realization, all of the business and process requirements are implemented in two work packages. The fourth phase, Final Preparation, entails complete testing, end-user training, system management and cut over activities and resolution of all critical open issues. In phase five, Go Live and Support, the project is transitioned to a live, productive operation.

     Platform Independent Services. The Company provides platform independent services both on a stand-alone basis and in conjunction with ERP implementations. These services are designed to assist organizations in software application design, development and maintenance across a broad spectrum of computing environments. These services span client/server, midrange, mainframe and Internet-based solutions. The Company's consultants and software developers typically are engaged for part or all of the lifecycle of application development, from requirements analysis and systems planning through coding, testing, deployment and maintenance. The Company uses rapid prototyping and application development tools, commercially available database software and other standard development tools.

     The following chart details the Company's platform independent services:


                CCAi SERVICES                                       DESCRIPTION
  IT Consulting                              -    Assist organizations in reengineering business
                                                  processes
                                             -    Plan migration of clients' legacy systems to
                                                  networked, distributed, client/server
                                                  architectures
                                             -    Model core systems, including architecture,
                                                  design, gap analysis, testing and engagement
                                                  management functions
  Application Development                    -    Develop software applications in a full range
                                                  of programming languages including Visual
                                                  Basic, C, C++ and COBOL
                                             -    Design systems using rapid prototyping and
                                                  application development tools (Developer 2000
                                                  and COOL:Gen), database software (Access and
                                                  SQL Server) and standard development tools
                                                  (PowerBuilder)
                                             -    Upgrade and maintain software applications
  Outsourcing, Training and Remote Support   -    Augment clients' internal resources with
                                                  skilled IT professionals
                                             -    Provide outsourced IT support
                                             -    Provide consulting services for Year 2000
                                                  compliance
                                             -    Support databases and operating systems
                                             -    Train clients' personnel in packaged and custom
                                                  software applications

CLIENTS AND REPRESENTATIVE ENGAGEMENTS

     CCAi provides its services to a diverse group of organizations across a broad spectrum of industries. These clients generally have substantial recurring requirements for IT services and products and have typically maintained ongoing, long-term relationships with the Company. The Company had no client that represented more than 10% of its annual revenues in each of the three years ended December 31, 1996, 1997 and 1998. The following table presents a representative list of clients that have directly engaged CCAi to perform a variety of IT services:

    AEROSPACE AND AUTOMOTIVE            CHEMICAL PROCESS                 COMMUNICATIONS
    ------------------------            ----------------                 --------------
Aircraft Braking Systems Corp.     Akzo Nobel N.V.             GTE Corp.
Aluminum Company of America        Dow Chemical Co.            Reltec Corp.
General Motors Corporation         Henkel Corp.                Voice-Tel Enterprises, Inc.
Lockheed Martin Energy
  Research Corp.

                                                                   FINANCIAL AND PROFESSIONAL
        CONSUMER PRODUCTS                    ENERGY                         SERVICES
        -----------------                    ------                --------------------------
American Greetings Corp.           BP America Inc.             Andersen Consulting LLP
ChemRex, Inc.                      Lockheed Martin Energy      Ernst & Young LLP
Master Builders, Inc.              Systems, Inc.               KeyCorp

       PHARMACEUTICAL AND
           HEALTH CARE                     INDUSTRIAL                      PUBLISHING
       ------------------                  ----------                      ----------
Medical Mutual of Ohio             Alcan Aluminum Company      Antioch Publishing Co.
University Hospitals of Cleveland  Brush Wellman Inc.          Simon & Schuster Inc.
UCB Pharma, Inc.                   Continental General Tire    Bantam Doubleday Dell Publishing
Pyxis Corporation                  Inc.                        Group Inc.
                                   Eaton Corporation
                                   Goodyear Tire & Rubber Co.
                                   OwensCorning
                                   Tremco, Inc.
                                   USS/Kobe Steel Co.

             RETAIL                        TECHNOLOGY                     SEMICONDUCTOR
             ------                        ----------                     -------------
Cole National Corp.                Compaq Computer             Burr Brown Corporation
OfficeMax, Inc.                      Corporation               Rockwell Semiconductor   Systems,
                                   Hewlett-Packard             Inc.
                                   Company                     Triquint Semiconductor Inc.
                                   SAP America, Inc.

     Three examples of the Company's engagements include the following:

     SAP Implementation and Platform Independent Services. A manufacturer of specialty metals and alloys, with approximately $400 million in annual revenues, engaged CCAi to revitalize its implementation initiative. The SAP implementation was complex because of the involvement of four service centers, two large manufacturing plants, four specialty division sites, a mining operation and the corporate headquarters. CCAi was engaged because of its implementation plan using SAP's ASAP methodology and its stable team of highly-skilled consultants. The initial implementation phase included traditional financials and logistics modules along with more complex modules such as variant configuration, product costing and process industry production. The client currently has five of its facilities live on SAP and is on-time and on-budget to complete the implementation for the entire organization during the first quarter of 1999. CCAi also provided the client with Year 2000 compliance services with respect to the client's AS400 legacy system.

     ASAP Implementation. CCAi successfully implemented SAP in one of the first ASAP implementations in the Midwest. The client is a manufacturer of concrete add mixtures and specialty sealants with approximately

$250 million in annual revenues. To support its growth strategy, the client needed to replace a customized legacy system. CCAi was engaged to help implement SAP's R/3 on a new HP-Unix platform. Besides the standard suite of applications, this implementation included the new environmental, health and safety module as well as plant maintenance, quality management and process industry production modules. Over an eight month period, eight to 10 CCAi consultants implemented the applications on-time and on-budget, earning a performance bonus.

     ASAP Implementation. CCAi successfully implemented SAP utilizing the ASAP implementation methodology at a Midwest publisher of non-literary products. With revenues of over $150 million, the client installed SAP's R/3 to be better positioned for its anticipated growth and the complexities that its legacy systems were unable to handle. Phase one of the project was installed by a global SAP implementation partner. The project was running past schedule and over budget by 150%. As a result, in February 1998, CCAi was engaged to implement the second phase of the project as the lead implementor, including an additional plant and corporate wide financials. CCAi completed the blueprinting phase of the project on-time and SAP R/3 was implemented on-time and on-budget.

HUMAN RESOURCES

     CCAi's success depends in large part upon its ability to recruit, motivate and retain highly skilled IT professionals. These professionals are in great demand and are likely to remain a limited resource for the foreseeable future. As of December 31, 1998, the Company had 339 employees, 279 of whom were consultants. Upon completion of the BVD acquisition on January 12, 1999, the Company had 397 employees, 331 of whom were consultants. The Company believes that its employee-focused culture and organization, including its recruiting, training, compensation, support and mentoring programs, are directly related to its ability to recruit, train, motivate and retain its consultants.

     Recruiting. CCAi dedicates significant resources to recruiting highly motivated and skilled consultants with functional, consulting and technology business experience. The Company recruits and employs consultants with a range of diverse business backgrounds, including accounting, finance, engineering, logistics, manufacturing and operations. The technical experience of the Company's consultants is equally wide ranging, covering areas such as IT management, programming, systems analysis and application development. CCAi maintains a rigorous hiring program administered by its in-house recruiters. Before employment determinations are made, applicants are screened in a highly selective process by several levels of management for technical skills, functional business expertise and cultural fit.

     Compensation. The Company offers competitive base salary and incentive compensation packages. As part of their compensation package, the Company's consultants are eligible for monthly and quarterly cash bonuses and participate in the 1997 Equity and Performance Plan. The cash bonuses earned by the Company's consultants are based on a percentage of the revenue the individual consultant contributes to the Company. See "Management -- Employee Benefit Plans."

     Career Development, Support and Training. The Company focuses significant resources on the career development of its consultants. The Company has developed a flat, flexible and scalable management organization designed to provide each CCAi consultant with access to substantial administrative and practice support resources and training and career development guidance. The Company is organized so that each consultant is mentored and supervised by two senior consultants: a Managing Associate, who focuses on the consultant's performance and administrative needs, and an Advisory Associate, who provides technical expertise and guidance and focuses on the consultant's training and career development needs. Each CCAi consultant is also assigned an Advocate responsible for assisting the consultant with travel arrangements, time and expense reports and other administrative matters. The Company provides an extensive training program for its consultants focused on "best of breed" technologies and practices. The program includes in-house instruction and external training often offered in conjunction with one of the software application vendors with whom the Company maintains a strategic relationship.

     Quality Assurance. CCAi has developed a formal quality assurance program led by a full-time quality program manager. The program, which is fully automated, measures both client and employee satisfaction and is a tool used for employee and manager performance reviews. The quality assurance process commences at the beginning of an engagement. The Account Executives and project managers assigned to a particular engagement work closely with the client to document the clients' expectations for the engagement. Subsequently, performance audits of each consultant assigned to such engagement are conducted every 90 days. These audits are then used in each consultant's annual performance review. CCAi recently received the 1998 Partner Award of Excellence from SAP.

SALES AND MARKETING

     CCAi markets and sells its ERP implementation and related services predominantly in the U.S. and Canada through its network of strategic relationships and its direct sales force. The Company's sales organization leverages CCAi's referenceable client portfolio to acquire new clients. Multiple engagements from current or prior clients, and the reputation of CCAi's consultants and management, are also meaningful sources of new business for the Company.

     Strategic Relationships. The Company has established a number of formal and informal marketing relationships with leading software and hardware vendors. CCAi derives a substantial number of leads for new engagements from such relationships. In addition, its strategic relationships with SAP and Oracle involve coordinated sales and marketing efforts, as well as trade show activities specifically targeted to the ERP implementation industry. The Company's other strategic relationships with Compaq, Data General, Microsoft and Sterling Software, Inc. also offer opportunities for joint marketing activities. The Company also has strategic relationships with multinational consulting firms and other IT service providers. These relationships give CCAi access to engagement opportunities in geographic locations and within certain market segments that might otherwise be unavailable to the Company.

     Direct Sales. The Company's direct sales force includes account executives who are responsible for developing, maintaining and managing long-term client and strategic relationships. The account executives are also responsible for identifying new engagement opportunities directly with clients or through strategic relationships. Account executives rely on continual communications with clients, prospective clients and the organizations with which the Company maintains strategic relationships to build CCAi's relationships and also work with CCAi's consultants to analyze prospective client needs and demonstrate the Company's services.

     Marketing. The Company supports its sales efforts with a comprehensive marketing program that features its alliances with SAP, Oracle and Microsoft and includes trade shows, contributing articles to industry publications, public relations, ERP industry meetings and conferences, the creation of collateral marketing materials and the Company's Internet site. The program is designed to strengthen the CCAi brand name and generate new client and strategic relationships.

COMPETITION

     The market for CCAi's services is highly competitive. CCAi believes that its principal competitors include the internal information systems groups of its prospective clients, IT consulting companies, systems integration firms and the consulting divisions of software applications vendors, some of which are also clients of the Company. Many of CCAi's competitors have longer operating histories, possess greater industry and name recognition and have significantly greater financial, technical and marketing resources than the Company. In addition, there are relatively low barriers to entry into CCAi's market, and the Company has faced, and expects to continue to face, additional competition from new entrants into its market, including new entrants offshore who may have lower fixed operating costs than the Company and new entrants who may develop new or innovative means of delivering IT services.

     CCAi believes that the principal competitive factors in its market include quality of service, speed of development and implementation, price, engagement management capability, technical and business expertise and reputation. The Company believes it competes favorably with respect to such factors. The Company believes its ability to compete also depends in part on a number of competitive factors outside its control. These include the ability of its competitors to recruit, motivate and retain project managers and other senior professionals, develop services competitive with the Company's services and respond to customer needs. There can be no assurance that the Company will be able to compete successfully with its competitors. See "Business -- The CCAi Solution" and "Risk
Factors -- Highly Competitive Information Technology Services Industry."

INTELLECTUAL PROPERTY RIGHTS

     CCAi's success is dependent upon certain methodologies and other proprietary intellectual property rights. Software developed by the Company for a client is typically assigned to the client. CCAi also independently develops certain foundation and application software products, or software "tools," that remain the property of the Company. CCAi relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. CCAi enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by CCAi in this regard will be adequate to deter misappropriation of the Company's proprietary information, that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights or that such steps will prevent the Company's employees from using intellectual property belonging to others. Although CCAi believes that its services do not infringe on the intellectual property rights of others and it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of claims alleging infringement of third-party intellectual property rights, including the rights of its clients. Any such claims could require CCAi to expend significant resources in litigation, pay damages, cease using infringing intellectual property, develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of asserted infringement. See "Risk Factors -- Dependence on Intellectual Property Rights."

PROPERTY

     The Company's corporate headquarters is located in Mayfield Heights, Ohio. Currently, the Company's lease on these premises covers approximately 27,000 square feet and expires in June 2003, with three renewal options for five years each. The lease provides for payments of approximately $607,000 annually. The Founders have a 30% ownership interest in the entity that owns the Company's corporate headquarters. The Company also leases additional facilities in Atlanta, Cincinnati, Cleveland, Dallas and San Francisco. The Company believes that its properties are adequate for its needs and suitable additional or replacement space will be available when required on terms acceptable to the Company. See "Certain Transactions -- Corporate Headquarters Lease."

LEGAL PROCEEDINGS

     The Company is not involved in any legal proceeding that the Company's management believes is likely to have a material adverse effect on the Company.

                                   MANAGEMENT

     The directors, executive officers and other senior managers of the Company and their respective ages as of December 31, 1998, and positions are as follows:

                   NAME                       AGE                       POSITION
Directors and Executive Officers:
Nicholas A. Canitano......................    50     Chairman of the Board and Chief Executive
                                                     Officer
Kenneth L. Conley.........................    54     President, Chief Operating Officer and Director
Karen M. Conley...........................    43     Executive Vice President, Treasurer and
                                                     Director
Annette M. Canitano.......................    48     Executive Vice President, Secretary and
                                                     Director
Paul A. Farmer............................    40     Chief Financial Officer and Vice President
A. Bruce Johnston (1)(2)..................    38     Director
Kenneth T. Schiciano (1)(2)...............    36     Director
Ivan J. Winfield (1)(2)...................    64     Director

Other Senior Managers:
Jack L. Rhyne.............................    51     Vice President of Enterprise Systems
Ronnie K. Crumpler........................    50     Vice President of Vertical Market Development
Luc P. De Groof...........................    51     Regional Vice President
Timothy S. Flowers........................    43     Vice President of Sales and Marketing
Susan V. Lebas............................    38     Vice President of Recruiting
Timothy M. May............................    39     Vice President of Sales and Marketing

---------------

(1) Member of the Audit Committee of the Board of Directors.
(2) Member of the Compensation Committee of the Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS

     Nicholas A. Canitano is currently serving in the capacity of Chairman and Chief Executive Officer of the Company and has held various management positions with the Company since its inception in 1983. Prior to founding CCAi, he was employed in a variety of information systems managerial positions.

     Kenneth L. Conley is currently serving in the capacity of President and Chief Operating Officer of the Company and has held various management positions with the Company since its inception. Prior to founding CCAi, he was employed by International Business Machines Corporation ("IBM") in a variety of sales and marketing positions.

     Karen M. Conley is currently serving in the capacity of Executive Vice President and Treasurer and has held various management positions with the Company since its inception. Prior to founding CCAi, she was employed by IBM as a Marketing Representative.

     Annette M. Canitano is currently serving in the capacity of Executive Vice President and Secretary and has held various management positions with the Company since its inception. Prior to founding CCAi, she was employed by a financial services company.

     Paul A. Farmer joined the Company in April 1998 as the Chief Financial Officer and also currently serves as Vice President, Assistant Secretary and Assistant Treasurer. Mr. Farmer is a certified public accountant and, prior to joining CCAi, held various positions, including Chief Financial Officer, Chief Administrative Officer, Treasurer and Secretary with TCSI Corporation, a telecommunications software service provider, from 1993 to 1997; Vice President, Secretary, Treasurer and Corporate Controller with Technology Solutions Company, an IT consulting firm, from 1990 to 1993; and Senior Audit Manager with Price Waterhouse from 1982 to 1990.

     A. Bruce Johnston has served as a Director of the Company since October 1997 and has been a principal of TA Associates since January 1996. Mr. Johnston was a Vice President of TA Associates, a venture capital firm, from June 1992 to December 1995. Mr. Johnston serves as Director of Expert Software Inc., a software company, Restrac Inc., a software company, and several privately-held companies.

     Kenneth T. Schiciano has served as a Director of the Company since October 1997 and has been a principal of TA Associates since January 1995. Mr. Schiciano was a Vice President of TA Associates from August 1989 to December 1994. Mr. Schiciano serves as a Director of Galaxy Telecom LP, a cable television multi-systems operator, and several privately held companies.

     Ivan J. Winfield has served as a Director of the Company since August 1998 and is currently Associate Professor and Executive in Residence at Baldwin Wallace College in Berea, Ohio. Mr. Winfield retired as a partner from Coopers & Lybrand, L.L.P. in 1994 where he practiced since 1970. He is also a Director of OfficeMax, Inc., a discount office product merchandiser, Rainbow Rentals, Inc., a consumer product merchandiser, Boykin Lodging Company, a real estate investment trust, HMI Industries, Inc., primarily a manufacturer of consumer products, and International Total Service, Inc., a provider of aviation contract support services.

     Jack L. Rhyne joined CCAi in 1994 as the Manager of SAP Enterprise Systems and is currently Vice President of Enterprise Systems. Prior to joining CCAi, Mr. Rhyne was employed by ICI Explosives Environmental Co., a chemical and explosives company, from 1990 to 1994 in a variety of positions including as a Technical Project Manager implementing SAP solutions at various sites in the U.S. and Canada. Prior to 1990, Mr. Rhyne held a variety of executive positions in IT-related companies, OEM distributors and software development organizations.

     Ronnie K. Crumpler joined CCAi in April 1998 as part of the acquisition of KLA and is currently the Company's Vice President of Vertical Market Development. Prior to joining CCAi, Mr. Crumpler was Chairman of the Board and Chief Operating Officer of KLA from November 1996 to April 1998. Prior to his employment with KLA, Mr. Crumpler held a variety of positions with several management consulting firms, including A.T. Kearney from January 1996 to November 1996, Enterprise Solutions Management Consulting from June 1995 to January 1996 and Ernst & Young from June 1993 to June 1995. Prior to this, Mr. Crumpler served as president of a private consulting firm and held a variety of positions with Dow Chemical Co. for 19 years.

     Luc P. De Groof joined CCAi in January 1999 as part of the acquisition of BVD and is currently the Company's Regional Vice President of the Southeast. Mr. De Groof was serving in the capacity of President and Chief Executive Officer of BVD. Prior to founding BVD in the US, he was a Services Manager with SAP Belgium from 1992 to 1993 and held various management positions with major Belgian IT consulting firms, including Bureau van Dijk Computer Services, S.A. (Europe) from January 1989 to December 1991 and SEMA Group from September 1977 to December 1988.

     Timothy S. Flowers joined CCAi in 1990 and is currently a Vice President of Sales and Marketing. Prior to joining CCAi, Mr. Flowers was employed by Automated Data Processing, Inc., a payroll services provider, from 1982 to 1989 in a variety of management and marketing positions, including Technical Support and Implementation Manager for a variety of accounting software products.

     Susan V. Lebas joined CCAi in 1987 and is currently the Vice President of Recruiting. Prior to joining CCAi, Ms. Lebas served in a variety of industries in an administrative capacity.

     Timothy M. May joined CCAi in 1995 and is currently a Vice President of Sales and Marketing for the Company. From 1994 to 1995, Mr. May was the Vice President of Marketing for Enterprise Network Services, Inc., a network management provider. From 1992 to 1994, Mr. May was employed as an Area Sales Manager by Global Software, Inc., a software company. Prior to 1992, Mr. May was employed by IBM for 10 years in a variety of marketing positions.

BOARD OF DIRECTORS

     The Company's Articles of Incorporation and Code of Regulations provide that the Company's Board of Directors be comprised of not less than six and not more than 16 directors. The Board is currently comprised of seven members. The Company's Board of Directors is divided into two classes and the Company intends to designate the terms of each of the Directors prior to the consummation of the Offering. Each director holds office until his or her successor is duly elected and qualified, or until such Director's earlier death, resignation or removal.

     Two of the Company's current directors, Messrs. Johnston and Schiciano, were nominated and elected to the Company's Board of Directors as designees of TA Associates in accordance with a voting agreement contained in the Stock Purchase and Shareholders Agreement dated October 15, 1997. The voting provisions of this agreement terminate upon consummation of the Offering. Executive officers of the Company are appointed by, and serve at the discretion of, the Board of Directors. Nicholas A. Canitano and Annette M. Canitano are husband and wife, and Kenneth L. Conley and Karen M. Conley are husband and wife. See "Certain Transactions."

BOARD COMMITTEES

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee, consisting of Messrs. Johnston, Schiciano and Winfield, makes recommendations concerning the engagement of independent public accountants, reviews the scope and results of the audit with the independent public accountants, reviews the Company's annual operating results with management and the independent accountants, considers the adequacy of the internal accounting procedures and considers the effect of such procedures on the accountants' independence.

     The Compensation Committee, consisting of Messrs. Johnston, Schiciano and Winfield, reviews and recommends the compensation arrangements for officers and other employees, determines the options or stock to be granted to eligible persons under the 1997 Equity and Performance Plan and takes such other actions as may be required in connection with the Company's compensation and incentive plans.

DIRECTOR COMPENSATION

     The Code of Regulations provide that the non-employee directors may receive compensation and expense reimbursement for serving on the Company's Board of Directors, including committees thereof, and for other services related to a director's membership.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the annual and long-term compensation earned for the years ended December 31, 1997 and December 31, 1998 for the Company's Chief Executive Officer and the Company's three other executive officers during 1997 and the Company's four other executive officers during 1998 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                             ANNUAL COMPENSATION              -------------
                                   ----------------------------------------    RESTRICTED        ALL OTHER
                                         SALARY                BONUS           STOCK AWARD    COMPENSATION(2)
                                   -------------------   ------------------   -------------   ---------------
        NAME AND POSITION            1997       1998       1997     1998(1)   1997    1998     1997     1998
Nicholas A. Canitano.............  $224,200   $250,562   $466,194     --       --      --     $4,750   $5,000
Chairman of the Board and Chief
  Executive Officer
Kenneth L. Conley................   197,579    247,117    476,486     --       --      --      4,750    5,000
President and Chief Operating
  Officer
Karen M. Conley..................   211,352    155,303     93,959     --       --      --      4,750    3,510
Executive Vice President and
  Treasurer
Annette M. Canitano..............   185,620    151,923    103,362     --       --      --      4,750    4,510
Executive Vice President and
  Secretary
Paul A. Farmer (3)...............     --       103,844      --        --       --      --       --       --
Chief Financial Officer and Vice
  President

---------------

(1) In 1998, the Company accrued bonuses to each of the Named Executive Officers, which will be paid in January 1999, as follows: Nicholas A. Canitano -- $125,000; Kenneth L. Conley -- $125,000; Karen M.
    Conley -- $75,000; Annette M. Canitano -- $75,000; and Paul A.
    Farmer -- $82,500.

(2) Represents matching payments under the Company's 401(k) Plan.

(3) Mr. Farmer joined the Company in April 1998. In May 1998, Mr. Farmer was issued 76,950 shares of restricted Common Stock under the 1997 Equity and Performance Plan. On each anniversary of the grant date, one third of Mr. Farmer's restricted stock will vest. Mr. Farmer paid the purchase price for the restricted stock by executing and delivering to the Company a promissory note in the principal amount of $359,356. No dividends will be paid on these shares of restricted Common Stock.

EMPLOYEE BENEFIT PLANS

     1997 Equity and Performance Incentive Plan. Upon the consummation of the Offering, the Company will have an aggregate of 2,072,750 shares of Common Stock reserved for issuance under the 1997 Equity and Performance Plan, which may be granted to directors, consultants, key employees and officers of the Company. The 1997 Equity and Performance Plan is administered by the Compensation Committee and provides for awards, including restricted shares of Common Stock, deferred shares of Common Stock and options to purchase shares of Common Stock, including Incentive Stock Options ("ISOs") (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")).

     The exercise price for options may be paid as follows: (i) in cash or check payable to the Company; (ii) by actual or constructive transfer to the Company of Common Stock owned by the optionee having a value at the time of exercise equal to the option price and which have been held by the optionee for at least six months; or (iii) by a combination of such methods of payment. In the case of a stock option that is not an ISO, the exercise price per share of Common Stock may be less than the fair market value per share of Common Stock on the date of the grant. Any grant may provide for payment of the option price in installments, upon terms determined by the Board of Directors, including, without limitation, pursuant to a promissory note. ISOs to be granted under the 1997 Equity and Performance Plan must be exercised within 10 years from the date of grant. Each option will become exercisable over a period of time as the optionee provides services to the Company; provided, however, that each option will accelerate in the event of a sale of a majority of the outstanding Common Stock of the Company, a sale of substantially all of the Company's assets or other similar transactions and events as determined by the Board of Directors of the Company (a "Change in Control"). Each grant or sale of restricted stock will vest over a period of not less than two years to be determined by the Board of Directors at the date of the grant or issuance; provided, however, that the Board of Directors of the Company may accelerate vesting upon a Change in Control or public offering. Each grant or sale of deferred shares of Common Stock entitles the recipient to receive Common Stock (or equivalent in other property, including cash) upon the fulfillment of specified objectives over a period of not less than one year, except, if the Board of Directors so determines, each payment may be accelerated in the event of a Change in Control or public offering.

     The Board of Directors can amend or terminate the 1997 Equity and Performance Plan at any time. In the event of any change in the capital structure of the Company, such as a stock dividend or stock split, the Board of Directors may make equitable adjustments to outstanding unexercised awards and to the provisions of the 1997 Equity and Performance Plan so that the net value of the award is not changed. If the Company becomes a party to a merger, reorganization, liquidation or similar transaction, the Board of Directors may make such arrangements it deems advisable regarding outstanding awards, such as substituting new awards for outstanding awards, assuming outstanding awards or terminating or paying for outstanding awards.

     No awards were made under the 1997 Equity and Performance Plan in 1997, and none were outstanding at December 31, 1997. At December 31, 1998, options for 360,600 shares were outstanding under the 1997 Equity and Performance Plan.

     Currently, no grants or issuances under the 1997 Equity and Performance Plan have been made to executive officers other than Paul A. Farmer. On May 11, 1998, Mr. Farmer was issued 76,950 shares of restricted Common Stock under the 1997 Equity and Performance Plan for a purchase price of $4.67 per share. See "Certain Transactions."

     401(k) Plan. The Company maintains a 401(k) profit sharing and defined contribution plan (the "401(k) Plan"). All employees of the Company who have reached 21 years of age and have completed six months of service are eligible to participate in the 401(k) Plan, pursuant to which each participant may contribute up to 15% of eligible compensation (up to a statutorily prescribed annual limit of $10,000 in 1998). The Company currently matches contributions made by employees to the 401(k) Plan. The amount of the match is determined at the discretion of the Company. A profit sharing contribution may also be made each year at the discretion of the Company. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their account balances in various established funds. During 1997, each of the Named Executive Officers participated in the 401(k) Plan as indicated in the Summary Compensation Table.

     1998 Employee Stock Purchase Plan. In December 1998, the Company established the Purchase Plan and reserved an aggregate of 500,000 shares of Common Stock for issuance under the Purchase Plan. Currently, no shares of Common Stock have been issued under the Purchase Plan. The Purchase Plan will be intended to qualify under Section 423 of the Code and will permit eligible employees of the Company whose customary employment is a minimum of 20 hours per week to purchase shares of Common Stock through payroll deductions of up to 10% of the employee's gross regular earnings on an annualized basis, provided that no employee may purchase more than 5,000 shares of Common Stock on any Purchase Date (as defined in the Purchase Plan), with the first offering period commencing on the first day of the first quarter following the Offering. The price of shares of Common Stock purchased under the Purchase Plan will be 85% of the fair market value of the Common Stock (as calculated in the Purchase Plan). The Purchase Plan will be administered by the Compensation Committee. The Board of Directors will be able to amend or terminate the Purchase Plan at any time.

     Other. The Company maintains customary health and benefit plans for its employees. The Company does not maintain any defined benefit pension plans.

BONUSES

     The Company grants annual bonuses to its executive officers. These bonuses are determined by the Compensation Committee of the Board of Directors of the Company and are based on the attainment of individual performance targets and the financial performance of the Company.

                              CERTAIN TRANSACTIONS

     The 1997 Transactions. In July 1997, the Company repurchased 509,130 shares of Common Stock owned by Joseph Minadeo for an aggregate amount of $171,429. Mr. Minadeo is the brother of Annette M. Canitano, the Company's Executive Vice President, Secretary and a Director, and was an original investor in the Company.


     In October 1997, the Company entered into a series of transactions (collectively, the "1997 Transactions") wherein TA Associates, including the following affiliated groups: TA/Advent VIII L.P., Advent Atlantic and Pacific III L.P. and TA Investors LLC (f.k.a. TA Venture Investors Limited Partnership) (collectively, the "TA Investors"), and McDonald & Company Securities, Inc., including the following affiliated groups: McD Venture Capital Fund, L.P. and GHK Investments, L.L.C. (collectively, the "McDonald Investors") purchased a total of 250,400 shares of Convertible Preferred Stock and 1,350,000 shares of Common Stock from the Company for an aggregate purchase price of $17.5 million ($15.9 million, net of $1.6 million of transaction expenses). Immediately prior to the consummation of the Offering, the Convertible Preferred Stock sold by the Company in the 1997 Transactions will be converted into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock. Upon consummation of the Offering, the Redeemable Preferred Stock will be redeemed for $15.8 million, using a portion of the net proceeds from the Offering. See "Use of Proceeds."


     As part of the 1997 Transactions and under the terms of the Stock Purchase and Shareholders Agreement, dated October 15, 1997 (the "1997 Agreement"), among TA Investors, McDonald Investors, the Founders, NAC Enterprises, Inc., CKCK Enterprises, Inc., Kenneth L. Conley Charitable Remainder Trust, Karen M. Conley Charitable Remainder Trust and the Company, each of TA Investors and McDonald Investors was granted certain demand and "piggyback" registration rights and certain other preferential rights, including: (i) rights to participate in sales of additional shares; and (ii) rights of first refusal and co-sale involving the Company's securities. In addition, TA Investors, McDonald Investors, the Company and the Founders entered into a voting agreement whereby the parties agreed to vote all shares of the Company's capital stock held by them (and any other securities over which the Founders exercise voting control) as to cause the Board of Directors of the Company to include Messrs. Johnston and Schiciano (so long as each remains in the employ of TA Associates) and one independent director nominated by TA Associates. Except for the registration rights granted to each of TA Investors and McDonald Investors, the preferential rights contained in the 1997 Agreement terminate upon consummation of the Offering.

     Also as part of the 1997 Transactions, the Company repurchased an aggregate of 1,350,000 shares of Common Stock for $15.9 million from the Founders, including: (i) 675,000 shares of Common Stock from NAC Enterprises, Inc., of which the Annette M. Canitano Trust and the Nicholas A. Canitano Trust, affiliates of Mr. and Mrs. Canitano, directors of the Company, are the sole shareholders; (ii) 610,000 shares of Common Stock from CKCK Enterprises, Inc., of which the Karen M. Conley Trust and the Kenneth L. Conley Trust, affiliates of Mr. and Mrs. Conley, directors of the Company, are the sole shareholders;
(iii) 32,500 shares of Common Stock from the Kenneth L. Conley Charitable Remainder Trust, a charitable remainder trust established by Kenneth L. Conley, a director of the Company; and (iv) 32,500 shares of Common Stock from the Karen
M. Conley Charitable Remainder Trust, a charitable remainder trust established by Karen M. Conley, a director of the Company.

     Upon the consummation of the 1997 Transactions, the Company paid Mr. Minadeo an additional $205,000 in accordance with the terms of certain change of control provisions contained in the documentation of the July 1997 repurchase of shares of Common Stock from Mr. Minadeo.

     Employment Agreement. The Company is party to an employment agreement with Paul A. Farmer, pursuant to which Mr. Farmer serves as Chief Financial Officer and Vice President of the Company. The agreement provides for an annual base salary of $165,000, an annual bonus up to a maximum of 50% of base salary to be determined by the Compensation Committee, benefits under the Company's benefit plans and payment of all reasonable relocation costs incurred by Mr. Farmer. Although Mr. Farmer's employment may be terminated at any time, the agreement also provides that upon the termination of Mr. Farmer's employment with the Company, other than for cause or retirement, the Company shall pay Mr. Farmer an amount equal to the greater of six months' salary, or the value of his unvested restricted stock at the time of the termination. Mr. Farmer is also subject to noncompetition, nondisclosure and nonsolicitation covenants.

     In May 1998, Mr. Farmer was issued 76,950 shares of restricted Common Stock under the 1997 Equity and Performance Plan. On each anniversary of the grant date, one third of Mr. Farmer's restricted stock will vest. Mr. Farmer paid the purchase price for the restricted stock by executing and delivering to the Company a promissory note (the "Note") in the principal amount of $359,356. The
Note is due and payable on May 11, 2004, and accrues interest on the unpaid principal amount at 6% per annum until the Note is paid in full. Accrued interest is payable in June and December of each year during the term of the Note, including May 11, 2004. The Note also becomes due and payable six months after any date on which Mr. Farmer ceases to be employed for any reason by the Company. See "Management -- Employee Benefit Plans."

     Employment of Related Individuals. Brian Conley, Kenneth L. Conley's son, who is an employee working as an ERP implementation consultant to the Company's clients, received cash compensation of $125,400 in 1997 and $133,000 in 1998 as well as options to purchase 1,500 shares of Common Stock under the 1997 Equity and Performance Plan. Linda Neumann, Karen M. Conley's sister, who serves as the Company's Controller, received cash compensation of $88,200 in 1997 and $102,500 in 1998 as well as options to purchase 2,000 shares of Common Stock under the 1997 Equity and Performance Plan. Donald Neumann, Linda Neumann's husband, who is an employee working as an ERP implementation consultant with the Company to the Company's clients, received cash compensation of $36,500 in 1997 and $42,300 in 1998 as well as options to purchase 1,500 shares of Common Stock under the 1997 Equity and Performance Plan.

     Loans. Various other loans have periodically been made by the Company to the Founders. In April 1997, the Company made loans to Nicholas A. and Annette
M. Canitano and Kenneth L. and Karen M. Conley each in an amount of $44,500. In March 1998, the Company made loans to Mmes. Canitano and Conley, each in an amount of $64,092. Each such loan bore interest at 10% and such loans have been repaid in full.

     Corporate Headquarters Lease. The Company leases its corporate headquarters in Mayfield Heights, Ohio, from an entity that is 30% owned by the Founders with rental payments of approximately $607,000 annually. The term of the lease, which commenced in January 1998, expires in June 2003 and includes three five-year renewal options. The Company believes that the terms of the lease are no less favorable to the Company than those that could have been obtained from an independent third party lessor at the time the lease was executed. See
"Business -- Property."

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of February 1, 1999, after giving effect to the conversion of Convertible Preferred Stock into shares of Common Stock, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's executive officers; (iii) each director of the Company; and
(iv) all directors and executive officers of the Company as a group. The address of each of the officers and directors of the Company is c/o Conley, Canitano & Associates, Inc., CCAi Renaissance Centre, 5800 Landerbrook Drive, Mayfield Heights, Ohio 44124.


                                         BENEFICIAL OWNERSHIP                  BENEFICIAL OWNERSHIP
                                         PRIOR TO OFFERING (1)     NUMBER         AFTER OFFERING
                                         ---------------------    OF SHARES    ---------------------
                                           NUMBER                   BEING        NUMBER
 NAME AND ADDRESS OF BENEFICIAL OWNER    OF SHARES    PERCENT      OFFERED     OF SHARES    PERCENT
Nicholas A. Canitano (2)...............  1,739,000      18.1%           --      1,739,000     12.8%
Kenneth L. Conley (3)..................  1,697,750      17.6            --      1,697,750     12.5
Karen M. Conley (4)....................  1,397,750      14.5            --      1,397,750     10.3
Annette M. Canitano (5)................  1,349,000      14.0            --      1,349,000      9.9
Paul A. Farmer (6).....................     76,950         *            --         76,950        *
A. Bruce Johnston (7)..................      8,960         *            --          8,960        *
Kenneth T. Schiciano (8)...............     10,560         *            --         10,560        *
TA Associates, Inc. (9)................  3,743,890      38.9       951,991      2,791,607     20.5
  High Street Tower, Suite 2500
  125 High Street
  Boston, MA 02110
McDonald Investments Inc.(10)..........    110,110       1.1        27,999         82,103        *
Other Selling Shareholders as a group
  (7 persons)(11)......................         --        --        20,010             --       --
All executive officers and directors as
  a group (7 persons)..................  5,454,970      56.7%           --      5,454,970     40.0%


---------------

  * Indicates beneficial ownership of less than 1.0% of the outstanding Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options or exercisable within 60 days hereof are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each shareholder identified in the table possesses the sole voting and disposition power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.


 (2) Nicholas A. Canitano has beneficial ownership of 400,000 shares of Common Stock held in trusts for which he is trustee and has sole power of voting and for which Annette M. Canitano, his wife, has sole power of disposition and 400,000 shares held in trusts for which he is trustee and has sole power of disposition. Nicholas A. Canitano also has beneficial ownership of 939,000 shares of Common Stock held in trust for which he is trustee and has sole power of voting and disposition. Except as noted, the shares shown do not include shares owned by Annette M. Canitano.



 (3) Kenneth L. Conley has beneficial ownership of 300,000 shares of Common Stock held in trust for which he is trustee and has sole power of voting and for which Karen M. Conley, his wife, has sole power of disposition, 400,000 shares held in trusts for which he has sole power of disposition and 125,000 shares held in trust for which he has shared power of disposition with Karen M. Conley. Kenneth L. Conley has beneficial ownership of 872,750 shares of Common Stock held in trust for which he is trustee and has sole power of voting and disposition. Except as noted, the shares shown do not include shares owned by Karen M. Conley.



 (4) Karen M. Conley has beneficial ownership of 300,000 shares of Common Stock held in trust for which she is trustee and has sole power of disposition and 125,000 shares held in trusts for which she has shared power of disposition with Kenneth L. Conley. Karen M. Conley has beneficial ownership of 972,750 shares of

     Common Stock held in trust for which she is trustee and has sole power of voting and disposition. Except as noted, the shares shown do not include shares owned by Kenneth L. Conley.



 (5) Annette M. Canitano has beneficial ownership of 400,000 shares of Common Stock held in trusts for which she is trustee and has sole power of disposition and for which Nicholas A. Canitano, her husband, has sole power of voting. Annette M. Canitano has beneficial ownership of 949,000 shares of Common Stock for which she is trustee and has sole power of voting and disposition. Except as noted, the shares shown do not include shares owned by Nicholas A. Canitano.


 (6) All shares owned by Mr. Farmer are restricted Common Stock issued pursuant to the Company's 1997 Equity and Performance Plan. See "Certain Transactions."


 (7) Includes 8,960 shares of Common Stock beneficially owned by Mr. Johnston through TA Investments L.L.C., all of which shares are included in the 3,743,890 shares described in footnote (9) below and does not include any shares beneficially owned by TA Associates, TA/Advent VIII L.P. or Advent Atlantic and Pacific III, L.P., of which Mr. Johnston disclaims beneficial ownership.


 (8) Includes 10,560 shares of Common Stock beneficially owned by Mr. Schiciano through TA Venture Investors Limited Partnership, all of which shares are included in the 3,743,890 shares described in footnote (9) below and does not include any shares beneficially owned by TA Associates, TA/Advent VIII L.P. or Advent Atlantic and Pacific III, L.P., of which Mr. Schiciano disclaims beneficial ownership.


 (9) Includes (i) 3,100,070 shares owned by TA/Advent VIII L.P., (ii) 581,840 shares owned by Advent Atlantic and Pacific III L.P. and (iii) 61,980 shares owned by TA Investors LLC. The foregoing partnerships and limited liability company are part of an affiliated group of investment partnerships and other entities referred to, collectively, as the TA Investors. The general partner of TA/Advent VIII L.P. is TA Associates VIII LLC. The general partner of Advent Atlantic and Pacific III L.P. is TA Associates AAP III Partners L.P. The manager of each of TA Associates VIII LLC and TA Investors LLC is TA Associates, Inc. TA Associates, Inc. is also the general partner of TA Associates AAP III Partners L.P. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all the shares of Common Stock held of record by the named partnerships or limited liability companies; individually no stockholder, director or officer of TA Associates, Inc. is deemed to have or share such voting or investment power.


(10) Includes (i) 77,090 shares of Common Stock held by McDonald Investments Inc.; (ii) 22,020 shares held by McD Venture Capital Fund, L.P., an affiliate of McDonald Investments Inc.; and (iii) 11,000 shares held by GHK Investments, L.L.C., an affiliate of McDonald Investments Inc.

(11) Each other Selling Shareholder beneficially owns less than 1% of the outstanding shares of Common Stock. All of such other Selling Shareholders hold KLA Options which will be exercised for shares of Common Stock immediately prior to the Offering.

SHAREHOLDERS AGREEMENT


     The Founders anticipate that they will enter into a shareholders agreement prior to the consummation of the Offering. Under the proposed shareholders agreement, all of the Founders would agree to vote all of their shares of Common Stock as determined by any three of the Founders. In addition, the Founders would agree to restrictions on the transfer of their shares. See "Risk
Factors -- Significant Influence of Principal Shareholders."


                          DESCRIPTION OF CAPITAL STOCK
GENERAL

     Upon the consummation of the Offering, the Articles of Incorporation will provide that the Company may issue up to 45,000,000 shares of Common Stock, and
(i) 500,800 shares of preferred stock, par value $.01 per share, (ii) 5,000,000 shares of non-voting "preferred stock", no par value, and (iii) 5,000,000 shares of voting preferred stock, no par value (collectively, the "Preferred Stock"). As of February 1, 1999, there were 7,122,950 shares of Common Stock issued and outstanding which were held by 53 shareholders of record, and there were 250,400 shares of Convertible Preferred Stock issued and outstanding which were held by six shareholders of record.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters to be submitted to a vote of the shareholders and do not have preemptive rights. The Articles of Incorporation do not provide for cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company out of funds legally available therefor. All outstanding shares of Common Stock are, and the Common Stock to be sold in the Offering, when issued and paid for, will be, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company remaining after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock. See "Dividend Policy" and "Description of Capital Stock -- Certain Articles of Incorporation and Code of Regulations Provisions and Ohio Law; Anti-Takeover Effects."


PREFERRED STOCK

     Shares of Preferred Stock may be issued by the Company in series with such preferences and designations as the Board of Directors of the Company may from time to time determine. The Board of Directors of the Company can, without shareholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights, which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding a takeover or attempted change in control. In connection with the 1997 Transactions, the Board of Directors of the Company created the Convertible Preferred Stock. Immediately prior to consummation of the Offering, the 250,400 issued and outstanding shares of Convertible Preferred Stock will automatically convert into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock. Upon consummation of the Offering, all 250,400 then issued and outstanding shares of Redeemable Preferred Stock will immediately be redeemed by the Company for approximately $15.8 million using a portion of the net proceeds of the Offering. As a result, subsequent to the Offering, there will be no shares of Preferred Stock outstanding. See "Use of Proceeds."

CERTAIN ARTICLES OF INCORPORATION AND CODE OF REGULATIONS PROVISIONS AND OHIO LAW; ANTI-TAKEOVER EFFECTS

     Certain Articles of Incorporation and Code of Regulations Provisions. The Articles of Incorporation provide for a classified Board of Directors. Other than those who may be expressly elected by virtue of the terms of any preferred stock designation, the directors are divided into two classes. The directors are elected for terms that are staggered so that the terms of one-half of the directors expire each year. Except as may be provided in any preferred stock designation, the Code of Regulations do not permit the shareholders to remove a director.

     The Articles of Incorporation also provide that a 70% majority of the voting power of the Company is required to approve, among other things, certain strategic transactions including mergers, consolidations, the sale, lease or exchange of substantialy all the Company's assets, control share acquisitions, or any other transaction requiring shareholder approval under Ohio law.

     The above-described provisions of the Articles of Incorporation and Code of Regulations may have certain anti-takeover effects. Such provisions, in addition to the provisions described below and the possible issuance of Preferred Stock discussed above, may make it more difficult for other persons, without the approval of the Company's Board of Directors, to make a tender offer or acquisitions of substantial amounts of the Common Stock or to launch other takeover attempts that a shareholder might consider to be in such shareholder's best interests.

     Ohio Law. The Company is subject to several anti-takeover provisions under Ohio law that apply to Ohio public corporations. These provisions make it more difficult for other persons, without the approval of the Company's Board of Directors, to make a tender offer or acquisitions of substantial amounts of the Common Stock or to launch other takeover attempts that a shareholder might consider in such shareholder's best interests.

     Ohio Control Share Acquisition Act. Under Ohio's Control Share Acquisition Act (the "Acquisition Act"), any "control share acquisition" of an Ohio public corporation may be made only with the prior authorization of the shareholders of the corporation in accordance with the provisions of the Acquisition Act. A "control share acquisition" is defined under the Acquisition Act to mean the acquisition, directly or indirectly, by any person of shares of a public corporation that, when added to all other shares of the corporation such person owns, would entitle such person, directly or indirectly, to exercise voting power in the election of directors within the following ranges: more than 20%, more than 33% and a majority.

     The Acquisition Act further specifies that the shareholders of the corporation must approve the proposed control share acquisition by certain percentages at a special meeting of shareholders at which a quorum is present. In order to comply with the Acquisition Act, the acquiring person may only acquire the stock of the Ohio public corporation upon the affirmative vote of:
(i) a majority of the voting power of the corporation that is represented in person or by proxy at the special meeting (increased to a majority of 70% of such voting power, in the case of the Company, by the Articles of Incorporation); and (ii) a majority of the voting power of the corporation that is represented in person or by proxy at the special meeting, excluding those shares of the corporation deemed to be "interested shares" for purposes of the Acquisition Act.

     "Interested shares" are defined under the Acquisition Act to mean shares in respect of which the voting power is controlled by any of the following persons:
(i) an acquiring person; (ii) any officer of the Ohio public corporation; and
(iii) any employee who is also a director of the corporation. "Interested shares" also include shares of the corporation that are acquired by any person after the date of the first public disclosure of the proposed acquisition and prior to the record date for the applicable special meeting, if either (i) the aggregate consideration paid by such person, and any person acting in concert with him or her, for such shares of the Ohio public corporation exceeds $250,000 or (ii) the number of shares acquired by such person, and any person acting in concert with him or her, exceeds 1.5% of the outstanding shares of the corporation, or if shares are acquired after the record date for the applicable special meeting accompanied by the voting power for such special meeting.

     Ohio Merger Moratorium Act. The Company is also subject to Ohio's Merger Moratorium Act. The Merger Moratorium Act generally prohibits a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and a person that owns beneficially (within the meaning of the Securities Act), alone or with other related parties, shares representing at least 10% of the voting power of the corporation (an "Interested Shareholder") for a period of three years after such person becomes an Interested Shareholder, unless, prior to the date that the Interested Shareholder became such, the directors approve either the transaction or the acquisition of the corporation's shares that resulted in the person becoming an Interested Shareholder. Following the three-year moratorium period, the corporation may engage in covered transactions with an Interested Shareholder only if, among other things, (i) the transaction receives the approval of the holders of two-thirds of all the voting shares and the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder or (ii) the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation's shares or the amount that would be due the shareholders if the corporation were to dissolve.

     Ohio Control Bid Statute. The Company is also subject to Ohio's Control Bid Statute. Ohio's Control Bid Statute provides that no offeror may make a "control bid" pursuant to a tender offer or a request or invitation for tenders unless, on the day the offeror commences a control bid, it files with the Ohio Division of Securities (the "Securities Division") and the target company certain information in respect of the offeror, his or her ownership of the corporation's shares and his or her plans for the corporation (including, among other things, plans to terminate employee benefits plans, close any plant or facility or reduce the work force). If the Securities Division determines that the offeror's disclosures are inadequate, it must act within five calendar days from the date of the offeror's filing to issue a suspension order. If a bid is suspended, a hearing must be held within 10 calendar days from the date of the Securities Division's suspension order. The hearing procedure must be completed no later than 14 calendar days after the date on which the suspension was imposed.

     A "control bid" under Ohio's Control Bid Statute is defined as the purchase of or an offer to purchase an equity security of an issuer with certain connections to Ohio from a resident of Ohio if (i) after the purchase of such security, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of the issued and outstanding equity securities of the issuer or (ii) the offeror as the issuer, there is a pending control bid by a person other than the issuer and the number of issued and outstanding shares of the corporation will be reduced by more than 10%.

     Fiduciary Duty Statute. Ohio law also provides for the right of the Board of Directors to consider the interests of various constituencies, including employees, customers, suppliers and creditors of the Company, as well as the communities in which the Company is located, in addition to the interest of the Company and its shareholders, in discharging their duties in determining what is in the Company's best interests.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Generally, a director of an Ohio corporation will not be found to have violated his fiduciary duties unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner such director reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. In general, a director is liable for monetary damages for any action or omission as a director only if it is approved by clear and convincing evidence that such act or omission was undertaken either with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation.

     Under Ohio law, a corporation must indemnify its directors, as well as its offices, employees and agents, against expenses where any such person is successful on the merits or otherwise in defense of an action, suit or proceeding. A corporation may indemnify such persons in actions, suits and proceedings (including derivative suits) if the individual has acted in good faith and in a manner that such director believes to be in or not opposed to the best interests of the corporation. In the case of a criminal proceeding, the individual must also have no reasonable cause to believe that his or her conduct was unlawful. Indemnification may be made only if ordered by a court or if authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such a determination may be made by a majority of the disinterested directors, by independent legal counsel or by the shareholders. In order to obtain reimbursement for expenses in advance of the final disposition of any action, the individual must provide an undertaking to repay the amount if it is ultimately determined that such director is not entitled to be indemnified.

     In general, Ohio law requires that all expenses, including attorneys fees, incurred by a director in defending any action, suit or proceeding to be paid by the corporation as they are incurred in advance of final disposition if the director agrees to repay such amounts if it is proved by clear and convincing evidence that his action or omission was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation and if the director reasonably cooperates with the corporation concerning the action, suit or proceeding.

     The Code of Regulations provides for indemnification, which is coextensive with that permitted under Ohio law. These provisions do not alter a director's liability under federal securities laws. The Code of Regulations authorizes the Company to enter into indemnification agreements with each present and future director and such officers, employees or agents as specified in the Code of Regulations. The Code of Regulations also authorizes the Company to enter into agreements to indemnify such persons to the maximum extent permitted by applicable law.

REGISTRATION RIGHTS

     Under the terms of the 1997 Agreement, at any time after the earlier of December 31, 1998 or the effective date of an initial public offering by the Company, the holders of at least 50% of registrable securities (as defined in the 1997 Agreement), including any shares of Common Stock or any securities convertible into shares of Common Stock, have the right to require the Company to register under the Securities Act any or all of such registrable securities, subject to the conditions and limitations contained in the 1997 Agreement. In addition, under the terms of the 1997 Agreement, each of TA Investors and McDonald Investors was granted demand registration rights once the Company becomes eligible to register securities on Form S-3 under the Securities Act, subject to conditions and limitations contained in the 1997 Agreement. Also, each of TA Investors and McDonald

Investors was granted certain "piggyback" registration rights, subject to the conditions and limitations contained in the 1997 Agreement, at any time that the Company undertakes a public offering.

     In connection with the KLA acquisition, the Company entered into Warrant Agreements, dated April 3, 1998 (the "1998 Warrant Agreements") with each of Ronnie Crumpler, Gary Levey and Anthony Kelly (individually, a "Warrant Holder" and collectively, the "Warrant Holders") granting the Warrant Holders the right to purchase an aggregate of 195,266 shares of Common Stock at $0.001 per share. Upon consummation of the Offering, the Warrants will be exercisable until April 2008. In addition, under the 1998 Warrant Agreements, each Warrant Holder was granted certain "piggyback" registration rights, subject to the conditions and limitations contained in the 1998 Warrant Agreements, at any time the Company undertakes a public offering.

     Subsequent to the KLA acquisition, the Company granted the KLA Options to certain employees of the Company formerly employed by KLA (individually, an "Option Holder" and collectively, the "Option Holders"). Pursuant to the Option Agreements (the "Option Agreements" and together with the 1997 Agreement and the 1998 Warrant Agreements, the "Registration Agreements"), the Option Holders were granted options to purchase an aggregate of 64,734 shares of Common Stock at a price of $0.001 per share. Upon the consummation of the Offering, the options will be exercisable. In addition, each Option Holder was granted certain "piggyback" registration rights, subject to the conditions and limitations contained in the Option Agreements, at any time the Company undertakes a public offering.

     Pursuant to the Registration Agreements, but subject to the conditions and limitations set forth in such agreements, the Company is required to: (i) pay registration expenses (exclusive of underwriting discounts and commissions) in connection with certain registrations of the Company's securities; (ii) use its best efforts to effect such registrations; and (iii) indemnify TA Investors, McDonald Investors, the Warrant Holders and the Option Holders, including certain of their affiliates, against certain liabilities, including liabilities under the Securities Act, in connection with the registration of their shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is National City Bank in Cleveland, Ohio.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, the Company will have an aggregate of 13,626,950 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants to purchase shares of Common Stock. Of these shares of Common Stock, the 5,000,000 shares sold in the Offering are freely tradeable without restriction or further registration under the Securities Act, except that any Shares held by "affiliates" of the Company, as that term is defined in Rule 144, may generally be sold only in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

     The remaining 8,626,950 shares of Common Stock are deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Of the restricted securities, 10,000 shares of Common Stock will be available for sale in the public market on the date of this Prospectus. Subject to the Lock-Up Agreements described below, an additional 8,616,950 shares of Common Stock will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) as follows: (i) 8,316,950 shares will be eligible for sale upon the expiration of the Lock-up Agreements 180 days after the date of this Prospectus, (ii) 150,000 shares will be eligible for sale after January 2000; and (iii) 150,000 shares will be eligible for sale after January 2001.

     In general, under Rule 144, a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares of Common Stock that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 145,000 shares immediately after the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person, who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above.

     An employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus.

EFFECT OF SALES OF SHARES

     Prior to the Offering, there has been no public market for the Common Stock, and no precise prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sale of substantial amounts of Common Stock in the public market could adversely effect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.

LOCK-UP AGREEMENTS

     Each of the Company, its executive officers and directors and certain shareholders of the Company (including the Selling Shareholders) has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain shareholders of Company (including the Selling Shareholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without Donaldson, Lufkin & Jenrette Securities Corporation's prior written consent.

                                  UNDERWRITING


     Subject to the terms and conditions of an Underwriting Agreement, dated
          , 1999 (the "Underwriting Agreement"), the Underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), BancBoston Robertson Stephens Inc., Lehman Brothers Inc. and McDonald Investments Inc. (collectively, the "Representatives"), have severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite their names below.


                                                                 NUMBER
                        UNDERWRITERS                            OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation.........
BancBoston Robertson Stephens Inc...........................
Lehman Brothers Inc.........................................
McDonald Investments Inc....................................

          Total.............................................    5,000,000
                                                                =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the
Underwriters) at such price less a concession not in excess of $     per share.
The Underwriters may allow, and such dealers may re-allow, to certain other
dealers a concession not in excess of $     per share. After the initial
offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in the offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders.

     The Company and certain shareholders of the Company have granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 750,000 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover overallotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     McDonald Investments Inc., one of the Representatives, and one of its affiliates, are among the Selling Shareholders.

     Each of the Company, its executive officers and directors and certain shareholders of the Company (including the Selling Shareholders) has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain shareholders of Company (including the Selling Shareholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

     Prior to the Offering, there has been no established trading market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation among the Company and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offering.

     Other than in the United States, no action has been taken by the Company, the Selling Shareholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

     The legality of the issuance of the Shares offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, Cleveland, Ohio. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

     The Financial Statements of the Company as of December 31, 1997 and December 31, 1998 and for each of the years in the three year period ended December 31, 1998 included herein and elsewhere in the Registration Statement and the Financial Statements of KLA as of December 31, 1996 and December 31, 1997 and for each of the years in the two year period ended December 31, 1997 included herein and elsewhere in the Registration Statement, have been included herein in reliance upon the reports of PricewaterhouseCoopers LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

     The Financial Statements of BVD as of December 31, 1996, December 31, 1997 and September 30, 1998 and for each of the years in the two year period ended December 31, 1997 and for the nine months ended September 30, 1998 included herein and elsewhere in the Registration Statement have been included herein in reliance upon the reports of Langford de Kock & Co., independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission Registration Statements on Form S-1 under the Securities Act, with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statements, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statements, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document referred to herein are not necessarily complete; with respect to each such contract, agreement or document filed as an exhibit to the Registration Statements, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statements, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of either of them or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission. The Registration Statements, including the exhibits and schedules thereto, are also available on the Commission's Web site at http://www.sec.gov.

     The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy materials and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is listed in the Nasdaq National Market, and such reports, proxy materials and other information can also be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20549.

     Copies of reports, proxy and information statements and other information regarding registrants that file electronically are available on the Commission's Web site.

                      CONLEY, CANITANO & ASSOCIATES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
REGISTRANT
Conley, Canitano & Associates, Inc.
  Report of Independent Certified Public Accountants........   F-2
  Balance Sheets -- December 31, 1997 and 1998 and pro forma
     December 31, 1998 (unaudited)..........................   F-3
  Statements of Income -- For the years ended December 31,
     1996, 1997 and 1998....................................   F-4
  Statements of Shareholders' Equity (Deficit) -- For the
     years ended December 31, 1996, 1997 and 1998...........   F-5
  Statements of Cash Flows -- For the years ended December
     31, 1996, 1997 and 1998................................   F-6
  Notes to Financial Statements.............................   F-7
BUSINESS ACQUIRED IN 1998
Kelly-Levey & Associates, Inc.
  Report of Independent Certified Public Accountants........  F-16
  Balance Sheets -- December 31, 1996 and 1997 and March 31,
     1998 (unaudited).......................................  F-17
  Statements of Operations -- For the years ended December
     31, 1996 and 1997 and for the three months ended March
     31, 1997 (unaudited) and 1998 (unaudited)..............  F-18
  Statements of Shareholders' Equity (Deficit) -- For the
     years ended December 31, 1996 and 1997 and for the
     three months ended March 31, 1998 (unaudited)..........  F-19
  Statements of Cash Flows -- For the years ended December
     31, 1996 and 1997 and for the three months ended March
     31, 1997 (unaudited) and 1998 (unaudited)..............  F-20
  Notes to Financial Statements.............................  F-21
BUSINESS ACQUIRED IN 1999
Bureau van Dijk Computer Services, Inc.
  Independent Auditors' Report..............................  F-24
  Balance Sheets -- December 31, 1996 and 1997 and September
     30, 1998...............................................  F-25
  Statements of Income and Retained Earnings -- For the
     years ended December 31, 1996 and 1997 and for the nine
     months ended September 30, 1997 (unaudited) and 1998...  F-26
  Statements of Cash Flows -- For the years ended December
     31, 1996 and 1997 and for the nine months ended
     September 30, 1997 (unaudited) and 1998................  F-27
  Notes to Financial Statements.............................  F-28
UNAUDITED FINANCIAL STATEMENTS:
  Balance Sheet -- December 31, 1998........................  F-32
  Statement of Income and Retained Earnings -- For the year
     ended December 31, 1998................................  F-33
  Statement of Cash Flows -- For the year ended December 31,
     1998...................................................  F-34

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS
CONLEY, CANITANO & ASSOCIATES, INC.

     We have audited the accompanying balance sheets of Conley, Canitano & Associates, Inc. as of December 31, 1997 and 1998, and the related statements of income, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Conley, Canitano & Associates, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

PricewaterhouseCoopers LLP
Cleveland, Ohio
January 29, 1999

                      CONLEY, CANITANO & ASSOCIATES, INC.

                                 BALANCE SHEETS

                                                                      AS OF DECEMBER 31,
                                                              ----------------------------------
                                                                                        1998
                                                                                      PRO FORMA
                                                                           1998      (UNAUDITED)
                                                                1997      ACTUAL      (NOTE 1)
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $  2,174    $   863      $   863
  Accounts receivable, less allowance for doubtful accounts
     of $175 in 1997 and $327 in 1998.......................     4,281      7,226        7,226
  Deferred taxes............................................       384        723          723
  Other.....................................................        88        246          246
                                                              --------    -------      -------
     Total current assets...................................     6,927      9,058        9,058
Goodwill, net...............................................        --      7,251        7,251
Property and equipment, net.................................       549      1,912        1,912
Other.......................................................       236      1,351        1,039
                                                              --------    -------      -------
     Total assets...........................................  $  7,712    $19,572      $19,260
                                                              ========    =======      =======

               LIABILITIES AND SHAREHOLDERS'
                      EQUITY (DEFICIT)
Current liabilities:
  Line of credit............................................  $    698    $    --      $    --
  Current portion of long-term obligations..................       100        374          374
  Accounts payable..........................................       457      1,124        1,124
  Accrued payroll, taxes and benefits.......................     2,773      3,877        3,877
  Income taxes payable......................................       468        434          434
  Other.....................................................       312        390          390
                                                              --------    -------      -------
     Total current liabilities..............................     4,808      6,199        6,199
Line of Credit..............................................        --      5,500        5,500
Deferred taxes..............................................        32         61           61
Long-term obligations, less current portion.................       196        749          749
                                                              --------    -------      -------
     Total liabilities......................................     5,036     12,509       12,509
                                                              --------    -------      -------
Commitments and contingencies...............................        --         --           --
Redeemable securities (Note 9)..............................    15,970     18,427       15,750
                                                              --------    -------      -------
Shareholders' equity (deficit):
  Preferred Stock, voting, $.01 par value, authorized
     500,800 shares, 250,400 issued and outstanding as of
     December 31, 1998......................................        --         --           --
  Preferred Stock, non-voting no par value, authorized
     5,000,000 shares, none issued..........................        --         --           --
  Preferred Stock, voting, no par value, authorized
     5,000,000 shares, none issued..........................        --         --           --
  Common stock, no par value, authorized 45,000,000 shares,
     issued and outstanding 6,746,000 shares at December 31,
     1997, 6,822,950 shares at December 31, 1998 and
     9,326,950 shares pro forma.............................         7          8           11
  Additional paid-in capital................................        --        359          359
  Retained earnings (accumulated deficit)...................   (13,301)   (11,372)      (9,010)
                                                              --------    -------      -------
                                                               (13,294)   (11,005)      (8,640)
  Less: note receivable from shareholder....................        --       (359)        (359)
                                                              --------    -------      -------
     Total shareholders' equity (deficit)...................   (13,294)   (11,364)      (8,999)
                                                              --------    -------      -------
     Total liabilities and shareholders' equity (deficit)...  $  7,712    $19,572      $19,260
                                                              ========    =======      =======

   The accompanying notes are an integral part of these financial statements.

                      CONLEY, CANITANO & ASSOCIATES, INC.

                              STATEMENTS OF INCOME

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              1996         1997         1998
                                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                                          DATA)
Revenues.................................................  $   17,994   $   32,218   $   50,505
Cost of revenues.........................................      10,978       19,222       30,462
                                                           ----------   ----------   ----------
     Gross profit........................................       7,016       12,996       20,043
Selling, general and administrative expenses.............       4,204        6,555       10,423
Incentive compensation...................................       1,647        2,700        3,430
Acquisition compensation.................................          --           --        1,179
Depreciation and amortization............................          30           35          520
                                                           ----------   ----------   ----------
     Income from operations..............................       1,135        3,706        4,491
Net interest expenses....................................          83           87          316
                                                           ----------   ----------   ----------
     Income before provision for income taxes............       1,052        3,619        4,175
Provision for income taxes...............................         461        1,495        1,789
                                                           ----------   ----------   ----------
     Net income..........................................  $      591   $    2,124   $    2,386
                                                           ==========   ==========   ==========
Accretion to redemption value of redeemable securities...          --          (92)        (457)
                                                           ----------   ----------   ----------
     Net income available to common shareholders.........  $      591   $    2,032   $    1,929
                                                           ==========   ==========   ==========
Net income per share:
  Basic..................................................  $     0.04   $     0.15   $     0.14
  Diluted................................................  $     0.04   $     0.15   $     0.14
Weighted average shares outstanding:
  Basic..................................................  13,836,080   13,579,423   13,326,950
  Diluted................................................  14,098,649   13,841,992   13,589,519

   The accompanying notes are an integral part of these financial statements.

                      CONLEY, CANITANO & ASSOCIATES, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                 COMMON STOCK                                      NOTE
                              (AT STATED VALUE)     ADDITIONAL    RETAINED      RECEIVABLE
                              ------------------     PAID-IN      EARNINGS         FROM
                               SHARES     AMOUNT     CAPITAL      (DEFICIT)    SHAREHOLDER
                                                     (IN THOUSANDS)
  Balance, December 31,
    1995....................  7,255,130    $ 8         $ --       $    124        $  --
  Net income................                                           591
                              ---------    ---         ----       --------        -----
  Balance, December 31,
    1996....................  7,255,130      8           --            715           --
  Purchase and retirement of
    common stock............   (509,130)    (1)                       (171)
  Treasury shares
    purchased...............
  Redeemable securities
    issued..................                                       (15,877)
  Accretion to redemption
    value of redeemable
    securities..............                                           (92)
  Net income................                                         2,124
                              ---------    ---         ----       --------        -----
  Balance, December 31,
    1997....................  6,746,000      7           --        (13,301)          --
  Sale of shares to
    officer.................     76,950      1          359
  Note receivable from
    shareholder.............                                                       (359)
  Accretion to redemption
    value of redeemable
    securities..............                                          (457)
  Net income................                                         2,386
                              ---------    ---         ----       --------        -----
  Balance, December 31,
    1998....................  6,822,950    $ 8         $359       $(11,372)       $(359)
                              =========    ===         ====       ========        =====
  Pro forma balance,
    December 31, 1998 (Note
    1) (unaudited)..........  9,326,950    $11         $359       $ (9,010)       $(359)
                              =========    ===         ====       ========        =====

                                                            TOTAL
                                  TREASURY STOCK        SHAREHOLDERS'
                              ----------------------       EQUITY
                                SHARES       AMOUNT       (DEFICIT)
                                          (IN THOUSANDS)
  Balance, December 31,
    1995....................          --    $     --      $    132
  Net income................                                   591
                              ----------    --------      --------
  Balance, December 31,
    1996....................          --          --           723
  Purchase and retirement of
    common stock............                                  (172)
  Treasury shares
    purchased...............  (1,350,000)    (15,877)      (15,877)
  Redeemable securities
    issued..................   1,350,000      15,877            --
  Accretion to redemption
    value of redeemable
    securities..............                                   (92)
  Net income................                                 2,124
                              ----------    --------      --------
  Balance, December 31,
    1997....................          --          --       (13,294)
  Sale of shares to
    officer.................                                   360
  Note receivable from
    shareholder.............                                  (359)
  Accretion to redemption
    value of redeemable
    securities..............                                  (457)
  Net income................                                 2,386
                              ----------    --------      --------
  Balance, December 31,
    1998....................          --    $     --      $(11,364)
                              ==========    ========      ========
  Pro forma balance,
    December 31, 1998 (Note
    1) (unaudited)..........          --    $     --      $ (8,999)
                              ==========    ========      ========

   The accompanying notes are an integral part of these financial statements.

                      CONLEY, CANITANO & ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1996        1997        1998
                                                                       (IN THOUSANDS)
Cash flows from operating activities:
  Net income..............................................    $    591    $  2,124    $  2,386
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization........................          30          35         520
     Deferred taxes.......................................         (83)       (223)       (260)
     Incentive option amortization........................          --          --         188
     Change in assets and liabilities:
       Accounts receivable................................      (1,147)     (1,488)       (783)
       Other assets.......................................         (58)        (87)         13
       Accounts payable...................................         (66)        220        (320)
       Accrued payroll, taxes and benefits................         790       1,027        (370)
       Income taxes payable...............................         139         232          15
       Other liabilities..................................           4         289           3
                                                              --------    --------    --------
          Net cash provided by operating activities.......         200       2,129       1,392
                                                              --------    --------    --------
Cash flows from investing activities:
  Purchase of property and equipment......................         (52)       (434)     (1,335)
  Acquisition of KLA......................................          --          --      (3,905)
                                                              --------    --------    --------
          Net cash used in investing activities...........         (52)       (434)     (5,240)
                                                              --------    --------    --------
Cash flows from financing activities:
  Proceeds from line of credit............................      18,681      28,785      39,199
  Payments on line of credit..............................     (18,463)    (28,792)    (35,397)
  (Payments on) proceeds from long-term obligations.......          --         296        (296)
  Net proceeds from sale of redeemable securities.........          --      15,877          --
  Purchase of common stock................................          --     (16,049)         --
  Public offering expenses................................          --          --        (969)
  Other...................................................        (104)         --          --
                                                              --------    --------    --------
          Net cash provided by financing activities.......         114         117       2,537
                                                              --------    --------    --------
Net (decrease) increase in cash and cash equivalents......         262       1,812      (1,311)
Cash and cash equivalents, at beginning of period.........         100         362       2,174
                                                              --------    --------    --------
Cash and cash equivalents, at end of period...............    $    362    $  2,174    $    863
                                                              ========    ========    ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
     Interest.............................................    $     93    $    109    $    116
                                                              ========    ========    ========
     Taxes................................................    $    431    $  1,485    $  2,049
                                                              ========    ========    ========

   The accompanying notes are an integral part of these financial statements.

                      CONLEY, CANITANO & ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

     Conley, Canitano & Associates, Inc. (the "Company") is a provider of rapid implementations of Enterprise Resource Planning applications. The Company also offers its clients a comprehensive range of related services. The Company provides its services predominately in the United States and Canada. For the years ended December 31, 1996, 1997 and 1998, approximately 69%, 75% and 80%, respectively, of the Company's revenues were derived from engagements in which the Company implemented SAP applications. The Company's results of operations include those of Kelly-Levey & Associates, Inc. ("KLA") since April 8, 1998 (See
Note 12).

Revenue Recognition

     Revenues are recognized as services are performed. Accounts receivable includes services performed but not yet billed of $418 and $1,348 as of December 31, 1997 and 1998, respectively.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and Cash Equivalents

     The Company considers all restricted cash and money market funds with an original maturity of three months or less to be cash equivalents. The carrying amount of these instruments approximates fair value.

Allowance for Doubtful Accounts

     Management provides an allowance for doubtful accounts based on historical experience and management's evaluation of outstanding accounts receivable.

     Amounts related to doubtful accounts that were charged to expense for the years ended December 31, 1996, 1997 and 1998 totaled $40, $109 and $45, respectively.

Property and Equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repair which extend the useful life of the property and equipment are capitalized.

     Depreciation is provided using accelerated and straight-line methods over the estimated useful lives of the assets as follows:


Furniture and fixtures......................................      10 years
Computer equipment and software.............................    3 to 6 years
Leasehold improvements......................................      10 years

Goodwill

     Goodwill resulting from the April 1998 acquisition of KLA is amortized over 20 years which represents management's estimate of the customer relationships and industry expertise acquired, using the straight-line method. For the year ended December 31, 1998, amortization expense was $273. The Company will continually

                      CONLEY, CANITANO & ASSOCIATES, INC.

evaluate whether later events and circumstances have occurred that indicate the remaining goodwill may warrant revision.

Income Taxes

     Deferred income tax assets and liabilities are provided for temporary differences between the financial reporting and the tax basis of the Company's assets and liabilities. These deferred taxes are measured by the provisions of currently enacted tax laws. Valuation allowances have been established when necessary to reduce tax assets to the amount expected to be realized.

Earnings Per Share

     Computations of basic and diluted earnings per share of common stock have been made in accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), Earnings Per Share. Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted average number of common shares outstanding (the denominator) during the period. Shares issued during the period are weighted for the portion of the period that they are outstanding. The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

     Earnings per common share ("EPS") were computed as follows:

                                                                FOR THE YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1996         1997         1998
Net income..................................................  $      591   $    2,124   $    2,386
Accretion to redemption value...............................          --          (92)        (457)
                                                              ----------   ----------   ----------
Net income available to common shareholders.................  $      591   $    2,032   $    1,929
                                                              ==========   ==========   ==========
Basic EPS:
  Weighted average common shares outstanding................  13,836,080   13,579,423   13,326,950
                                                              ==========   ==========   ==========
  Earnings per share........................................  $     0.04   $     0.15   $     0.14
                                                              ==========   ==========   ==========
Diluted EPS:
  Weighted average common shares outstanding................  13,836,080   13,579,423   13,326,950
  Shares applicable to dilutive options and warrants........     262,569      262,569      262,569
                                                              ----------   ----------   ----------
  Shares applicable to diluted earnings.....................  14,098,649   13,841,992   13,589,519
                                                              ==========   ==========   ==========
  Earnings per share........................................  $     0.04   $     0.15   $     0.14
                                                              ==========   ==========   ==========

Fair Value of Financial Instruments

     The Company's financial instruments consist principally of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other liabilities, a line of credit and long-term debt. The fair value of these financial instruments approximates their carrying value.

Accretion to Redemption Value of the Redeemable Securities

     As more fully discussed in Note 9, redeemable securities includes 250,400 shares of Convertible Preferred Stock and 1,350,000 shares of Common Stock with put rights. The 250,400 shares of Convertible Preferred Stock are convertible into 250,400 shares of Redeemable Preferred Stock and 2,504,000 shares of Common Stock with put rights, which can be exercised at various times after 2001, 2002 and 2003. All such rights terminate upon the consummation of the proposed initial public offering of the Company's Common Stock (the "Offering").

                      CONLEY, CANITANO & ASSOCIATES, INC.

Accretion to redemption value represents accretion to the redemption dates utilizing the interest method from October 1997 (See Note 9).

     Redeemable securities also includes warrants exercisable into 195,265.98 shares of Common Stock and compensatory options exercisable into 64,734.02 shares of Common Stock issued by the Company in connection with the KLA acquisition (See Note 12). These warrants and compensatory options may be put to the Company for an aggregate of $2,000. All such put rights terminate upon the consummation of the Offering. The warrants are exercisable 24 months after the closing of the KLA acquisition or upon the consummation of the Offering. The acquisition compensation expense related to the compensatory options is being amortized over a 24 month vesting period. The compensatory options vest upon the consummation of the Offering.

     Total accretion for the years ended December 31, 1997 and 1998 was $92 and $457, respectively.

Unaudited Pro Forma Balance Sheet

     In conjunction with the Offering, all of the 250,400 shares of Convertible Preferred Stock will convert into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock (See Note 9). The unaudited pro forma balance sheet as of December 31, 1998 reflects the reclassification of the 1,350,000 shares of Common Stock included in the redeemable securities to shareholders equity as a result of the termination of the put rights and as a result of the conversion of the Convertible Preferred Stock into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock. The unaudited pro forma balance sheet assumes the redemption of the 250,400 shares of the Redeemable Preferred Stock to be redeemed upon the consummation of the Offering for $62.90 per share.

     Also upon the Offering, the remaining compensatory options (See Note 12) fully vest and therefore the related unamortized acquisition compensation recorded in other assets in the amount of $312 has been expensed for purposes of the December 31, 1998 pro forma balance sheet presentation.

2.  NOTES RECEIVABLE

     The Company has a $359 promissory note receivable due from an officer of the Company. The note was issued in exchange for Restricted Stock (See Note 11) and is treated as a non-cash item for purposes of the statements of cash flow. Interest at 6% per annum and principal are due and payable on June 30, 2004. The note provides for accelerated payment if the officer ceases to be employed by the Company.

3.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                  AS OF DECEMBER 31,
                                                                -----------------------
                                                                 1997         1998
Furniture and fixtures......................................    $  382       $  995
Computer equipment..........................................       492          941
Leasehold improvements and other............................       223          333
                                                                ------       ------
                                                                 1,097        2,269
Less: accumulated depreciation..............................       548          357
                                                                ------       ------
Property and equipment, net.................................    $  549       $1,912
                                                                ======       ======

     Depreciation expense for the years ended December 31, 1996, 1997 and 1998 was $30, $35 and $247.

                      CONLEY, CANITANO & ASSOCIATES, INC.

4.  LINE OF CREDIT

     Prior to April 8, 1998, the Company had a $2,500 bank line of credit expiring May 31, 1998. Interest was payable monthly at the bank's prime rate (8.25% and 8.5% at December 31, 1996 and 1997, respectively) plus 1.75% through December 31, 1996 and 1.5% thereafter.

     On April 8, 1998, the Company refinanced the line of credit with a line of credit/term note from another bank simultaneously with the acquisition of KLA (See Note 12). In January 1999, the Company refinanced the line of credit/term note to finance the acquisition of Bureau van Dijk Computer Services, Inc. ("BVD") (See Note 14). The January 1999 line of credit/term note is collateralized by substantially all the Company's assets. The borrowings are limited to the lesser of $27,500 or 80% of eligible receivables plus $20,000 or a multiple of the latest aggregated four quarters' EBITDA as defined in the agreement. The interest rate is LIBOR (5.544% at December 31, 1998) plus up to 3.25% or the bank's prime rate (7.75% at December 31, 1998) plus up to 1.50%. The line of credit/term note contains various covenants that restrict, among other things, the Company's ability to incur additional indebtedness, sell or transfer assets, make investments and pay dividends and requires the Company to meet various financial covenants. The term portion matures as follows: $500,000 quarterly on September 30, 1999 through June 30, 2000; $750,000 quarterly on September 30, 2000 through June 30, 2001; $1,000,000 on September 30, 2001 and December 31, 2001; $1,250,000 on March 31, 2002 and June 30, 2002; $1,500,000
quarterly on September 30, 2002 through June 30, 2003; $2,250,000 on September 30, 2003 and the remainder on December 31, 2003. The balance of the revolving line of credit is due by June 30, 2001.

5.  LONG-TERM OBLIGATIONS

     On June 25, 1997, the Company entered into a variable rate note agreement with a bank for up to $700 at the bank's prime rate (8.5% at December 31, 1997). Interest only was paid on this note through March 31, 1998 in accordance with the terms of the note. The Company repaid the note in April 1998.

     As part of the KLA acquisition, the Company agreed to pay $1,123 to one of the KLA majority shareholders in three equal annual installments beginning on April 3, 1999.

6.  INCOME TAXES

     The provision for income taxes is as follows:

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                           --------------------------------
                                                            1996        1997         1998
Current:
  Federal.............................................      $426       $1,332       $1,597
  State and local.....................................       118          386          452
                                                            ----       ------       ------
                                                             544        1,718        2,049
Deferred..............................................       (83)        (223)        (260)
                                                            ----       ------       ------
                                                            $461       $1,495       $1,789
                                                            ====       ======       ======

                      CONLEY, CANITANO & ASSOCIATES, INC.

     The Company estimates the effective income tax rate quarterly using annualized estimated financial data. A reconciliation of the provision for income taxes at the federal statutory rate to that included in the statements of income is as follows:

                                                                FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                               ----------------------
                                                               1996     1997     1998
Tax at federal statutory rate.............................     34.0%    34.0%    34.0%
Increases in taxes resulting from:
  State income taxes, net of federal benefit..............      6.2      6.1      6.2
  Goodwill amortization...................................       --       --      2.2
  Meals and entertainment.................................      3.6      1.1      1.3
  Other...................................................      0.0      0.1     (0.9)
                                                               ----     ----     ----
                                                               43.8%    41.3%    42.8
                                                               ====     ====     ====

     The components of the net deferred tax asset are comprised of the following:

                                                                     AS OF
                                                                  DECEMBER 31,
                                                                 --------------
                                                                 1997     1998
Gross deferred tax assets:
  Allowance for doubtful accounts...........................     $ 71     $124
  Accrued compensation and benefits.........................      232      449
  Other.....................................................       81      150
                                                                 ----     ----
          Deferred tax assets...............................      384      723
                                                                 ----     ----
Gross deferred tax liability:
  Depreciation..............................................      (32)     (61)
                                                                 ----     ----
          Deferred tax liability............................      (32)     (61)
                                                                 ----     ----
Deferred tax asset, net.....................................     $352     $662
                                                                 ====     ====

7.  PROFIT SHARING AND 401(k) SAVINGS PLAN

     The Company maintains a qualified cash or deferred compensation plan under section 401(k) of the Internal Revenue Code (the "401(k) Plan") that covers substantially all the employees of the Company. Under the 401(k) Plan, the Company may make a matching contribution as well as a discretionary contribution. The Company's contributions totaled $303, $596 and $564 for the years ended December 31, 1996, 1997 and 1998, respectively.

8.  COMMITMENTS AND CONTINGENCIES

     As of December 31, 1998, the Company leased office space and certain equipment under various noncancelable operating leases. Lease payments for the years ended December 31, 1996, 1997 and 1998, were $253, $358 and $688, respectively. On January 3, 1997, the Company entered into an additional office lease, with a leasing company partially owned by affiliates of the Company's management and principal shareholders. This lease extends through December 31, 2002. The lease provides for three successive renewal periods of 60 months each at the Company's option. The monthly lease payment will be adjusted prior to each annual anniversary date

                      CONLEY, CANITANO & ASSOCIATES, INC.

of the lease based on increases in the consumer price index. The maximum annual increase is 2%. Future minimum lease payments as of December 31, 1998 required under all operating leases are as follows:

1999..............................................    $  876
2000..............................................       653
2001..............................................       619
2002..............................................       613
2003..............................................       305
                                                      ------
                                                      $3,066
                                                      ======

9.  REDEEMABLE SECURITIES

     On October 15, 1997, the Company's Amended and Restated Articles of Incorporation ("Articles") were amended to authorize 500,800 shares of $0.01 par value Preferred Stock.

     On October 15, 1997, the Company purchased 1,350,000 shares of its Common Stock from certain shareholders for $15,877. The Company then issued 250,400 shares of Convertible Preferred Stock for $17,500 and 1,350,000 shares of Common Stock for $1, for an aggregate consideration of $17,501 ($15,877, net of $1,624 of related expenses). The 1,350,000 shares of Common Stock may be put back to the Company on or after October 15, 2003, if the Company has not completed an offering, for the greater of $0.4541 per share or fair market value. The Company accounted for these transactions using the cost method.

     The 250,400 shares of Convertible Preferred Stock have certain voting and other rights and privileges set forth in the Company's Articles. On or after October 15, 2001 and October 15, 2002, 50% and 100% of the shares, respectively, can be redeemed by the Company at the option of the holders for the greater of $69.89 per share or their fair market value as provided for in the Articles. Holders of Convertible Preferred Stock are entitled to receive dividends, if declared by the Board of Directors, on an equal basis with the holders of Common Stock. In connection with the Offering, the 250,400 shares of Convertible Preferred Stock automatically convert into 2,504,000 shares of Common Stock and 250,400 shares of Redeemable Preferred Stock, and the Redeemable Preferred Stock will be redeemed for $62.90 per share.

     The authorized Preferred Stock also includes 250,400 shares of Redeemable Preferred Stock that contain similar voting and liquidation preferences as the Convertible Preferred Stock. The Redeemable Preferred Stock will pay cumulative dividends at the per share rate per annum of 7% of $62.90. None of the Redeemable Preferred Stock has been issued.

     Redeemable securities also includes warrants exercisable into 195,265.98 shares of Common Stock and compensatory options exercisable into 64,734.02 shares of Common Stock issued by the Company in connection with the KLA acquisition (See Note 12). These warrants and compensatory options may be put to the Company for an aggregate of $2,000 and accordingly have been included in redeemable securities at their fair value of $2,000. All such put rights terminate upon the consummation of the Offering at which time the $2,000 will be included in equity. The warrants are exercisable 24 months after the closing of the KLA acquisition or upon the consummation of the Offering. The acquisition compensation expense related to the compensatory options is being amortized over a 24 month vesting period. The compensatory options vest upon the consummation of the Offering.

10.  COMMON STOCK

     In July 1997, the Company purchased 509,130 shares of its Common Stock from a shareholder for $171. The Company subsequently retired these shares.

     In October 1997, the Company effected a 6,364.151-for-1 common stock split. In addition, in July 1998, the Company effected a 10-for-1 common stock split. All share and per share amounts herein have been restated to reflect such stock splits.

                      CONLEY, CANITANO & ASSOCIATES, INC.

     In July 1998, the Company's shareholders granted approval to increase authorized shares of stock to the following:

Common Stock, no par value.....................    45,000,000

11.  STOCK OPTIONS AND WARRANTS

     During October 1997, the Company and its shareholders adopted the 1997 Equity and Performance Incentive Plan (the "Plan") to attract and retain directors, officers, employees and consultants. Under the terms of the Plan, 2,072,750 shares of the Company's Common Stock are available for grant. Future grants, and the provisions thereof, are at the discretion of the Company's Board of Directors (See Note 14).

     On May 11, 1998, options were granted under the Plan to purchase 321,400 shares of Common Stock at $4.67 per share. At various dates from August 15, 1998 through December 31, 1998, options were granted under the Plan to purchase 58,300 shares of Common Stock at $9.35 per share. Options vest evenly over three to five-year periods.

     In May 1998, an officer of the Company was granted 76,950 shares of Restricted Stock under the Plan at a purchase price of $4.67 per share. The officer paid for the shares with a promissory note (See Note 2).

     In December 1998, the Company's Board of Directors authorized an increase in Company common shares available for grant under the Company's 1997 Equity and Performance Incentive Plan to 2,500,000 shares.

     In December 1998, the Company established the 1998 Employee Stock Purchase Plan, which reserves an aggregate of 500,000 shares of Common Stock for issuance under the plan. No shares have been issued under this plan.

     The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations in accounting for its stock option plan and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), Accounting for Stock-Based Compensation.

     Had compensation cost been determined based on the estimated fair value at the grant date consistently with the provisions of SFAS No. 123, net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                                     FOR THE
                                                                   YEAR ENDED
                                                                DECEMBER 31, 1998
                                                                -----------------
Net income available to common shareholders -- as
  reported..................................................         $1,929
Net income available to common shareholders -- pro forma....         $1,801
Net income per share -- as reported:
  Basic.....................................................         $ 0.14
  Diluted...................................................         $ 0.14
Net income per share -- pro forma:
  Basic.....................................................         $ 0.14
  Diluted...................................................         $ 0.13

     The fair value of each option grant and restricted share is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for the grant: dividend yield of 0%; expected volatility of 47%; risk-free interest rate of 5%; and expected lives of the options of five years from the date of vesting.

                      CONLEY, CANITANO & ASSOCIATES, INC.

     A summary of the status of stock options is presented below:

                                                                     FOR THE
                                                                   YEAR ENDED
                                                                DECEMBER 31, 1998
                                                          -----------------------------
                                                                       WEIGHTED-AVERAGE
                                                           SHARES       EXERCISE PRICE
Outstanding, beginning of period......................           --         $  --
Granted...............................................      379,700          5.39
Exercised and converted...............................           --            --
Forfeited.............................................       19,100          5.16
                                                          ---------         -----
Outstanding, end of period............................      360,600          5.40
Options available for grant, end of period............    2,062,450            --
                                                          ---------         -----
Options exercisable, end of period....................           --            --
                                                          =========         =====

     Redeemable securities also includes warrants exercisable into 195,265.98 shares of Common Stock and compensatory options exercisable into 64,734.02 shares of Common Stock issued by the Company in connection with the KLA acquisition (See Note 12). The warrants and compensatory options are exercisable at $0.001 per share of Common Stock 24 months after the closing of the KLA acquisition or upon the consummation of the Offering. The acquisition compensation expense related to the compensatory options is being amortized over a 24 month vesting period. The compensatory options vest upon the consummation of the Offering.

12.  KLA ACQUISITION

     On April 8, 1998, the Company purchased all of the outstanding capital stock of KLA for a purchase price consisting of $3,552 in cash, the issuance of warrants to purchase 195,265.98 shares of Common Stock and certain other consideration. Of the total consideration, $3,377 is subject to certain revenue targets and contribution margins during the two-year period following April 8, 1998 and $1,123 is payable in three equal annual installments beginning April 3, 1999. In addition, the Company agreed to grant the KLA compensatory options and to pay $3,500 in retention bonuses at certain intervals to an escrow account which benefits former KLA employees who remain employees of the Company at such intervals.

     The purchase price has been allocated as follows:

Assets acquired.............................................    $2,378
Liabilities assumed.........................................    (3,374)
Goodwill....................................................     7,524
Compensatory options........................................       500
Earn-out liability..........................................    (1,123)
                                                                ------
                                                                 5,905
Less: non-cash warrants and options.........................     2,000
                                                                ------
Cash paid for acquisition...................................    $3,905
                                                                ======

     Compensatory options are amortized on a straight-line basis over their 24 month vesting period. Amortization expense for the year ended December 31, 1998 was $188 and is included in acquisition compensation. In connection with the Offering, the compensatory options will fully vest, and the unamortized balance will be included in acquisition compensation. The warrants and options are included in redeemable securities at their fair value of $2,000 (see Note 9).

                      CONLEY, CANITANO & ASSOCIATES, INC.

     As of December 31, 1998, the Company was obligated to make retention bonus payments to the escrow account as follows:

April 3, 1999...............................................    $  875
April 3, 2000...............................................       875
October 3, 2000.............................................     1,050
                                                                ------
                                                                $2,800
                                                                ======

     Compensation expense is recorded as the bonuses are earned. Compensation expense for these retention bonuses for the year ended December 31, 1998 was $991 and is included in acquisition compensation.

13.  RELATED PARTY TRANSACTIONS

     The Company has a $359 promissory note receivable due from an officer of the Company (See Note 2).

     In July 1997, the Company purchased 509,130 shares of its Common Stock from a related party (See Note 10).

     On October 15, 1997, the Company purchased 1,350,000 shares of its Common Stock from certain majority shareholders. Simultaneously, the Company issued 1,350,000 shares of its Common Stock and 250,400 shares of Convertible Preferred Stock (See Note 9).

     The Company leases office space from a company owned partially by the Company's management and principal shareholders (See Note 8).

14.  SUBSEQUENT EVENTS

     The Company's Board of Directors has authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission to sell up to 4,000,000 shares of the Company's Common Stock in the Offering. CCAi expects to use the net proceeds from the Offering to repay in full existing indebtedness (See Note 4), to redeem all outstanding shares of Redeemable Preferred Stock (See Note 9) and for general corporate purposes, including working capital. The Company may also use a portion of the net proceeds to fund acquisitions of complementary businesses and service offerings. Although the Company may periodically review potential acquisition opportunities, there are no current agreements with respect to any such transactions. Pending their application as described above, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

     In January 1999, the Company completed the acquisition of BVD for $17,500 in cash and 300,000 shares of Common Stock, which will vest in two equal annual installments. The acquisition will be accounted for as a purchase. Goodwill from the acquisition will be amortized over 20 years. The purchase price will be allocated as follows:

Assets acquired.............................................    $ 2,620
Liabilities assumed.........................................     (2,643)
Goodwill....................................................     20,603
                                                                -------
                                                                 20,580
Less: restricted common stock...............................      2,805
                                                                -------
Cash paid for acquisition...................................    $17,775
                                                                =======

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO THE OWNERS
KELLY-LEVEY & ASSOCIATES, INC.

     We have audited the accompanying balance sheets of Kelly-Levey & Associates, Inc. as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kelly-Levey & Associates, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     On April 8, 1998, all of the Kelly-Levey & Associates, Inc. common stock was acquired by Conley, Canitano & Associates, Inc. (See Note 7).

PricewaterhouseCoopers LLP
Cleveland, Ohio
June 8, 1998

                         KELLY-LEVEY & ASSOCIATES, INC.
                                 BALANCE SHEETS

                                                              AS OF DECEMBER 31,       AS OF
                                                              ------------------     MARCH 31,
                                                               1996       1997         1998
                                                                                    (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
                           ASSETS
Current assets:
  Cash......................................................   $ 54      $  176       $   --
  Accounts receivable, less allowance for doubtful accounts
     of $125 in 1998........................................    882       1,764        2,425
  Deferred taxes............................................                              50
  Other.....................................................     --          12           39
                                                               ----      ------       ------
          Total current assets..............................    936       1,952        2,514
Property and equipment, net.................................     33         262          266
Deferred taxes..............................................     --          16           49
Other.......................................................      4          11            2
                                                               ----      ------       ------
          Total assets......................................   $973      $2,241       $2,831
                                                               ====      ======       ======
       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Line of credit............................................   $ --      $  298       $1,000
  Accounts payable..........................................     41         447        1,012
  Accrued payroll, taxes and benefits.......................    676       1,419          878
  Income taxes payable......................................     48          --           --
  Other.....................................................     --           1           --
                                                               ----      ------       ------
          Total current liabilities.........................    765       2,165        2,890
Shareholders' equity (deficit):
  Common stock, no par value, authorized 1,000,000 shares,
     issued and outstanding 321,200 shares at December 31,
     1996, issued 329,550 and outstanding 322,850 shares at
     December 31, 1997 and issued 331,900 shares and
     outstanding 325,200 shares at March 31, 1998...........      2          24           28
  Retained earnings (deficit)...............................    206          66          (73)
  Treasury stock, 6,700 shares at cost......................     --         (14)         (14)
                                                               ----      ------       ------
          Total shareholders' equity (deficit)..............    208          76          (59)
                                                               ----      ------       ------
          Total liabilities and shareholders' equity
            (deficit).......................................   $973      $2,241       $2,831
                                                               ====      ======       ======

   The accompanying notes are an integral part of these financial statements.

                         KELLY-LEVEY & ASSOCIATES, INC.

                            STATEMENTS OF OPERATIONS

                                                       FOR THE YEARS          FOR THE THREE MONTHS
                                                     ENDED DECEMBER 31,         ENDED MARCH 31,
                                                     ------------------    --------------------------
                                                      1996       1997         1997           1998
                                                                           (UNAUDITED)    (UNAUDITED)
                                                                      (IN THOUSANDS)
Revenues...........................................  $3,951     $8,726       $1,819         $2,570
Cost of revenues...................................   2,727      6,589        1,434          1,542
                                                     ------     ------       ------         ------
  Gross profit.....................................   1,224      2,137          385          1,028
Selling, general and administrative expenses.......     838      2,238          429            925
Depreciation.......................................      27         74           17             19
                                                     ------     ------       ------         ------
  Income (loss) from operations....................     359       (175)         (61)            84
Transaction costs..................................      --         --           --            302
Interest expense...................................      --         29           16              4
                                                     ------     ------       ------         ------
  Income (loss) before provision for (benefit from)
     income taxes..................................     359       (204)         (77)          (222)
Provision for (benefit from) income taxes..........     153        (64)         (28)           (83)
                                                     ------     ------       ------         ------
  Net income (loss)................................  $  206     $ (140)      $  (49)        $ (139)
                                                     ======     ======       ======         ======

   The accompanying notes are an integral part of these financial statements.

                         KELLY-LEVEY & ASSOCIATES, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                         COMMON STOCK
                                      (AT STATED VALUE)    RETAINED    TREASURY STOCK         TOTAL
                                      ------------------   EARNINGS    ---------------    SHAREHOLDERS'
                                       SHARES    AMOUNT    (DEFICIT)   SHARES   AMOUNT   EQUITY (DEFICIT)
                                                       (IN THOUSANDS, EXCEPT SHARE DATA)
Balance, December 31, 1995..........  321,200      $ 2       $ 53         --     $ --          $ 55
Dividends...........................                          (53)                              (53)
Net income..........................                          206                               206
                                      -------      ---       ----      -----     ----          ----
Balance, December 31, 1996..........  321,200        2        206         --       --           208
Sale of common shares to
  employees.........................    8,350       22                                           22
Treasury shares purchased from
  employees.........................                                   6,700      (14)          (14)
Net loss............................                         (140)                             (140)
                                      -------      ---       ----      -----     ----          ----
Balance, December 31, 1997..........  329,550       24         66      6,700      (14)           76
Sale of common shares to employees
  (unaudited).......................    2,350        4                                            4
Net loss (unaudited)................                         (139)                             (139)
                                      -------      ---       ----      -----     ----          ----
Balance, March 31, 1998
  (unaudited).......................  331,900      $28       $(73)     6,700     $(14)         $(59)
                                      =======      ===       ====      =====     ====          ====

   The accompanying notes are an integral part of these financial statements.

                         KELLY-LEVEY & ASSOCIATES, INC.

                            STATEMENTS OF CASH FLOWS

                                                     FOR THE YEARS ENDED        FOR THE THREE MONTHS
                                                         DECEMBER 31,             ENDED MARCH 31,
                                                     --------------------    --------------------------
                                                      1996        1997          1997           1998
                                                                             (UNAUDITED)    (UNAUDITED)
                                                                       (IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss)................................   $ 206      $  (140)       $ (49)        $  (139)
  Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating
     activities:
     Depreciation..................................      27           74           18              19
     Deferred taxes................................      --          (16)         (29)            (83)
     Change in assets and liabilities:
       Accounts receivable.........................    (763)        (882)        (254)           (661)
       Other assets................................      (1)         (19)           2             (18)
       Accounts payable............................      (4)         406          314             565
       Accrued payroll, taxes and benefits.........     588          743           80            (541)
       Income taxes payable........................      48          (48)         (48)             --
       Other liabilities...........................      --            1           --              (1)
                                                      -----      -------        -----         -------
          Net cash provided by (used in) operating
            activities.............................     101          119           34            (859)
                                                      -----      -------        -----         -------
Cash flows from investing activities:
  Purchase of property and equipment...............     (59)        (303)         (56)            (23)
                                                      -----      -------        -----         -------
          Net cash used in investing activities....     (59)        (303)         (56)            (23)
                                                      -----      -------        -----         -------
Cash flows from financing activities:
  Proceeds from line of credit.....................      --        5,079          350           1,868
  Payments on line of credit.......................      --       (4,781)        (350)         (1,166)
  Purchase of common stock.........................      --          (14)          --              --
  Proceeds from sale of common stock...............      --           22           --               4
  Dividends paid...................................     (53)          --           --              --
                                                      -----      -------        -----         -------
          Net cash (used in) provided by financing
            activities.............................     (53)         306           --             706
                                                      -----      -------        -----         -------
Net (decrease) increase in cash....................     (11)         122          (22)           (176)
Cash, at beginning of period.......................      65           54           54             176
                                                      -----      -------        -----         -------
Cash, at end of period.............................   $  54      $   176        $  32         $    --
                                                      =====      =======        =====         =======
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
     Interest......................................   $  --      $    26        $  16         $     4
                                                      =====      =======        =====         =======
     Taxes.........................................   $  57      $     5        $  48         $    --
                                                      =====      =======        =====         =======

   The accompanying notes are an integral part of these financial statements.

                         KELLY-LEVEY & ASSOCIATES, INC.

                         NOTES TO FINANCIAL STATEMENTS

      (Amounts and Disclosures at March 31, 1998 and for the Three Months
                  Ended March 31, 1997 and 1998 are Unaudited)

                                 (IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

     Kelly-Levey & Associates, Inc. ("KLA") is a Kentucky-based provider of Enterprise Resource Planning implementation services. KLA provides services to clients predominately in the United States. Substantially all of KLA's revenues are derived from services provided as a contractor or a subcontractor to Electronic Data Systems Corporation ("EDS") and its affiliates for the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1997 and 1998.

Interim Unaudited Financial Information

     The interim statements of operations, shareholders' equity (deficit) and cash flows of KLA for the three month periods ended March 31, 1997 and 1998 have been prepared without audit. These interim financial statements reflect all normal and recurring adjustments, which in the opinion of KLA management, are necessary for a fair presentation of the financial position of KLA and its results of operations for the interim periods set forth herein. The results for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the full year.

Revenue Recognition

     Revenues are recognized as services are performed. Accounts receivable includes services performed but not yet billed of $354 and $43 as of December 31, 1996 and 1997, respectively, and $332 as of March 31, 1998.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Allowance for Doubtful Accounts

     Management provides an allowance for doubtful accounts based on historical experience and management's evaluation of outstanding receivables.

Property and Equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repair which extend the useful life of the property and equipment are capitalized.

     Depreciation is provided using accelerated and straight-line methods over the estimated useful lives of the assets as follows:

Furniture and fixtures............................    5 years
Equipment.........................................    3 years

                         KELLY-LEVEY & ASSOCIATES, INC.

Income Taxes

     Deferred income tax assets and liabilities are provided for temporary differences between the financial reporting and the tax basis of KLA's assets and liabilities. These deferred taxes are measured by the provisions of currently enacted tax laws. Valuation allowances have been established when necessary to reduce tax assets to the amount expected to be realized.

Fair Value of Financial Instruments

     KLA's financial instruments consist principally of cash, accounts receivable, accounts payable, accrued expenses and other liabilities, a line of credit and long-term debt. The fair value of these financial instruments approximates their carrying value.

2.  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                AS OF
                                                             DECEMBER 31,      AS OF
                                                             ------------    MARCH 31,
                                                             1996    1997      1998
Furniture and fixtures.....................................  $11     $ 32      $ 32
Equipment..................................................   53      334       357
                                                             ---     ----      ----
                                                              64      366       389
Less: accumulated depreciation.............................   31      104       123
                                                             ---     ----      ----
Property and equipment, net................................  $33     $262      $266
                                                             ===     ====      ====

3.  LINE OF CREDIT

     As of March 31, 1998, KLA had a $1,000 bank line of credit. Interest was payable monthly at the lending bank's prime rate (8.5% at December 31, 1997 and March 31, 1998), plus 0.75%. Borrowings under the line of credit were due on demand, were personally guaranteed by the shareholders and were collateralized by substantially all assets of KLA. The line of credit contained restrictive terms and covenants which imposed certain maintenance of asset requirements. This line of credit was repaid and cancelled (See Note 8).

4.  INCOME TAXES

     The provision for (benefit from) income taxes is as follows:

                                                         FOR THE YEARS     FOR THE THREE
                                                             ENDED          MONTHS ENDED
                                                          DECEMBER 31,       MARCH 31,
                                                         --------------    --------------
                                                         1996     1997     1997     1998
Current:
  Federal..............................................  $126     $(39)    $ --     $ --
  State and Local......................................    27       (9)      --       --
                                                         ----     ----     ----     ----
                                                          153      (48)      --       --
Deferred...............................................    --      (16)     (28)     (83)
                                                         ----     ----     ----     ----
                                                         $153     $(64)    $(28)    $(83)
                                                         ====     ====     ====     ====

     KLA estimates the effective income tax rate quarterly using annualized estimated financial data. The estimated effective income tax rate for the three months ended March 31, 1997 and 1998 was 37.3% and 32.6%,

                         KELLY-LEVEY & ASSOCIATES, INC.

respectively. A reconciliation of the provision for (benefit from) income taxes at the federal statutory rate to that included in the Statements of Operations is as follows:

                                                              FOR THE YEARS
                                                                  ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              1996     1997
Tax (benefit) at federal statutory rate.....................  34.0%    (34.0)%
Increases (reductions) in taxes resulting from:
  State income taxes, net of federal benefit................   4.9      (4.5)
  Meals and entertainment...................................   3.6       5.6
  Other.....................................................   0.2       1.4
                                                              ----    ------
                                                              42.7%    (31.5)%
                                                              ====    ======

     The components of deferred tax assets and liabilities are comprised of the following:

                                                                 AS OF
                                                              DECEMBER 31,      AS OF
                                                              ------------    MARCH 31,
                                                              1996    1997      1998
Deferred tax assets:
  Allowance for doubtful accounts...........................  $--     $--        $50
  Operating loss carryforwards..............................   --      15         48
  Other.....................................................   --       1          1
                                                               --     ---        ---
          Deferred tax assets...............................  $--     $16        $99
                                                               ==     ===        ===

     Operating loss carryforwards are available through December 2017.

5.  PROFIT SHARING AND 401(K) SAVINGS PLAN

     KLA maintains a qualified cash or deferred compensation plan under section 401(k) of the Internal Revenue Code that covers substantially all the employees of KLA. Under the Plan, KLA may make a matching contribution as well as a discretionary contribution. KLA's contributions totaled $46 and $344 for the years ended December 31, 1996 and 1997, respectively, and $75 for the three months ended March 31, 1997. No contributions were made during the three months ended March 31, 1998.

6.  COMMITMENTS AND CONTINGENCIES

     As of March 31, 1998, KLA leased office space and certain equipment under various noncancelable operating leases. Lease expense for the years ended December 31, 1996 and 1997 was $8 and $38, respectively, and for the three months ended March 31, 1997 and 1998 was $6 and $14, respectively. Future minimum lease payments required under all operating leases are as follows:

1998 (9 months).................................    $     71
1999............................................          68
2000............................................          55
2001............................................          18
                                                    --------
                                                    $    212
                                                    ========

7.  SUBSEQUENT EVENT

     On April 8, 1998, Conley, Canitano & Associates, Inc. purchased all of the capital stock of KLA.

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
Bureau van Dijk Computer Services, Inc.:

     We have audited the accompanying balance sheets of Bureau van Dijk Computer Services, Inc. as of December 31, 1996 and 1997 and September 30, 1998, and the related statements of income and retained earnings, and cash flows for the years ended December 31, 1996 and 1997 and the nine months ending September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bureau van Dijk Computer Services, Inc. as of December 31, 1996 and 1997 and September 30, 1998, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1997 and the nine months ending September 30, 1998, in conformity with generally accepted accounting principles.

     We did not audit the statement of income and retained earnings and cash flow information for the nine months ended September 30, 1997, and accordingly, we do not express an opinion on them.

Langford de Kock & Co.

Atlanta, Georgia

January 11, 1999.

                    BUREAU VAN DIJK COMPUTER SERVICES, INC.

                                 BALANCE SHEETS

                                                                      AS OF
                                                                  DECEMBER 31,            AS OF
                                                              ---------------------   SEPTEMBER 30,
                                                                1996        1997           1998
                                                                (IN THOUSANDS, EXCEPT SHARE DATA)
                           ASSETS
Current assets:
  Cash......................................................   $  456      $  504         $  180
  Accounts receivable:
       Trade, net of bad debt allowance of $23 at September
          30, 1998..........................................    2,140       1,280          1,206
       Related parties......................................       28       1,733          1,087
  Investment................................................      100          --             --
  Prepaid expenses..........................................       39          28              8
  Deferred taxes............................................       25          50             28
                                                               ------      ------         ------
          Total current assets..............................    2,788       3,595          2,509
Property and equipment, net.................................      265         345            391
Other assets................................................       40          43             33
                                                               ------      ------         ------
          Total assets......................................   $3,093      $3,983         $2,933
                                                               ======      ======         ======
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $  871      $  656         $  728
  Accrued compensation and benefits.........................    1,228         885            778
  Due to related parties....................................      387         794            249
  Dividends payable.........................................       --         587             --
  Loans from employees......................................       --         172             --
  Income taxes..............................................      106         423            152
                                                               ------      ------         ------
          Total current liabilities.........................    2,592       3,517          1,907
Deferred taxes..............................................       31          35             39
                                                               ------      ------         ------
          Total liabilities.................................    2,623       3,552          1,946
                                                               ------      ------         ------
Commitments and contingencies
Shareholders' equity:
  Common stock, 1,000 shares, authorized and issued with no
     par value..............................................      300         300            300
  Retained earnings.........................................      170         131            687
                                                               ------      ------         ------
          Total shareholders' equity........................      470         431            987
                                                               ------      ------         ------
          Total liabilities and shareholders' equity........   $3,093      $3,983         $2,933
                                                               ======      ======         ======

   The accompanying notes are an integral part of these financial statements.

                    BUREAU VAN DIJK COMPUTER SERVICES, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                          FOR THE                     FOR THE
                                                        YEARS ENDED              NINE MONTHS ENDED
                                                        DECEMBER 31,               SEPTEMBER 30,
                                                   ----------------------    -------------------------
                                                     1996         1997          1997           1998
                                                                             (UNAUDITED)
                                                                     (IN THOUSANDS)
Revenue..........................................   $13,806      $14,415       $10,322       $11,408
Cost of revenue..................................     8,413        8,918         6,348         7,550
                                                    -------      -------       -------       -------
  Gross profit...................................     5,393        5,497         3,974         3,858
Operating expenses...............................     5,138        4,479         3,659         2,850
                                                    -------      -------       -------       -------
  Income from operations.........................       255        1,018           315         1,008
Interest income, net.............................        33           10            14             2
                                                    -------      -------       -------       -------
  Income before provisions for income taxes......       288        1,028           329         1,010
Provision for income taxes.......................       160          480           154           454
                                                    -------      -------       -------       -------
  Net income.....................................       128          548           175           556
RETAINED EARNINGS -- BEGINNING...................        42          170           170           131
DIVIDENDS........................................        --         (587)           --            --
                                                    -------      -------       -------       -------
RETAINED EARNINGS -- ENDING......................   $   170      $   131       $   345       $   687
                                                    =======      =======       =======       =======

   The accompanying notes are an integral part of these financial statements.

                    BUREAU VAN DIJK COMPUTER SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                       FOR THE YEARS
                                                           ENDED                FOR THE NINE MONTHS
                                                        DECEMBER 31,            ENDED SEPTEMBER 30,
                                                   ----------------------    -------------------------
                                                     1996         1997          1997           1998
                                                                             (UNAUDITED)
                                                                     (IN THOUSANDS)
Cash flows from operating activities:
  Net income.....................................   $  128       $   548        $ 175         $ 556
  Adjustments to reconcile net income to net cash
     (used in) provided by operating activities:
  Depreciation...................................       18            33           24            36
  Deferred taxes.................................       24           (21)          (3)           26
  Change in assets and liabilities:
     Trade receivables...........................     (675)          860          685            74
     Related party receivables...................      (28)       (1,705)        (945)          646
     Prepaid expenses and advances...............       (4)           11           (3)           20
     Deposits....................................       (2)           (3)          (3)           10
     Accounts payable............................      477          (215)          (3)           72
     Accrued compensation and benefits...........    1,031          (343)        (626)         (107)
     Due to related parties......................     (356)          407          480          (545)
     Income taxes................................       88           317           24          (271)
                                                    ------       -------        -----         -----
  Net cash (used in) provided by operating
     activities..................................      701          (111)        (195)          517
Cash flows from investing activities:
  Purchases of property and equipment............     (130)         (113)         (97)          (82)
  Purchases of investments.......................     (100)           --           --            --
  Proceeds on sale of investments................       --           100          100            --
                                                    ------       -------        -----         -----
  Net cash (used in) provided by investing
     activities..................................     (230)          (13)           3           (82)
Cash flows from financing activities:
  Proceeds from line of credit...................      115           100          100           600
  Repayments on line of credit...................     (290)         (100)        (100)         (600)
  Proceeds from loans from employees.............       --           242          242            --
  Repayments on loans from employees.............       --           (70)         (29)         (172)
  Dividends paid.................................       --            --           --          (587)
                                                    ------       -------        -----         -----
  Net cash (used in) provided by financial
     activities..................................     (175)          172          213          (759)
Net increase (decrease) in cash..................      296            48           21          (324)
Cash and cash equivalents, at beginning of
  period.........................................      160           456          456           504
                                                    ------       -------        -----         -----
Cash and cash equivalents, at end of period......   $  456       $   504        $ 477         $ 180
                                                    ======       =======        =====         =====
Supplemental disclosure of cash flow information:
  Cash paid for Interest.........................   $    4       $     1        $   1         $   4
                                                    ======       =======        =====         =====
  Taxes..........................................   $   42       $   186        $ 134         $ 719
                                                    ======       =======        =====         =====

   The accompanying notes are an integral part of these financial statements.

                    BUREAU VAN DIJK COMPUTER SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS
              (Amounts and Disclosures at and for the Nine Months
                    Ended September 30, 1997 are Unaudited)
                                 (In thousands)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

     Bureau van Dijk Computer Services, Inc. (the "Company") is a service provider for implementations of Enterprise Resource Planning applications from SAP. The Company provides its services predominately in the United States. For the years ended December 31, 1996 and 1997, one customer accounted for approximately 52% and 16% of the total revenue, respectively. Amounts due from this customer included in trade accounts receivable at December 31, 1996 and 1997 is $546 and $185, respectively. For the nine months ended September 30, 1998 two customers accounted for 22% of total revenues. Amounts due from these two customers at September 30, 1998 is $506.

     The Company has significant transactions with related parties (see Note 7).

Interim Unaudited Financial Information

     The interim statement of income and retained earnings of the Company for the nine month period ended September 30, 1997 has been prepared without audit. This interim financial statement reflects all normal and recurring adjustments, which in the opinion of Company management, are necessary for a fair presentation of the financial position of the Company and its results of operations for the interim period set forth herein.

Revenue Recognition

     Revenues are recognized as services are performed. Accounts receivable at December 31, 1996 and 1997 and September 30, 1998 do not include any unbilled services.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Cash and Cash Equivalents

     The Company considers all restricted cash and money market funds with an original maturity of three months or less to be cash equivalents. The carrying amount of these instruments approximates fair value.

Allowance for Doubtful Accounts

     Management provides an allowance for doubtful accounts based on historical experience and management's evaluation of outstanding accounts receivable.

     Amounts related to doubtful accounts that were charged to expense for the years ended December 31, 1996 and 1997 totaled $125 and $0, respectively, and for the nine months ended September 30, 1998 totaled $23.

Property and Equipment

     Property and equipment are stated at cost. Expenditures for maintenance and repair which extend the useful life of the property and equipment are capitalized.

     Depreciation is provided using straight-line methods over the estimated useful lives of the assets as follows:

Furniture and fixtures......................................   7 years
Computer equipment and software.............................   5 years
Leasehold improvements......................................  10 years

Income Taxes

     Deferred income tax assets and liabilities are provided for temporary differences between the financial reporting and the tax basis of the Company's assets and liabilities. These deferred taxes are measured by the provisions of currently enacted tax laws.

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                    AS OF
                                                                 DECEMBER 31,         AS OF
                                                                --------------    SEPTEMBER 30,
                                                                1996      1997        1998
Art.........................................................    $167      $182        $228
Furniture and fixtures......................................      92       104         107
Computer equipment and software.............................      37       124         148
Leasehold improvements......................................       2         2           2
Vehicle.....................................................      --        --           9
                                                                ----      ----        ----
                                                                 298       412         494
Less: accumulated depreciation..............................     (33)      (67)       (103)
                                                                ----      ----        ----
Property and equipment, net.................................    $265      $345        $391
                                                                ====      ====        ====

3. COMMITMENTS AND CONTINGENCIES

     The Company had a $600 bank line of credit expiring July 31, 1998. Interest was payable monthly at the bank's prime rate (7.5% and 8.5% at December 31, 1996 and 1997, respectively) plus 1.75%.

     On August 5, 1998, the Company secured a $800 line of credit, expiring July 31, 1999, for the purpose of providing short-term working capital. The line of credit is collateralized by a blanket lien on all accounts receivable of the Company. The interest rate is the bank's prime rate (8.25% at September 30, 1998) plus 0.5%. This line of credit contains various covenants that restrict, among other things; the Company's ability to sell or transfer assets; making changes in the Company's ownership (Note 10); entering into a merger or consolidation. In addition, the line of credit requires the Company to meet various financial covenants.

     The Company is self-insured for errors and omissions in the performance of services. No provision has been made for any losses that may arise from such actions.

4. PROFIT SHARING AND 401(K) SAVINGS PLAN

     The Company maintains a qualified cash or deferred compensation plan under section 401(k) of the Internal Revenue Code (the "401(k) Plan") that covers substantially all the employees of the Company. Under the 401(k) Plan, the Company may make a discretionary contribution which becomes progressively fully vested after 6 years of employee service. The Company's contributions totaled $62 and $74, for the years ended December 31, 1996 and 1997, respectively, and $88 for the nine months ended September 30, 1998.

5. LEASE COMMITMENTS

     As of September 30, 1998, the Company leased office space and certain equipment under various noncancelable operating leases. The lease for one of the office spaces was renewed during 1998 for an additional 5 years ending March 2004. Lease payments under this renewal increase approximately 2.5% per year. Lease payments for the years ended December 31, 1996 and 1997, were $313 and $312, respectively, and $253 for the nine months ended September 30, 1998. Future minimum lease payments required under all operating leases are as follows:

1998 (3 months).............................................        $ 47
1999........................................................         266
2000........................................................         233
2001........................................................         160
2002........................................................         129
Thereafter..................................................         117
                                                                    ----
                                                                    $952
                                                                    ====

6. INCOME TAXES

     The provision for income taxes is as follows:

                                                                  FOR THE       FOR THE NINE
                                                                YEARS ENDED        MONTHS
                                                                DECEMBER 31,        ENDED
                                                                ------------    SEPTEMBER 30,
                                                                1996    1997        1998
Current:
  Federal...................................................    $106    $418        $360
  State and local...........................................      30      83          68
                                                                ----    ----        ----
                                                                 136     501         428
Deferred....................................................      24     (21)         26
                                                                ----    ----        ----
                                                                $160    $480        $454
                                                                ====    ====        ====

     During 1997, the Company's 1995 U.S. income tax return was audited by the Internal Revenue Service (IRS). The IRS disallowed certain royalty expenses and additional taxes of $31 were assessed and paid in 1997.

     The Company estimates the effective income tax rate quarterly using annualized estimated financial data. The estimated effective income tax rate for the nine months ended September 30, 1998 was 45%. A reconciliation of the provision for income taxes at the federal statutory rate to that included in the statements of income is as follows:

                                                                  FOR THE YEARS
                                                                ENDED DECEMBER 31,
                                                                ------------------
                                                                1996         1997
Tax at federal statutory rate...............................    34.0%        34.0%
Increases in taxes resulting from:
  State income taxes, net of federal benefit................     6.9          5.4
  Meals and entertainment...................................     7.1          2.5
  Club dues.................................................     2.6          1.6
  Royalties.................................................     5.1           --
  IRS adjustment............................................      --          3.0
  Other.....................................................    (0.1)         0.2
                                                                ----         ----
                                                                55.6%        46.7%
                                                                ====         ====

     The components of the Company's deferred tax assets and liabilities are as follows:

                                                       AS OF DECEMBER 31,              AS OF
                                                       ------------------          SEPTEMBER 30,
                                                       1996          1997              1998
Current deferred taxes:
  Current assets:
     Accrued expenses..............................    $25           $51                $28
  Current liabilities:
     Prepaids and other............................     --            (1)                --
                                                       ---           ---                ---
  Net current deferred assets......................    $25           $50                $28
                                                       ===           ===                ===
Non-current deferred taxes:
  Non-current liabilities:
     Depreciation..................................    $31           $35                $39
                                                       ===           ===                ===

7. RELATED PARTY TRANSACTIONS

     The dividends payable at December 31, 1997 reflects dividends declared for the year ending December 31, 1997. These dividends were paid in 1998.

     The Company entered into royalty agreements with two related parties at a combined rate of 10% on gross revenue plus chargeable expenses. One of these royalty agreements expired at December 31, 1996. The second royalty agreement was modified to a rate of 4% and 2% on gross revenue plus chargeable expenses for the years ending December 31, 1997 and 1998, respectively. This royalty agreement expires December 31, 1998.

     The Company subcontracts employees to and from various related parties.

     Transactions with related parties are summarized as follows:

                                                               FOR THE
                                                             YEARS ENDED          FOR THE NINE
                                                             DECEMBER 31,         MONTHS ENDED
                                                           ----------------      SEPTEMBER 30,
                                                            1996      1997            1998
Royalty expenses incurred to related parties.............  $1,434    $  602          $  249
Revenue earned from subcontracts with related parties....      --     2,320           4,423
Cost of revenue incurred with related parties............      39       168              --
Reimbursement to related parties for operating expenses
  incurred...............................................      82       193              43

8. LOANS TO EMPLOYEES

     During 1997 two employees advanced a total of $242 to the Company. These loans were unsecured, interest free, due and paid in April 1998.

9. INVESTMENT

     Short term certificate of deposit with a bank maturing in May 1997, accruing interest at 5.04%.

10. SUBSEQUENT EVENTS

     The Shareholders of the Company are in negotiations to sell their shares to an unrelated third party. Substantial cost including legal and other consulting costs will be incurred in connection therewith. Management is unable to estimate the amount of these costs and no provision has been made for such costs in the accompanying statements.

                    BUREAU VAN DIJK COMPUTER SERVICES, INC.

                                 BALANCE SHEET

                                                                    AS OF
                                                              DECEMBER 31, 1998
                                                              ------------------
                                                                 (UNAUDITED)
                                                                (IN THOUSANDS,
                                                              EXCEPT SHARE DATA)
                           ASSETS
Current assets:
  Cash......................................................        $  347
  Accounts receivable, net of bad debt allowance of $23.....         1,879
  Deferred taxes............................................            28
  Other.....................................................           228
                                                                    ------
          Total current assets..............................         2,482
Property and equipment, net.................................           153
Other assets................................................            30
                                                                    ------
          Total assets......................................        $2,665
                                                                    ======
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................        $  383
  Accrued compensation and benefits.........................         1,091
  Income taxes..............................................            71
  Other.....................................................            70
                                                                    ------
          Total current liabilities.........................         1,615
Deferred taxes..............................................            39
                                                                    ------
          Total liabilities.................................         1,654
                                                                    ------
Commitments and contingencies
Shareholders' equity:
  Common stock, 1,000 shares, authorized and issued with no
     par value..............................................           300
  Retained earnings.........................................           711
                                                                    ------
          Total shareholders' equity........................         1,011
                                                                    ------
          Total liabilities and shareholders' equity........        $2,665
                                                                    ======

                    BUREAU VAN DIJK COMPUTER SERVICES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                                                   FOR THE
                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
                                                                 (UNAUDITED)
                                                               (IN THOUSANDS)
Revenue.....................................................       $14,582
Cost of revenue.............................................         9,701
                                                                   -------
  Gross profit..............................................         4,881
Operating expenses..........................................         3,821
                                                                   -------
  Income from operations....................................         1,060
Interest income, net........................................             2
                                                                   -------
  Income before provisions for income taxes.................         1,062
Provision for income taxes..................................           482
                                                                   -------
  Net income................................................           580
RETAINED EARNINGS -- BEGINNING..............................           131
                                                                   -------
RETAINED EARNINGS -- ENDING.................................       $   711
                                                                   =======

                    BUREAU VAN DIJK COMPUTER SERVICES, INC.

                            STATEMENT OF CASH FLOWS

                                                                     FOR THE
                                                                   YEAR ENDED
                                                                DECEMBER 31, 1998
                                                                -----------------
                                                                   (UNAUDITED)
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................         $   580
  Adjustments to reconcile net income to net cash provided
     by operating activities:
  Depreciation..............................................              55
  Deferred taxes............................................              26
  Change in assets and liabilities:
     Accounts receivables...................................           1,134
     Other assets...........................................              13
     Accounts payable.......................................            (273)
     Accrued compensation and benefits......................            (416)
     Income taxes...........................................            (352)
     Other liabilities......................................            (102)
                                                                     -------
  Net cash provided by operating activities.................             665
Cash flows from investing activities:
  Purchases of property and equipment.......................             (63)
                                                                     -------
  Net cash used in investing activities.....................             (63)
Cash flows from financing activities:
  Proceeds from line of credit..............................             600
  Repayments on line of credit..............................            (600)
  Repayments on loans from employees........................            (172)
  Dividends paid............................................            (587)
                                                                     -------
  Net cash used in financing activities.....................            (759)
Net decrease in cash........................................            (157)
Cash and cash equivalents, at beginning of period...........             504
                                                                     -------
Cash and cash equivalents, at end of period.................         $   347
                                                                     =======

                              [INSIDE BACK COVER]


[Description of graphics: In the top left corner appears the Company's logo.]

[STYLIZED TEXT:] "Harnessing the Power of Information Technology"

[STYLIZED TEXT:] "Extensive Experience"

[Description of graphics: A configuration of five computers, each consisting of a monitor, keyboard, and hard-drive, are connected to one line that stretches across the page. The computers are labeled: "Human Resources," "Inventory," "Payroll," "General Ledger," and "Operations."]

[STYLIZED TEXT:] "Rapid ERP Implementations"

[STYLIZED TEXT:] "Company of Employees"

------------------------------------------------------------
------------------------------------------------------------

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                                PAGE
                                                ----
Prospectus Summary........................           5
Risk Factors..............................           8
Use of Proceeds...........................          16
Dividend Policy...........................          16
Capitalization............................          17
Dilution..................................          18
Selected Financial Data...................          19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................          23
Business..................................          31
Management................................          41
Certain Transactions......................          46
Principal and Selling Shareholders........          48
Description of Capital Stock..............          49
Shares Eligible for Future Sale...........          54
Underwriting..............................          56
Legal Matters.............................          57
Experts...................................          57
Additional Information....................          58
Index to Financial Statements.............         F-1


  UNTIL            , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------

                                5,000,000 SHARES

                                   CCAI LOGO

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                          DONALDSON, LUFKIN & JENRETTE

                         BANCBOSTON ROBERTSON STEPHENS

                                LEHMAN BROTHERS

                           MCDONALD INVESTMENTS INC.

                            ------------------------

                                 DLJDIRECT INC.


                                          , 1999


------------------------------------------------------------
------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a list of estimated expenses to be incurred by the Company in connection with the issuance and distribution of the Common Shares being registered hereby.

SEC registration fee........................................    $   18,376
NASD filing fee.............................................         6,729
NASDAQ National Market listing fee..........................        88,000
Printing engraving, postage and mailing costs...............       300,000
Accounting fees and expenses................................       550,000
Legal fees and expenses.....................................       500,000
Transfer agent fees and expenses............................         5,000
Miscellaneous expenses......................................        31,895
                                                                ----------
          Total.............................................    $1,500,000
                                                                ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Code of Regulations, consistent with that permitted by the General Corporation Law of the State of Ohio, as the same may be amended from time to time, contains provisions eliminating a director's personal liability for monetary damages resulting from certain breaches of fiduciary duty. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief, such as an injunction or recision, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

Section 1701.13(E) of the Ohio Revised Code provides as follows:


     (E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgement, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.



     (2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

          (a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

          (b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

     (3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the Securities Action, suit, or proceeding.

     (4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

          (a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding referred to in division (E)(1) or
     (2) of this section;

          (b) If the quorum described in division (E)(4) (a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

          (c) By the shareholders;

          (d) By the court of common pleas or the court in which the Securities Action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

     Any determination made by the disinterested directors under division (E)(4)
(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the Securities Action or suit by or in the right of the corporation under division
(E)(2) of this section, and within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.


     (5)(a) Unless at the time of a director's act or omission that is the subject of an action, suit, or proceeding refereed to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in divisions (E)(1) and
(2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney's fees, incurred by a director in defending the Securities Action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which be agrees to do both of the following:


          (i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

          (ii) Reasonably cooperate with the corporation concerning the Securities Action, suit, or proceeding.

     (b) Expenses, including attorney's fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.



     (6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to any other rights granted to those seeking indemnification under the articles or the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.



     (7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation, domestic or foreign, nonprofit or for profit, limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.


     (8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions
(E) (1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).


     (9) As used in division (E) of this section, "corporation" includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, trustee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as would if he had served the new or surviving corporation in the same capacity.


     Prior to the consummation of the Offering, the Company anticipates it will obtain directors' and officers' liability insurance that covers certain liabilities and expenses of the Company's directors and officers.

     In addition, Section 30 of the Code of Regulations provides that expenses incurred in defending a civil, criminal or administrative action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     No securities of the Company, which were not registered under the Securities Act, have been issued or sold by the Company within the past three years, except as follows:

          (a) On October 15, 1997 the Company sold to TA Investors 243,246 shares of Convertible Preferred Stock for an aggregate purchase price of approximately $17 million, and 1,311,430 shares of Common Stock for an aggregate purchase price of approximately $1,311. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

          (b) On October 15, 1997 the Company sold to McDonald Investors 7,154 shares of Convertible Preferred Stock for an aggregate purchase price of approximately $500,000, and 38,570 shares of Common

     Stock for an aggregate purchase price of approximately $38. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

          (c) Pursuant to the terms of the 1998 Warrant Agreements, on April 3, 1998 the Company granted the Warrant Holders the right to purchase an aggregate of 195,264 shares of Common Stock at an exercise price of $0.001 per share. Upon consummation of the Offering, the KLA Warrants will be exercisable. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(2) of the Securities Act.

          (d) Pursuant to the terms of the Option Agreements , on April 3, 1998 the Company granted employees of the Company previously employed by KLA options to purchase an aggregate of 64,700 shares of Common Stock at an exercise price of $0.001 per share. Upon the consummation of the Offering, the KLA Options will be exercisable. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 701 promulgated under the Securities Act.

          (e) On May 11, 1998, the Company issued Paul A. Farmer 76,950 shares of restricted Common Stock under the 1997 Equity and Performance Plan. On each anniversary of the grant date, one third of Mr. Farmer's restricted stock will vest. Mr. Farmer paid the purchase price for the restricted stock by executing and delivering to the Company a promissory note in the principal amount of $359,356. The note is due and payable on May 11, 2004, and accrues interest on unpaid principal at 6% per annum until paid in full. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 701 promulgated under the Securities Act.

          (f) On May 11, 1998, the Company granted options to purchase 320,200 shares of Common Stock under the 1997 Equity and Performance Plan. These options vest 20% each year over a five-year period. These transactions were undertaken in reliance upon the exemption from the registration requirements of the Securities Act afforded by Rule 701 promulgated under the Securities Act.

          (g) In connection with the purchase of BVD, on January 12, 1999, the Company issued Luc P. De Groof 300,000 shares of restricted Common Stock. On each anniversary of the date of grant, one half of Mr. De Groof's restricted stock will vest.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. The following Exhibits are filed herewith and made a part hereof:


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
 1         Form of Underwriting Agreement between the Company and
           Donaldson, Lufkin & Jenrette Securities Corporation, Lehman
           Brothers Inc., BancBoston Robertson Stephens and McDonald
           Investments Inc.
 3.1       Second Amended and Restated Articles of Incorporation of the
           Company.
 3.2*      Amended and Restated Code of Regulations of the Company.
 5         Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities being offered.
10.1*      Employment Agreement, dated April 3, 1998, between the
           Company and Ronnie Crumpler.
10.2*      Employment Agreement, dated April 3, 1998, between the
           Company and Gary Levey.
10.3*      Form of Employment Agreement, among the Company and certain employees previously employed by Kelly-Levey & Assoc., Inc.
10.4*      Noncompetition Agreement, dated April 3, 1998, between the
           Company and Anthony Kelly.
10.5*      Employment Agreement, dated April 23, 1998, between the
           Company and Paul A. Farmer.
10.6*      Restricted Stock Agreement, dated May 11, 1998, between the
           Company and Paul A. Farmer.
10.7*      Form of Warrant Agreement, between the Company and Ronnie
           Crumpler.
10.8*      Form of Warrant Agreement, between the Company and Gary
           Levey.
10.9*      Form of Warrant Agreement, between the Company and Anthony
           Kelly.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
10.10*     Warrant Escrow Agreement, dated April 3, 1998, among the
           Company and Ronnie Crumpler, Gary Levey and Anthony Kelly.
10.11*     Form of Option Agreement, among the Company and certain
           employees previously employed by Kelly-Levey & Assoc., Inc.
10.12*     Kelly-Levey & Assoc., Inc. Retention Incentive Bonus Plan,
           dated April 3, 1998.
10.13*     Form of Retention Incentive Bonus Plan Agreement 1998, among certain former employees, Kelly-Levey & Assoc., Inc. and the
           Company.
10.14*     Retention Incentive Bonus Plan Escrow Agreement, dated April
           3, 1998, among the Company and Kelly-Levey & Assoc., Inc,
           Burke & Company, P.L.L. (as representative of the
           shareholders), Anthony Kelly, Gary Levey, Ronnie Crumpler,
           Trevor Montgomery, Rob Petersen and Don Kirby.
10.15*     Earnout Agreement, dated April 3, 1998, among the Company,
           Kelly-Levey & Assoc., Inc., Anthony Kelly, Gary Levey and
           Ronnie Crumpler.
10.16*     Earnout Escrow Agreement as amended, dated April 3, 1998,
           among the Company, Kelly-Levey & Assoc., Burke & Company,
           P.L.L. (as representative of the shareholders), Anthony
           Kelly, Gary Levey and Ronnie Crumpler.
10.17*     1997 Stock Purchase and Shareholders Agreement, dated
           October 15, 1997, among the Company, Annette M. Canitano,
           Nicholas A. Canitano, Karen M. Conley, Kenneth L. Conley,
           NAC Enterprises, Inc., CKCK Enterprises, Inc., Kenneth L.
           Conley Charitable Remainder Trust, Karen M. Conley
           Charitable Remainder Trust, TA/Advent VIII L.P., Advent
           Atlantic and Pacific III L.P., TA Venture Investors Limited
           Partnership, Kenneth T. Schiciano, A. Bruce Johnston,
           McDonald & Company Securities, Inc., McD Venture Capital
           Fund, L.P. and GHK Investments, L.L.C.
10.18*     Form of the Company's Incentive Stock Option Agreement.
10.19*     Amended and Restated Share Redemption and Purchase
           Agreement, dated July 1, 1997, among the Company, Karen M.
           Conley, Nicholas A. Canitano, Annette Canitano and Joseph
           Minadeo.
10.20*     Agreement, dated October 15, 1997, among the Company,
           Annette M. Canitano, Nicholas A. Canitano, Karen M. Conley,
           Kenneth L. Conley, NAC Enterprises, Inc., CKCK Enterprises,
           Inc., Kenneth L. Conley Charitable Remainder Trust, Karen M.
           Conley Charitable Remainder Trust, TA/Advent VIII, L.P.,
           Advent Atlantic and Pacific L.P., TA Venture Investors
           Limited Partnership, Kenneth T. Schiciano, A. Bruce
           Johnston, McDonald & Company Securities, Inc., McD Venture
           Capital Fund, L.P., GHK Investments, L.L.C. and Joseph
           Minadeo.
10.21*     Stock Redemption Agreement, dated October 15, 1997, between the Company and NAC Enterprises, Inc.
10.22*     Stock Redemption Agreement, dated October 15, 1997, between the Company and CKCK Enterprises, Inc.
10.23*     Stock Redemption Agreement, dated October 15, 1997, between the Company and Kenneth L. Conley Charitable Remainder
           Trust.
10.24*     Stock Redemption Agreement, dated October 15, 1997, between the Company and Karen M. Conley Charitable Remainder Trust.
10.25*     The Company's 1997 Equity and Performance Incentive Plan,
           dated October 15, 1997.
10.26*     First Amendment to the Company's Equity and Performance
           Incentive Plan, dated July 21, 1998.
10.27*     The Company's Amended and Restated 401(k) Plan and Trust,
           dated December 2, 1996.
10.28*     First Amendment to the Company's 401(k) Plan and Trust,
           dated December 18, 1997.
10.29*     Amendment No. 2 to the Company's 401(k) Plan and Trust,
           dated May 29, 1998.
10.30*     The Company's Employee Stock Purchase Plan, dated December
           21, 1998.
10.31      The Restated and Amended Loan Agreement, dated January 12,
           1999, between the Company and Fleet National Bank.
10.32*     Lease Agreement, as amended, dated January 3, 1997, between the Company and Place Renaissance, Ltd.

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
10.33*     R-3 National Implementation Partner Agreement, as amended, dated April 2, 1996, between the Company and SAP America,
           Inc.
10.34*     Oracle Alliance Agreement, dated March 4, 1998, between the
           Company and Oracle Corporation.
10.35*     Form of Indemnification Agreement for directors and
           officers.
10.36*     Amendment to Amended and Restated Share Redemption and
           Purchase Agreement, dated October 13, 1997, among the
           Company, Karen M. Conley, Nicholas A. Canitano, Annette M.
           Canitano and Joseph Minadeo.
10.37*     Second Amendment to the Company's 1997 Equity and
           Performance Incentive Plan, dated December 21, 1998.
10.38*     Stock Purchase Agreement, dated January 12, 1999, between
           the Company and Luc De Groof.
23.1       Consent of Jones, Day, Reavis & Pogue (included with Exhibit
           5).
23.2       Consent of PricewaterhouseCoopers LLP.
23.3       Consent of Langford de Kock & Co.


24*        Powers of Attorney.


---------------
*  Previously filed.
** To be filed by amendment.

     (b) Financial Statement Schedules

     All financial statement schedules are omitted because they are either not applicable or the required information is included in the financial statements or notes thereto appearing elsewhere in this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the Closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Cleveland, State of Ohio, on March 1, 1999.


                                          CONLEY, CANITANO & ASSOCIATES, INC.

                                          By: /s/ PAUL A. FARMER*
                                            ------------------------------------
                                            Paul A. Farmer
                                            Chief Financial Officer and Vice
                                              President


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----

*                                              President, Chief Operating Officer and    March 1, 1999
---------------------------------------------  Director
Kenneth L. Conley

/s/ PAUL A. FARMER                             Chief Financial Officer and Vice          March 1, 1999
---------------------------------------------  President (Principal Accounting and
Paul A. Farmer                                 Financial Officer)

*                                              Executive Vice President, Treasurer and   March 1, 1999
---------------------------------------------  Director
Karen M. Conley

*                                              Executive Vice President, Secretary and   March 1, 1999
---------------------------------------------  Director
Annette M. Canitano

*                                              Chief Executive Officer, Chairman of the  March 1, 1999
---------------------------------------------  Board and Director (Principal Executive
Nicholas A. Canitano                           Officer)

*                                              Director                                  March 1, 1999
---------------------------------------------
Kenneth T. Schiciano

*                                              Director                                  March 1, 1999
---------------------------------------------
A. Bruce Johnston

*                                              Director                                  March 1, 1999
---------------------------------------------
Ivan J. Winfield



* The undersigned by signing his name hereto, does sign and execute this Amendment No. 5 to the Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors of the Company and which have been filed with the Securities and Exchange Commission on behalf of such officers and directors.


 By: /s/ PAUL A. FARMER
     ---------------------------------------------------------
     Paul A. Farmer
     as Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                                                              PAGINATION
                                                                                                                  BY
                                                                                                              SEQUENTIAL
EXHIBIT                                                                                                       NUMBERING
NUMBER                                          DESCRIPTION OF DOCUMENT                                         SYSTEM
 1         Form of Underwriting Agreement between the Company and Donaldson, Lufkin & Jenrette Securities
           Corporation, Lehman Brothers Inc., BancBoston Robertson Stephens and McDonald Investments Inc.
 3.1       Second Amended and Restated Articles of Incorporation of the Company.
 3.2*      Amended and Restated Code of Regulations of the Company.
 5         Opinion of Jones, Day, Reavis & Pogue as to the validity of the securities being offered.
10.1*      Employment Agreement, dated April 3, 1998, between the Company and Ronnie Crumpler.
10.2*      Employment Agreement, dated April 3, 1998, between the Company and Gary Levey.
10.3*      Form of Employment Agreement, among the Company and certain employees previously employed by
           Kelly-Levey & Assoc., Inc.
10.4*      Noncompetition Agreement, dated April 3, 1998, between the Company and Anthony Kelly.
10.5*      Employment Agreement, dated April 23, 1998, between the Company and Paul A. Farmer.
10.6*      Restricted Stock Agreement, dated May 11, 1998, between the Company and Paul A. Farmer.
10.7*      Form of Warrant Agreement, between the Company and Ronnie Crumpler.
10.8*      Form of Warrant Agreement, between the Company and Gary Levey.
10.9*      Form of Warrant Agreement, between the Company and Anthony Kelly.
10.10*     Warrant Escrow Agreement, dated April 3, 1998, among the Company and Ronnie Crumpler, Gary Levey and Anthony Kelly.
10.11*     Form of Option Agreement, among the Company and certain employees previously employed by
           Kelly-Levey & Assoc., Inc.
10.12*     Kelly-Levey & Assoc., Inc. Retention Incentive Bonus Plan, dated April 3, 1998.
10.13*     Form of Retention Incentive Bonus Plan Agreement 1998, among certain former employees, Kelly-Levey
           & Assoc., Inc. and the Company.
10.14*     Retention Incentive Bonus Plan Escrow Agreement, dated April 3, 1998, among the Company and
           Kelly-Levey & Assoc., Inc, Burke & Company, P.L.L. (as representative of the shareholders),
           Anthony Kelly, Gary Levey, Ronnie Crumpler, Trevor Montgomery, Rob Petersen and Don Kirby.
10.15*     Earnout Agreement, dated April 3, 1998, among the Company, Kelly-Levey & Assoc., Inc., Anthony
           Kelly, Gary Levey and Ronnie Crumpler.
10.16*     Earnout Escrow Agreement as amended, dated April 3, 1998, among the Company, Kelly-Levey & Assoc.,
           Burke & Company, P.L.L. (as representative of the shareholders), Anthony Kelly, Gary Levey and
           Ronnie Crumpler.
10.17*     1997 Stock Purchase and Shareholders Agreement, dated October 15, 1997, among the Company, Annette
           M. Canitano, Nicholas A. Canitano, Karen M. Conley, Kenneth L. Conley, NAC Enterprises, Inc., CKCK
           Enterprises, Inc., Kenneth L. Conley Charitable Remainder Trust, Karen M. Conley Charitable
           Remainder Trust, TA/Advent VIII L.P., Advent Atlantic and Pacific III L.P., TA Venture Investors
           Limited Partnership, Kenneth T. Schiciano, A. Bruce Johnston, McDonald & Company Securities, Inc.,
           McD Venture Capital Fund, L.P. and GHK Investments, L.L.C.
10.18*     Form of the Company's Incentive Stock Option Agreement.
10.19*     Amended and Restated Share Redemption and Purchase Agreement, dated July 1, 1997, among the
           Company, Karen M. Conley, Nicholas A. Canitano, Annette Canitano and Joseph Minadeo.

                                                                                                              PAGINATION
                                                                                                                  BY
                                                                                                              SEQUENTIAL
EXHIBIT                                                                                                       NUMBERING
NUMBER                                          DESCRIPTION OF DOCUMENT                                         SYSTEM
10.20*     Agreement, dated October 15, 1997, among the Company, Annette M. Canitano, Nicholas A. Canitano,
           Karen M. Conley, Kenneth L. Conley, NAC Enterprises, Inc., CKCK Enterprises, Inc., Kenneth L.
           Conley Charitable Remainder Trust, Karen M. Conley Charitable Remainder Trust, TA/Advent VIII,
           L.P., Advent Atlantic and Pacific L.P., TA Venture Investors Limited Partnership, Kenneth T.
           Schiciano, A. Bruce Johnston, McDonald & Company Securities, Inc., McD Venture Capital Fund, L.P.,
           GHK Investments, L.L.C. and Joseph Minadeo.
10.21*     Stock Redemption Agreement, dated October 15, 1997, between the Company and NAC Enterprises, Inc.
10.22*     Stock Redemption Agreement, dated October 15, 1997, between the Company and CKCK Enterprises, Inc.
10.23*     Stock Redemption Agreement, dated October 15, 1997, between the Company and Kenneth L. Conley
           Charitable Remainder Trust.
10.24*     Stock Redemption Agreement, dated October 15, 1997, between the Company and Karen M. Conley
           Charitable Remainder Trust.
10.25*     The Company's 1997 Equity and Performance Incentive Plan, dated October 15, 1997.
10.26*     First Amendment to the Company's Equity and Performance Incentive Plan, dated July 21, 1998.
10.27*     The Company's Amended and Restated 401(k) Plan and Trust, dated December 2, 1996.
10.28*     First Amendment to the Company's 401(k) Plan and Trust, dated December 18, 1997.
10.29*     Amendment No. 2 to the Company's 401(k) Plan and Trust, dated May 29, 1998.
10.30*     The Company's Employee Stock Purchase Plan, dated December 21, 1998.
10.31      The Restated and Amended Loan Agreement, dated January 12, 1999, between the Company and Fleet
           National Bank.
10.32*     Lease Agreement, as amended, dated January 3, 1997, between the Company and Place Renaissance,
           Ltd.
10.33*     R-3 National Implementation Partner Agreement, as amended, dated April 2, 1996, between the
           Company and SAP America, Inc.
10.34*     Oracle Alliance Agreement, dated March 4, 1998, between the Company and Oracle Corporation.
10.35*     Form of Indemnification Agreement for directors and officers.
10.36*     Amendment to Amended and Restated Share Redemption and Purchase Agreement, dated October 13, 1997, among the Company, Karen M. Conley, Nicholas A. Canitano, Annette M. Canitano and Joseph Minadeo.
10.37*     Second Amendment to the Company's 1997 Equity and Performance Incentive Plan, dated December 21,
           1998.
10.38*     Stock Purchase Agreement, dated January 12, 1999, between the Company and Luc De Groof.
23.1       Consent of Jones, Day, Reavis & Pogue (included with Exhibit 5).
23.2       Consent of PricewaterhouseCoopers LLP.
23.3       Consent of Langford de Kock & Co.


24*        Powers of Attorney.


---------------
*  Previously filed.
** To be filed by amendment.